Exhibit 2.1

EXECUTION VERSION

SECURITIES AND ASSET PURCHASE AGREEMENT

dated as of

November 2, 2020

by and between

MODINE MANUFACTURING COMPANY

And

DANA INCORPORATED

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Form of Buyer Manufacturing Services Agreement
Exhibit C	Buyers
Exhibit D	Intentionally Omitted
Exhibit E	Form of German Note
Exhibit F	Form of Hungary Note
Exhibit G	Form of Intellectual Property License
Exhibit H	Form of Pontevico Note
Exhibit I	Form of Post-Closing China Lease
Exhibit J	Preparatory Business Transfers
Exhibit K	Form of R&W Insurance Policy
Exhibit L	Sample Closing Statement
Exhibit M	Form of Seller Manufacturing Services Agreement
Exhibit N	Additional Sellers
Exhibit O	Software License Agreement
Exhibit P	Targets
Exhibit Q	Form of Transition Services Agreement
Exhibit R	Form of Uden Note
Exhibit S	Form of MDA US Purchased Interest Assignment
Exhibit T	Form of Intellectual Property Assignment
Exhibit U	Form of Sellers Release
Exhibit V	Form of Withholding Certificate

SECURITIES AND ASSET PURCHASE AGREEMENT

This SECURITIES AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2020, is made by and between Modine Manufacturing Company, a Wisconsin corporation (“Seller Parent”), and Dana Incorporated, a Delaware corporation (“Buyer Parent”).  Each of Seller Parent and Buyer Parent is referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Seller Parent and its Subsidiaries, including the Targets and their Subsidiaries are engaged in the Automotive Thermal Products Business;

WHEREAS, in connection with the transactions contemplated by this Agreement, prior to the date of this Agreement, Seller Parent and its Subsidiaries effected the Preparatory Business Transfers (as defined below), upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Buyer Parent desires to cause the Buyers to acquire, the Purchased Interests and the Purchased Assets, as applicable, from the Sellers, and Seller Parent desires to sell, and to cause the other Sellers to sell, the Purchased Interests and the Purchased Assets, as applicable, to the Buyers, in each case, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01        Definitions.  As used herein, the following terms have the following meanings:

“Accounting Principles” means the accounting principles, practices, policies, judgments and methodologies set forth in Exhibit A.

“Action” means any claim, action, suit, audit, litigation, inquiry, assessment, hearing or arbitration, or any other charge, proceeding or investigation or similar matter (whether civil, criminal, administrative, investigative, formal or informal), by or before any Governmental Authority or before any arbitrator or arbitral body or mediator (other than ordinary course office actions and similar notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Interests, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Foreign Investment Law” means the Hungarian Act LVIII of 2020 on the Transitional Rules and Epidemiological Preparedness related to the Cessation of the State of Danger.

“Assumed Indebtedness” means the Indebtedness set forth on Schedule 1.01(a).

“Assumed Liabilities” means the following Liabilities of any Group Company, in each case, as of the Effective Time: (i) the Assumed Product Liabilities, (ii) the Assumed Indebtedness, (iii) current liabilities of the Group Companies to the extent included in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) and (iv) other than Transferred Liabilities, Liabilities under any of the Group Company Pension Plans for Business Employees or former employees of the Automotive Thermal Products Business.

“Assumed Product Liabilities” means, Liabilities of any Group Company as of the Closing related to or arising from ordinary course product warranty matters with respect to Automotive Thermal Products Business products sold by the Group Companies prior to the Effective Time including:

(i)         Liabilities related to or arising from a defect in a product to the extent attributable to a design of Seller Parent or its Affiliates (including the Group Companies) or any of their respective subcontractors (regardless of whether or not the design had been approved by a customer);

(ii)         Liabilities related to or arising from death, personal injury, other injury to persons or damage to property; or

(iii)        Liabilities related to or arising from any recall or field campaign either necessary to comply with the U.S. Motor Vehicle Safety Act and regulations thereunder (or equivalent Law of any Governmental Authority) or required by the U.S. National Highway Traffic Safety Administration (or an equivalent Governmental Authority);

but excluding Liabilities with respect to the matters set forth on Schedule 1.01(b).

“Automobile” means (i) any motor vehicle, including electric and hybrid propulsion vehicles, pick-up trucks and 4WD vehicles, intended primarily for road use and the carriage of passengers and designed to seat no more than nine (9) Persons, including the driver, and (ii) any Class 1 through 2B pick-up truck, truck, van or similar vehicle, including electric and hybrid propulsion vehicles and 4WD vehicles, intended primarily for road use with a gross vehicle weight rating (GVWR) of less than 10,000 pounds; provided, that, “Automobile” shall not include (x) motorcycles or any other two (2) or three (3)-wheel road motor vehicle, or (y) any two (2), three (3) or four (4)-wheel off-road motor vehicle (including off-road motorcycles, all-terrain vehicles and quads).

“Automotive Thermal Products Business” means the business of Seller Parent and its Subsidiaries (including the Group Companies) of designing, developing, manufacturing, marketing, distributing and selling heat transfer systems and heat transfer components for use in Automobiles, including (a) liquid cooled heat transfer systems and liquid cooled heat transfer components, including chillers and condensers, (b) liquid cooled exhaust gas recirculation systems and liquid cooled exhaust gas recirculation components, and (c) air-cooled heat transfer systems and air cooled heat transfer components (in each case, other than air cooled condensers and air-cooled condenser and fan assemblies) for use on electric Automobiles, including existing programs of the Automotive Thermal Products Business with Rivian, Lucid Air, and Byton, but excluding the Excluded Automotive Business.

“Automotive Thermal Products Business Assets” means any assets (other than real property or registered Intellectual Property) primarily used or primarily held for use in the Automotive Thermal Products Business, excluding the Purchased Assets.

“Automotive Thermal Products Intellectual Property” means the Seller Parent Licensed Intellectual Property, the Purchased Intellectual Property and the Group Company Intellectual Property.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any Contract, plan, practice, arrangement (including any provident fund, pension arrangement, study fund and disability fund), or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, housing fund, pension or retirement benefits, insurance and/or injuries plan, or other compensation or material employee benefits, and any other plans, programs, or arrangements similar to the foregoing, in each case, whether written or unwritten, funded or unfunded, but not including any social insurance plans or arrangements such as U.S. Social Security or Medicare.

“Binder Agreement” has the meaning set forth in the definition of R&W Insurance Policy.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in New York, New York are closed.

“Business Employees” means all the employees of the Group Companies.

“Buyer Manufacturing Services Agreement” means that certain global master purchase agreement, substantially in the form of Exhibit B, pursuant to which Dana Limited and/or its Subsidiaries (including the Group Companies) will manufacture and produce certain products for Seller Parent and/or its Subsidiaries as described therein.

“Buyer Parent’s Fundamental Representations” means the representations and warranties contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization) and Section 4.08 (Finders’ Fees).

“Buyers” means those Persons listed on Exhibit C attached hereto which are Subsidiaries of Buyer Parent and are acquiring Purchased Interests or Purchased Assets in each case as set forth on Exhibit C and otherwise herein.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents and deposits required to be reflected as cash and cash equivalents and deposits on a consolidated balance sheet of such Person and its Subsidiaries as of the close of business on such date prepared in accordance with the Accounting Principles, net of any withholding or other Taxes that would be imposed on any such cash if it were to be distributed to Seller Parent and repatriated to the United States.  For the avoidance of doubt, Cash and Cash Equivalents shall (a) be calculated to include any deposits in transit and (b) be calculated net of any uncleared checks, wires or drafts received or deposited for the account of such Person.

“China” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan, and “Chinese” shall be given its correlative adjectival meaning.

“Circular 37” means Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, issued on October 17, 2017 by the State Administration for Taxation of China, as amended.

“Circular 37 Tax” means the amount of corporate income tax payable by Sellers in connection with the transfer of the Purchased Interests of Modine Thermal Shanghai under this Agreement pursuant to Circular 37 and Chinese Tax Laws.

“Closing Date Net Working Capital” means the Net Working Capital as of the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each agreement or labor Contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee or with respect to which any Group Company is a party (regardless of the direct execution of such Contract), or has any Liability.

“Competition Laws” means any relevant merger or acquisition Laws or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including such Laws set forth on Schedule 8.01(a), in each case, as amended, and the related rules and regulations, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller Parent and Buyer Parent, dated May 7, 2019, as amended.

“Contract” means any legally binding contract, obligation, undertaking, bond, instrument, mortgage, commitment, agreement, lease, sublease, license, sublicense, sales order, purchase order or similar agreement, whether written or oral, express or implied (including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto).

“Copyrights” means all copyrights (whether registered or unregistered) in original works of authorship in any medium of expression, whether or not published, including without limitation in all product literature, web pages, and related content, all registrations and applications for registration of such copyrights, and all extensions, restorations, reversions and renewals of such registrations and applications.

“Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of June 28, 2019, among Seller Parent, JPMorgan Chase Bank, N.A. and the other Persons party thereto from time to time, as amended by the Amendment No. 1, dated May 19, 2020, by and among Seller Parent, Airedale International Air Conditioning Limited, JPMorgan Chase Bank, N.A. and the other Persons party thereto.

“Customer Contract” means a Contract pursuant to which Seller Parent or any of its Affiliates (including the Group Companies) licenses or otherwise provides Automotive Thermal Products Business products or services to customers.

“Damages” means all of the following:

(a)          all losses or damages;

(b)          expenses (including the reasonable fees and charges of outside counsel, accountants and other experts and consultants);

(c)          fines, penalties, judgments, payments in settlement of any claim or Action or made in compliance with any Governmental Order; and

(d)          all other Liabilities or deficiencies.

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller Parent to Buyer Parent concurrently with the execution and delivery of this Agreement.

“Dutch Notary” means civil law notary (notaris) Mr. J.B. de Snaiger of Hogan Lovells International LLP, at Strawinskylaan 4129, 1077 ZX Amsterdam, the Netherlands, or any of his deputies.

“Effective Time” means, as to each Group Company, 11:59 pm, local time in such Group Company’s applicable jurisdiction, on the Closing Date.

“Environment” means the environment, including, all and any of the media of air, water and land (including the subsoil) and any organisms or systems supported by those media, wherever occurring.

“Environmental Health & Safety Laws” means any Law relating to pollution or Hazardous Substances, the protection of the Environment or the protection of the health and safety of workers or other individuals from exposures to pollution or Hazardous Substances or the health and safety of workers or other individuals.

“Environmental Permits” means any Permits required under, or issued, granted, given or made pursuant to Environmental Health & Safety Laws.

“Equity Interest” means (a) the equity ownership rights in any Person, whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, and (b) all rights, warrants, options, securities (including debt securities and convertible or exchangeable securities) or other instruments or rights that are outstanding and exercisable for, convertible into or exchangeable for any Equity Interest described in the foregoing clause (a) whether at the time of issuance or upon the passage of time or occurrence of some future event.

“Estimated Indebtedness Adjustment Amount,” which may be positive or negative, means an amount determined as follows: (a) if the Estimated Closing Date Indebtedness is greater than the Target Closing Indebtedness, then the Estimated Indebtedness Adjustment Amount shall be a positive amount equal to the difference between the Estimated Closing Date Indebtedness and the Target Closing Indebtedness, or (b) if the Estimated Closing Date Indebtedness is less than the Target Closing Indebtedness, then the Estimated Indebtedness Adjustment Amount shall be a negative number equal to the difference between the Estimated Closing Date Indebtedness and the Target Closing Indebtedness.

“Estimated Working Capital Adjustment Amount,” which may be positive or negative, means an amount determined as follows: (a) if the Estimated Closing Date Net Working Capital is within the Target Closing Net Working Capital Range, then the Estimated Working Capital Adjustment Amount shall be $0.00, (b) if the Estimated Closing Date Net Working Capital is greater than the high-end of the Target Closing Net Working Capital Range, then the Estimated Working Capital Adjustment Amount shall be a positive amount equal to the difference between the Estimated Closing Date Net Working Capital and the high-end of the Target Closing Net Working Capital Range, or (c) if the Estimated Closing Date Net Working Capital is less than the low-end of the Target Closing Net Working Capital Range, then the Estimated Working Capital Adjustment Amount shall be a negative number equal to the difference between the Estimated Closing Date Net Working Capital and the low-end of the Target Closing Net Working Capital Range.

“Excluded Automotive Business” means the customer programs of Seller and its Affiliates set forth on Schedule 1.01(c) for the life of such programs (including any service part obligations in connection therewith).

“Facilities” means all buildings, structures, improvements and fixtures located on any Real Property.

“Final Indebtedness Adjustment Amount,” which may be positive or negative, means an amount determined as follows: (a) if the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)) is greater than the Target Closing Indebtedness, then the Final Indebtedness Adjustment Amount shall be a positive amount equal to the difference between the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)) and the Target Closing Indebtedness, or (b) if the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)) is less than the Target Closing Indebtedness, then the Final Indebtedness Adjustment Amount shall be a negative number equal to the difference between the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)) and the Target Closing Indebtedness.

“Final Working Capital Adjustment Amount,” which may be positive or negative, means an amount determined as follows: (a) if the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) is within the Target Closing Net Working Capital Range, then the Final Working Capital Adjustment Amount shall be $0.00, (b) if the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) is greater than the high-end of the Target Closing Net Working Capital Range, then the Final Working Capital Adjustment Amount shall be a positive amount equal to the difference between the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) and the high-end of the Target Closing Net Working Capital Range, or (c) if the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) is less than the low-end of the Target Closing Net Working Capital Range, then the Final Working Capital Adjustment Amount shall be a negative number equal to the difference between the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)) and the low-end of the Target Closing Net Working Capital Range.

 “Fraud” means (i) an actual and intentional misrepresentation of fact, (ii) with actual knowledge by the Party making such misrepresentation as to the inaccuracy of such fact, (iii) made with the express intention of the Party making such representation that the other Party rely on such misrepresentation, (iv) such other Party actually relies on such misrepresentation and (v) such other Party suffers damages as a result of such reliance on such misrepresentation.

“GAAP” means United States generally accepted accounting principles, consistently applied by the Group Companies.

“German Note” means that certain Note Payable, substantially in the form of Exhibit E, to be issued by Dana German Real Property Buyer to Modine Europe in exchange for the Purchased Interests of Modine German Real Property Owner.

“Government Contract” means any (i) Contract with a Governmental Authority to which a Group Company or any of its Subsidiaries is a party or (ii) any subcontract under any such Contract to which a Group Company or any of its Subsidiaries is a party.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or supranational government, governmental authority, regulatory or administrative agency, governmental commission, official, political subdivision, department, board, bureau, agency or instrumentality, court or tribunal and any self-regulatory organization (including any securities exchange), organization of multiple nations or any arbitral body or tribunal.

“Governmental Order” means any order, judgment, ruling, citation, demand, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means the Targets and each of their Subsidiaries.

“Group Company Guarantees” means each of the guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any of the Retained Companies in support of any obligation of the Group Companies listed on Schedule 1.01(d).

“Group Company Intellectual Property” means all Intellectual Property owned by the Group Companies, including the Registered Group Company IP listed on Schedule 3.13(a)(i).

“Group Company Pension Plan” means the Group Company Plans listed on Schedule 1.01(e).

“Group Company Plan” means any Benefit Plan which is sponsored or maintained by a Group Company or contributed to by a Group Company to a Governmental Authority or other entity and is not a Seller Plan.

“Hazardous Substances” means any pollutant, contaminant, chemical, waste and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) that is listed, classified or regulated by a Governmental Authority or subject to regulation, control or remediation under any Environmental Health & Safety Law in relation to protection of human health or the Environment.

“Hungarian Real Property” means all right, title and interest in and to the real property listed on Schedule 1.01(f) together with all Facilities thereon and all easements, rights of way and other appurtenances thereto.

“Hungary Note” means that certain Note Payable, substantially in the form of Exhibit F, to be issued by Dana Hungary to Modine Europe in exchange for the Purchased Interests of MDA Hungary.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.

“Indebtedness” means, without duplication, and as calculated in accordance with the Accounting Principles, (a) all Liabilities of any of the Group Companies for borrowed money; (b) all Liabilities of any of the Group Companies evidenced by notes, bonds, debentures or other similar instruments; (c) all Liabilities of any of the Group Companies contingent or otherwise, under acceptance credit, letters of credit (and related reimbursement agreements) or similar facilities, in each case, solely to the extent such instruments have been drawn; (d) all Liabilities of any of the Group Companies as lessee under capitalized leases (or leases that, under GAAP, should be recorded as capital leases); (e) all Liabilities of any of the Group Companies under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product (it being understood that in no event shall the items described in this clause (e) include any leases classified as operating leases in accordance with GAAP); (f) all Liabilities of any of the Group Companies under interest rate cap, swap, collar or similar transactions or currency hedging or other hedging or derivative transactions (valued at the termination value thereof and net of all payments owed thereunder); (g) all Liabilities of any of the Group Companies for the deferred or unpaid purchase price of property or services (excluding current liabilities to the extent included in Net Working Capital), including any earn-out, contingent purchase price payment or similar obligation related to past acquisitions; (h) all Liabilities of any of the Group Companies in connection with any supplier financing arrangements; (i) all Liabilities of any of the Group Companies under conditional sale agreements or title retention agreements; (j) all Liabilities of any Group Companies for any overdrafts; (k)  all accrued but unpaid interest, fees and expenses (including prepayment premium obligations) resulting from any of the items set forth in clauses (a) through (j); and (l) obligations of any of the Group Companies with respect to any items described in clauses (a) through (k) above that any of the Group Companies have guaranteed or that is otherwise the Liability of any of the Group Companies.

“Indenture” means that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of August 6, 2019, by and among Seller Parent, PGIM, Inc. and the other Persons party thereto from time to time, as amended by that First Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement, dated January 31, 2020, and by that Second Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement, dated May 19, 2020.

“Information Security Incident” means any (i) security breach or unauthorized access to the IT Assets that results in the unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of material data or information that is held by a Group Company or that is included in the Purchased Assets contained in the IT Assets, or (ii) any other event adversely affecting the security, confidentiality, integrity or availability of IT Assets in any material respect.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) all intellectual property rights in ideas, processes, methods, systems, inventions, research, developments, designs, prototypes, all improvements thereto, and all other inventions and discoveries and improvements to such inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice); (b) all Patents; (c) all Trademarks; (d) all Copyrights; (e) all mask works and all applications, registration, and renewals in connection therewith; (f) all trade secrets and other rights in confidential business information, know-how, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, PPAP books, test reports, tooling and equipment designs, formula, pricing and cost information, Software and other proprietary information, whether or not subject to patent, copyright, trademark, design or other intellectual property registration; (g) any other intellectual property rights anywhere in the world; and (h) all common law, statutory, treaty and convention rights with respect to any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof.

“Intellectual Property License Agreement” means that certain intellectual property license agreement, substantially in the form of Exhibit G, pursuant to which (a) Seller Parent will license the Seller Parent Licensed Intellectual Property to Dana Limited as described therein; and (b) Dana Limited will license certain of the Purchased Intellectual Property and Group Company Intellectual Property to the Seller Parent for use in the Retained Businesses as described therein.

“IT Assets” means all computers, computing hardware, platforms, Software, firmware, systems, middleware, network, computer or operating systems, information technology devices, servers, facilities, workstations, routers, hubs, switches, data websites, communications lines, file servers, printers and all other information technology infrastructure, equipment or systems owned or controlled by Seller Parent or any of its Affiliates (including the Group Companies) and used in the Automotive Thermal Products Business.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth on Schedule 1.01(g), and the knowledge that each such Person would have reasonably obtained after due inquiry with respect to the particular matter in question.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth on Schedule 1.01(h), and the knowledge that each such Person would have reasonably obtained after due inquiry with respect to the particular matter in question.

“Law” means any statute, law (including common law), bylaw, ordinance, rule, regulation, code, or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property listed on Schedule 3.12(a)(ii), together with all Facilities thereon and all easements, rights of way and other appurtenances thereto, leased or subleased by the Group Companies as tenants or subtenants pursuant to a Lease or to be leased by a Group Company pursuant to the Post-Closing China Lease.

“Leases” means all leases, subleases, concessions, licenses, occupancy agreements, and other Contracts (whether written or oral) pursuant to which any of the Group Companies have a leasehold, subleasehold or possessory interest in the Leased Real Property (including all amendments, modifications, extensions, renewals, guaranties, agreements and other documents with respect thereto).

“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and regardless of whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when or whether asserted or by whom.

“Lien” means any mortgage, deed of trust, hypothecation, lien, encumbrance, lease, sublease, occupancy agreement, pledge, charge, security interest, right of way, covenant, condition, use restriction, easement, encroachment, encumbrance, option or conditional sale agreement, pre-emptive right or other similar restriction or encumbrance of any kind.

“Material Adverse Effect” means, any effect, event, occurrence, circumstance or change (regardless of whether foreseeable as of the date of this Agreement) that, individually or in the aggregate when combined with other effects, events, occurrences, circumstances or changes (regardless of whether foreseeable as of the date of this Agreement), (A) has, or would reasonably be expected to have, a material adverse effect on the results of operations, business, assets, rights, liabilities, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, the Purchased Assets, or the Automotive Thermal Products Business, or (B) prevents or materially impairs the ability of Seller Parent or any of the Sellers, in a timely manner, to enter into, to perform their obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that, solely for the purposes of the foregoing clause (A), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Law, GAAP or any interpretation thereof, in each case after the date hereof; (b) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) financial or capital markets conditions, including interest rates and currency exchange rates, or changes therein; (d) disease outbreaks or pandemics (including the coronavirus (COVID-19)), (e) seasonal fluctuations in the business of the Group Companies; (f) any change generally affecting the industries in which the Group Companies operate; (g) the entry into or announcement of any Transaction Document, the pendency or consummation of the transactions contemplated thereby or the performance of any Transaction Document, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto; (h) the compliance with the terms of any Transaction Document or the taking of any action (or the omission of any action) expressly required by any Transaction Document or taken (or omitted to be taken) with the written consent of Buyer Parent or, following the date hereof, pursuant to a signed written agreement between Buyer Parent and Seller Parent; (i) any act of God or natural disaster; (j) any acts of terrorism or changes in geopolitical conditions; (k) any failure of the Group Companies to meet any projections, business plans or forecasts (provided that, this clause (k) shall not prevent a determination that any change, effect, occurrence or event underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change, effect, occurrence or event is not otherwise excluded from this definition of Material Adverse Effect)); (l) the Retained Businesses or the Retained Companies, except to the extent the Group Companies or Automotive Thermal Products Business are effected, or (m) any matter which Buyer has consented or hereafter consents in writing; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (e), (f), (i) and (j), except to the extent that any such matter materially and disproportionately impact the Group Companies (taken as a whole), the Purchased Assets or the Automotive Thermal Products Business, relative to other businesses in the industries in which the Group Companies operate.

“Net Working Capital” means, the Group Companies’ current assets minus all current liabilities of the Group Companies’, as calculated in accordance with the Accounting Principles and in a manner consistent with the Sample Closing Statement.  For the avoidance of doubt, (a) any Liability of the Group Companies included in the calculation of Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)) shall not be included in the calculation of Net Working Capital for any purpose hereunder, (b) Closing Date Cash and Cash Equivalents (as finally determined in accordance with Section 2.04(c), including any amounts excluded in accordance with the definition thereof and the amount of any withholding or other Taxes deducted in the calculation thereof in accordance with the definition thereof), shall not be included as an asset in the calculation of Net Working Capital for any purpose hereunder and (c) any Liability of the Group Companies included in the calculation of Closing Date Transaction Expenses (as finally determined in accordance with Section 2.04(c)) shall not be included in the calculation of Net Working Capital for any purposes hereunder.

“Notes” means the Uden Note, the Pontevico Note, the Hungary Note and the German Note.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, shareholders agreement, voting agreement, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Owned Real Property” means all right, title and interest in and to the real property listed on Schedule 3.12(a)(i) owned by the Group Companies and the Hungarian Real Property, together with all Facilities thereon and all easements, rights of way and other appurtenances thereto
.
“Patents” means patents (including design patents, utility patents, and letters patent), utility models, and other statutory invention registrations, and applications for any of the foregoing (including any provisional applications, continuations, continuations in part, divisionals, re-examinations, reissues, renewals, revisions and extensions thereof), and issuances of any of the foregoing, worldwide.

“Permits” means all permits, approvals, consents, registrations, licenses, certificates, variances or other authorizations granted by or obtained from any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable and unrelated to any breach or default by a Group Company or which are being contested in good faith through (if then appropriate) appropriate proceedings, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (c) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that would not reasonably be expected to materially impair the current use or occupancy of any Real Property in the operation of the business conducted thereon, (d) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens or record (other than monetary liens), if any, with respect to Real Property that would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto, (e) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto unrelated to a breach thereof (whether statutory or otherwise) and any Liens granted by such lessors or prior owners of the fee interest of such real property which do not result in a breach of the applicable lease by such lessor, and (ii) any Lien (other than monetary liens) arising under the applicable Lease and any ancillary documents thereto unrelated to a breach thereof, none of which Liens referenced in clauses (c) through (e) would be reasonably expected to materially impair or interfere with the current use or occupancy of any Real Property subject thereto, (f) Liens created by the Buyers or their successors and assigns, (g) Liens disclosed on Schedule 1.01(i), (h) Liens securing Indebtedness outstanding under the Credit Facility or Indenture (to the extent such Liens are released as of the Closing), (i) purchase money Liens for amounts not yet due or payable with respect to assets of the Group Companies, (j) Liens securing rental payments under capital or operating lease arrangements of the Group Companies for amounts not yet due or payable, and (k) statutory or contractual Liens of lessors on assets leased from such lessors for amounts not yet due and payable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Pontevico Note” means that certain Note Payable, substantially in the form of Exhibit H, to be issued by Dana Graziano to MDA Hungary in exchange for the Purchased Interests of Modine Pontevico.

“Post-Closing China Lease” means that certain lease agreement, substantially in the form of Exhibit I, pursuant to which Modine Thermal Shanghai will lease a facility and certain real property to Modine Thermal Shanghai, Changzou Branch as described therein.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Preparatory Business Transfers” means the transfers, transactions and actions reflected in Exhibit J attached hereto pursuant to which (i) certain internal restructuring transactions occurred with respect to the entities set forth in Exhibit J, (ii) the Automotive Thermal Products Business Assets were transferred and assigned to a Group Company (to the extent necessary to be so transferred and assigned), (iii) the employment of all Business Employees was transferred to a Group Company (to the extent necessary to be so transferred) and (iv) any Liabilities the Group Companies arising out of or related to the Retained Businesses or any business or activities other than the Automotive Thermal Products Business (the “Transferred Liabilities”) were transferred to, or assumed by, a Retained Company.

“Purchased Assets” means the Purchased Intellectual Property and all Transferred Records owned by Seller Parent or its Affiliates as of the Closing Date and primarily used or primarily held for use in the operation of the Automotive Thermal Products Business.

“Purchased Intellectual Property” means all Intellectual Property owned by the Retained Companies that is primarily used or primarily held for use in the operation of the Automotive Thermal Products Business (excluding the Retained Marks), including the Registered Purchased IP listed on Schedule 3.13(a)(ii).

“Purchased Interests” means all of the Equity Interests of the Targets.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy with respect to this Agreement to be issued to Dana Incorporated by the R&W Insurer in the form attached to the Binder Agreement executed as of the date hereof between Dana Incorporated and the R&W Insurer (the “Binder Agreement”), a copy of which Binder Agreement has been delivered to Seller Parent prior to the execution of this Agreement and is attached hereto as Exhibit K.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Seller Parent Licensed IP” means all issued Patents, applications for Patents, registered Trademarks, applications for the registration of Trademarks, registered Copyrights, applications for the registration of Copyrights and domain name registrations, included in the Seller Parent Licensed Intellectual Property.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, counsel, accountants, representatives, members, managers, general or limited partners, shareholders, equityholders, controlling persons, consultants (including any investment banker or financial advisor), agents, other authorized representatives, successors and assigns.

“Retained Businesses” means, other than the Automotive Thermal Products Business, all businesses, products and/or services now, previously or hereafter conducted and/or provided (as applicable) by Seller Parent or any of its Affiliates, including the development, manufacturing, marketing, distribution or sale of engineered heat transfer systems and heat transfer components for use in off-highway original equipment manufacturer vehicular applications.

“Retained Companies” means Seller Parent and all of its Subsidiaries other than the Group Companies.

“Retained Liabilities” means (i) any and all Liabilities of Seller Parent and its Affiliates and Subsidiaries (other than the Group Companies) and any Transferred Liabilities, including all Liabilities under any Seller Plan; (ii) except with respect to the Assumed Liabilities, any and all Liabilities of any Group Company or related to or associated with the Purchased Assets or the Automotive Thermal Products Business existing or accrued prior to the Closing or arising out of or related to any events, circumstances, acts, omissions or occurrences existing or occurring prior to the Closing, including any Liabilities to any Business Employees or former employees (or their respective dependents or beneficiaries) of the Group Companies under any Benefit Plan of Seller Parent and its Affiliates (including the Group Companies) or otherwise (including any payroll, social security, economic liabilities for damages, unemployment or similar Taxes relating thereto); (iii) any Liabilities of Seller Parent and its Affiliates and Subsidiaries (including the Group Companies) arising out of or related to the Retained Businesses or any business or activities other than the Automotive Thermal Products Business (including all Liabilities with respect to employees or former employees (or their respective dependents or beneficiaries) of Seller Parent and its Affiliates and Subsidiaries (including the Group Companies)); and (iv) any and all Liabilities of the Group Companies arising from or related to the Preparatory Business Transfers, including any Liabilities for Taxes arising from or related to the Preparatory Business Transfers.

“Retained Marks” means the name and mark “Modine” and each of the other marks listed on Schedule 1.01(k).

“Sample Closing Statement” means the sample calculation of (a) Net Working Capital, (b) Indebtedness and (c) Cash and Cash Equivalents of the Group Companies as of September 30, 2020, attached hereto as Exhibit L.

“SEC” means the United States Securities and Exchange Commission.

“Seller Combined Tax Return” means any Tax Return that includes any Retained Companies and any of the Group Companies, including the Tax Return for the federal consolidated group of which Seller Parent is the common Seller Parent, and any Tax Return filed on a consolidated, combined, unitary or other similar group basis for state, local or non-U.S. Tax purposes which includes any Retained Companies and any of the Group Companies.

“Seller Manufacturing Services Agreement” means that certain global master purchase agreement, substantially in the form of Exhibit M, pursuant to which Seller Parent and/or its Subsidiaries will manufacture and produce certain products for Dana Limited and/or its Subsidiaries as described therein.

“Seller Parent Licensed Intellectual Property” means all Intellectual Property owned by the Retained Companies and used or held for use in the operation of the Automotive Thermal Products Business, excluding the Purchased Intellectual Property and all Trademarks.

“Seller Parent Payment Amount” means a positive number equal to the absolute value of the result of the Seller Parent Payment Amount Calculation.

“Seller Parent Payment Amount Calculation” the result of (i) the Estimated Working Capital Adjustment Amount, minus (ii) the Estimated Indebtedness Adjustment Amount, plus (iii) the Estimated Closing Date Cash, minus (iv) the Estimated Closing Date Transaction Expenses; provided that, if the foregoing calculation results in a positive number, then the Seller Parent Payment Amount Calculation shall be $0.

“Seller Parent’s Fundamental Representations” means the representations and warranties of the Sellers contained in the first sentence of Section 3.01 (Existence), Section 3.02 (Authorization), the first and second to last sentence of Section 3.05(a) (Group Companies), Section 3.05(b) (Group Companies) and Section 3.25 (Finders’ Fees).

“Seller Plan” means any Benefit Plan which is sponsored, maintained, or contributed to, or required to be contributed to, by the Seller Parent or its Affiliates (including the Group Companies), or contributed to (or required to be contributed to) by the Seller Parent or its Affiliates (including the Group Companies), and which covers or provides benefits to any Business Employee or former employee of the Automotive Thermal Products Business of Seller Parent or any of its Affiliates or such Business Employee’s or former employee’s dependents or beneficiaries, as applicable but, in each case, excluding the Group Company Plans.

“Sellers” means Seller Parent, with respect to the Purchased Intellectual Property and the Purchased Interests of MDA US and Modine Thermal Shanghai, and those Persons listed on Exhibit N attached hereto which are Subsidiaries of Seller Parent and are selling Purchased Interests or Purchased Assets in each case as set forth on Exhibit N and otherwise herein.

“Share Transfer Laws” means, collectively, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any similar Law outside of the United States, its implementing rules and other relevant Chinese laws and regulations.

“Shared Contract” means any Contract pursuant to which a Person other than the Sellers or their Subsidiaries provides assets, services, rights or benefits to one or more of the Sellers and their Subsidiaries (including the Group Companies) to or in respect of both (a) the Group Companies or the Automotive Thermal Products Business and (b) the Retained Companies or the Retained Businesses.

“Software” means computer programs, including operating system and applications software, implementations of algorithms and application program interfaces, whether in source code, object code, executable, or other form, databases, and all documentation relating to the foregoing, including user-level and programmer-level documentation and manuals relating to the foregoing.

“Software License Agreement” means that certain Proprietary Software License Agreement, substantially in the form of Exhibit O, pursuant to which Seller Parent will license certain software contained in the Seller Parent Licensed Intellectual Property to Dana Limited as described therein.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, another Person of which 50% or more of the voting power of the Equity Interests is owned, directly or indirectly, by such Person, or with respect to which the applicable Person directly or indirectly controls such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Interests, by Contract or otherwise.

“Supplier Contract” means a Contract pursuant to which the Seller Parent or any of its Affiliates (including the Group Companies) receives a license or is otherwise provided with goods, products or services by a third-party vendor or supplier with respect to the Automotive Thermal Products Business.

“Target Closing Indebtedness” means $1,900,000.

“Target Closing Net Working Capital Range” means $28,704,464 to $36,704,464.

“Targets” means those Persons listed on Exhibit P attached hereto.

“Tax” means (i) any and all federal, state, local, foreign or other tax, assessments, charge, duty, interest, fee, levy or other similar charge of any kind whatsoever (including income, profits, windfall profits, inventory, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs, duties, value added, ad valorem, transfer, real property, personal property, stamp, escheat, unclaimed property, abandonment, environmental, capital gain, capital stock, excise, premium, social security (or similar), workers compensation, sick pay, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto imposed by any Governmental Authority; (ii) any Liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member, including a parent company, of any consolidated, combined, unitary or other similar tax group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Claim” means any inquiry, audit, examination, contest, assessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings or other similar events by or before a Taxing Authority with respect to Taxes relating to the Group Companies.

“Tax Return” means any report, return, document, declaration, election or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of Taxes (domestic or foreign).

“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names and brand names (whether registered, common law, statutory or otherwise), (b) all registrations and applications to register the foregoing anywhere in the world, (c) all renewals of such registrations and applications, and (d) all goodwill of the business associated with any or all of the foregoing.

“Transaction Documents” means this Agreement, the Buyer Manufacturing Services Agreement, the Intellectual Property License Agreement, each Local Equity Transfer Agreement, each of the Notes, the Post-Closing China Lease, the Seller Manufacturing Services Agreement, the Software License Agreement, the Transition Services Agreement and any other endorsement, assignment, certificate or other instrument of conveyance and assignment required to be delivered pursuant to this Agreement or as the Parties and their respective legal counsels deem reasonably necessary to vest in the Buyers all right, title and interest in, to and under the Purchased Interests and the Purchased Assets.

“Transaction Expenses” means (a) all fees, costs and expenses (including attorneys’ fees and disbursements, financial advisory and other fees, costs and expenses) incurred or payable at or prior to Closing by or on behalf of the Group Companies in connection with the preparation, negotiation and execution of the Transaction Documents, and the performance and consummation of the transactions contemplated thereby (excluding, for the avoidance of doubt, any Transfer Taxes allocated to Buyer Parent or Seller Parent pursuant to Section 6.01(c)); (b) any change in control payments, transaction bonuses, retention payments, transaction bonuses, discretionary or special bonuses, “single trigger” severance or other similar arrangements payable by or on behalf of the Group Companies to any Person as a result of or in connection with the consummation of the transactions contemplated hereby (including any such payments or arrangements accrued for in the Financial Statements); provided, however, that notwithstanding the foregoing, severance or other compensatory payments which become due and payable to a Business Employee as a result of any action taken by a Buyer or any Group Company at or after Closing, including termination of employment, shall not be a Transaction Expense; and, in the case of an item of the type described in clauses (a) or (b), any such item that is unsatisfied as of or becomes due or incurred in connection with or as a result of the Closing.

“Transferred Liabilities” has the meaning set forth in the definition of Preparatory Business Transfers.

“Transferred Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials, of the Group Companies, or of the Retained Companies and used or held for use in connection with the Automotive Thermal Products Business, including employee records (in each case, in whatever form or medium) and copies of tangible embodiments of Purchased Intellectual Property or Group Company Intellectual Property (including confidential business information, know-how, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, PPAP books, test reports, tooling and equipment designs, formula, pricing and cost information, Software and other proprietary information).

“Transition Services Agreement” means that certain transition services agreement, substantially in the form of Exhibit Q, pursuant to which (a) Dana Limited or certain of the Group Companies will purchase from one or more Retained Companies certain transition services as described therein or (b) Seller Parent will purchase from Dana Limited or certain of the Group Companies certain transition services as described therein.

“Uden Deed of Transfer” means the Dutch Law governed notarial deed of purchase, sale and transfer (levering) in respect of the Uden Transfer.

“Uden Note” means that certain Note Payable, substantially in the form of Exhibit P, to be issued by Dana SAC to MDA Hungary in exchange for the Purchased Interests of Modine Uden.

“Uden Works Council” means the works council (ondernemingsraad) of Modine Uden.

Section 1.02        Cross References.  Each of the following terms is defined in the Section or Exhibit set forth opposite such term:

Term	Section
1060 Allocation Statement	2.02(b)(ii)
Acquisition Transaction	5.12
Adjustment Amount	2.04(d)
Adverse Regulatory Compliance Impact	5.03(d)
Affiliate Transaction	3.21(b)
Affordable Care Act	3.16(i)
Agreement	Preamble
Allocation Statement	2.02(b)(ii)
Anti-Corruption Laws	3.11(b)
Auditor	2.04(c)
Available Insurance Policies	5.08(c)
Buyer-Controlled Tax Claim	6.05(b)
Buyer-Filed Tax Return	6.01(a)(iv)
Buyer Indemnitees	9.02(a)
Buyer Parent	Preamble

Term	Section
Buyer Parent Designated Shared Contracts	5.16
Claim Notice	9.03(a)
Closing	2.03(a)
Closing Cash Payment	2.02(a)
Closing Date	2.03(a)
Closing Date Cash	2.04(b)
Closing Date Calculations	2.04(b)
Closing Date Indebtedness	2.04(b)
Closing Date Transaction Expenses	2.04(b)
Closing Legal Impediment	8.01(c)
Competitive Activity	5.14(b)
Coverage Claims	5.08(c)
Dana Belgium	Exhibit C
Dana German Real Property Buyer	Exhibit C
Dana Graziano	Exhibit C
Dana Hungary	Exhibit C
Dana Limited	Exhibit C
Dana SAC	Exhibit C
Dana Thermal US	Exhibit C
Deficit Amount	2.04(d)
Designated Person	11.15(b)
Designated Shared Contracts	5.16
Determination Date	2.04(c)
Estimated Closing Date Cash	2.04(a)
Estimated Closing Date Indebtedness	2.04(a)
Estimated Closing Date Net Working Capital	2.04(a)
Estimated Closing Date Transaction Expenses	2.04(a)
Export Control Laws	3.11(h)
FCPA	3.11(b)
Financial Statements	3.06(a)
Increase Amount	2.04(d)
Indemnified Party	9.03(a)
Indemnifying Party	9.03(a)
Information	11.15(a)
Initial Outside Date	10.01(e)
Insurance Policies	3.20
Intercompany Transaction	3.21(a)
Interim Financial Statements	3.06(a)
Local Equity Transfer Agreement	2.05
Master Allocation Statement	2.02(b)
Material Contract	3.09(a)
Material Customer	3.09(a)(i)
Material Supplier	3.09(a)(ii)
MDA Hungary	Exhibit N
MDA Hungary Transfer	2.03(a)

Term	Section
MDA US	Exhibit P
Modine Accord	Exhibit N
Modine Europe	Exhibit N
Modine German Real Property Owner	Exhibit P
Modine Pontevico	Exhibit P
Modine Thermal Shanghai	Exhibit P
Modine Uden	Exhibit P
Outside Date	10.01(e)
Party or Parties	Preamble
Prior Counsel	11.15(b)
Preparatory Business Transfer Documentation	3.04(b)
Privileges	11.15(a)
Purchase Price	2.02(a)
Qualified Plan	3.16(b)
R&W Insurer	5.07(c)
Real Property Agreement	3.12(e)
Registered Group Company IP	3.13(a)
Registered Purchased IP	3.13(a)
Regulatory Approvals	5.03(a)
Reinz	Exhibit C
Relevant Persons	3.11(b)
Remedies Exception	3.02
Replacement Contracts	5.16
Seller Designated Shared Contracts	5.16
Seller Indemnitees	9.02(b)
Seller Parent	Preamble
Survival Expiration Date	9.01
Third Party Claim	9.03(a)
Transfer Taxes	6.01(c)
Uden Transfer	2.03(a)
UKBA	3.11(b)
Unaudited Financial Statements	3.06(a)
WARN Act	3.17(e)

Section 1.03        Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The word “or” shall be disjunctive but not exclusive.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to any Law shall be deemed to refer to such Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder.  All references to any time herein shall refer to Eastern U.S. Time unless otherwise specified herein.  The language used in this Agreement shall be deemed to be the language jointly chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  The words “to the extent” mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.01        Purchase and Sale of the Purchased Interests and Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and agreements contained herein, at the Closing, Seller Parent shall, and shall cause the other Sellers to, sell, convey, transfer, assign and deliver, to the applicable Buyers, and Buyer Parent shall cause the applicable Buyer to, purchase from the applicable Sellers, all of the Sellers’ right, title and interest in and to, free and clear of all Liens, except for Permitted Liens and restrictions on transfer arising under applicable securities Laws: (a) the Purchased Interests and (b) the Purchased Assets.

Section 2.02        Purchase Price; Allocation of Purchase Price; Withholding.

(a)         The “Purchase Price” in the aggregate for the Purchased Interests and the Purchased Assets shall, subject to the adjustments set forth in Section 2.04, be the greater of (x) an amount in cash equal to (i) $1.00, plus (ii) the Estimated Working Capital Adjustment Amount, minus (iii) the Estimated Indebtedness Adjustment Amount, plus (iv) the Estimated Closing Date Cash, minus (v) the Estimated Closing Date Transaction Expenses; and (y) an amount in cash equal to $1.00 (the amount calculated pursuant to clauses (x) and (y), the “Closing Cash Payment”).

(b)         Allocation.

(i)          Attached hereto as Schedule 2.02(b) is an allocation of the Purchase Price among the Purchased Interests and the Purchased Assets (the “Master Allocation Statement”).  Prior to the submission of the necessary documents and information required to be filed under Circular 37 as described in Section 6.01(d), Seller Parent may amend the Master Allocation Statement to reflect changes in the Net Working Capital of Modine Thermal Shanghai with the consent of Buyer Parent, not to be unreasonably withheld, delayed or conditioned.  Promptly after the Determination Date, Buyer Parent shall update the Master Allocation Statement to reflect the final Purchase Price, taking into account the adjustments determined pursuant to Section 2.04, (except to the extent such adjustments were already taken into account pursuant to the prior sentence); provided, that the Adjustment Amount shall be allocated to the Purchased Interests and the Purchased Assets other than the Purchased Interests of Modine Thermal Shanghai and not to the Purchased Interests of Modine Thermal Shanghai (except to the extent that all or a portion of the Adjustment Amount was allocated to the Purchased Interests of Modine Thermal Shanghai pursuant to the prior sentence).

(ii)         With respect to the Group Companies’ assets that are treated as sold to any of the Buyers for U.S. income tax purposes, within 60 days after the Determination Date, Buyer Parent shall deliver to Seller Parent a statement allocating the final Purchase Price (plus any amounts required to be taken into account under Section 1060 of the Code) among such assets in accordance with Section 1060 of the Code and in a manner consistent with the Master Allocation Statement (the “1060 Allocation Statement” and together with the Master Allocation Statement, the “Allocation Statements”).  Seller Parent shall have twenty (20) days to provide to Buyer Parent written comments to the proposed 1060 Allocation Statement delivered by Buyer Parent.  If Seller Parent does not provide any comments within such period, the proposed 1060 Allocation Statement delivered by Buyer Parent shall be final and, subject to Section 2.02(b)(iii), binding on the Parties and their respective Affiliates.  If Seller Parent timely delivers written comments to Buyer Parent, Seller Parent and Buyer Parent shall cooperate in good faith to resolve all such comments to finalize a mutually agreed 1060 Allocation Statement within thirty (30) days after Buyer Parent’s receipt of such comments; provided, that if Buyer Parent and Seller Parent cannot agree upon the 1060 Allocation Statement within such thirty (30)-day period, each Party and its Affiliates shall (x) be permitted to file their Tax Returns based on their own allocation of the final Purchase Price (plus any amounts required to be taken into account under Section 1060 of the Code) among the applicable assets in accordance with Section 1060 of the Code and in a manner consistent with the Master Allocation Statement and (y) bear their own consequences of any discrepancies.

(iii)       The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Authority) on any Tax Return or in any audit or examination before any Governmental Authority that is in any way inconsistent with the 1060 Allocation Statement (if Seller Parent and Buyer Parent finalize a mutually agreed 1060 Allocation Statement pursuant to Section 2.02(b)(ii)) or the Master Allocation Statement (as each may be adjusted in accordance with this Section 2.02(b)); provided, however, that nothing herein shall prevent the Parties or any of their Affiliates from settling, or require them to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Statements.

(iv)        The Allocation Statements shall be subject to modification to reflect any adjustment to the Purchase Price pursuant to Section 6.06 with respect to any indemnification payment.  Any such modification shall be reflected as an adjustment to the amount allocated to the specific asset, if any, giving rise to the Purchase Price adjustment, and if any such Purchase Price adjustment does not relate to a specific asset, such adjustment shall be allocated among the applicable assets in a manner consistent with Section 2.02(b)(ii).

(c)         Subject to Section 6.01(d) with respect to the transfer of the Purchased Interests of Modine Thermal Shanghai, the Buyers shall be entitled to deduct and withhold from the Closing Cash Payment such amounts as they are required to deduct and withhold for Tax purposes under Laws regarding Taxes.  If any Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer Parent shall provide written notice to Seller Parent no less than fifteen (15) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law.  The applicable Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with Law and shall promptly provide Seller Parent with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance.  Any amounts so deducted, withheld and remitted consistent with the terms of this Section 2.02(c) shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.

Section 2.03        Closing.

(a)         Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Interests and the Purchased Assets hereunder shall take place at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, (i) on the fifth (5th) Business Day after all the conditions precedent set forth in Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)), or (ii) on such other date as the Parties may mutually agree in writing.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Except as set forth in the following sentence or unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously.  The (i) purchase and sale of the Purchased Interests of MDA Hungary (the “MDA Hungary Transfer”) and Modine German Real Property Owner shall occur immediately prior to the purchase and sale of the Purchased Interests of Modine Europe and (ii) the purchase, sale and transfer of the Purchased Interests of Modine Uden (the “Uden Transfer”) and Modine Pontevico shall occur immediately prior to the MDA Hungary Transfer.  The Uden Transfer shall take place at the offices of the Dutch Notary.  For the portion of the day of the Closing after the Closing, other than the transactions contemplated by this Agreement, Buyer Parent will cause the Group Companies to carry on their business in the ordinary course.

(b)         Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the sale of the Purchased Intellectual Property and the Purchased Interests of Modine Thermal Shanghai, Modine Europe and MDA US, and, to the extent allocated thereto in accordance with Section 2.02(b), the other Purchased Interests, Buyer Parent shall pay to Seller Parent (acting for this purpose on its own behalf and also as agent for the applicable Sellers), the Closing Cash Payment in immediately available funds by wire transfer to a United States bank account designated by Seller Parent, by written notice to Buyer Parent, which written notice shall be delivered not later than two (2) Business Days prior to the Closing Date.

(c)         Upon the terms and subject to the conditions of this Agreement, in the event the Seller Parent Payment Amount is greater than $0, Seller Parent shall pay to Buyer Parent (acting for this purpose on its own behalf and also as agent for the applicable Buyers), the Seller Parent Payment Amount in immediately available funds by wire transfer to an account or accounts designated by Buyer Parent, by written notice to Seller Parent, which written notice shall be delivered not later than two (2) Business Days prior to the Closing Date.

(d)         In addition, the following deliveries shall be made prior to or at the Closing:

(i)         Seller Parent shall cause the applicable Sellers to deliver to the applicable Buyers certificates evidencing the Purchased Interests that are certificated (duly endorsed in blank or with appropriate stock powers annexed thereto duly endorsed in blank, and with all necessary transfer stamps affixed thereto, with all signatures guaranteed) and such other instruments of transfer, assignment, and conveyance, as are sufficient and effective to validly convey, transfer and assign to each applicable Buyer all right, title and interest in and to the applicable Purchased Interests as may be customary in the practice of the relevant jurisdictions, together with possession of such Purchased Interests, all such items to be duly executed, delivered, notarized and apostilled as reasonably necessary and to be in form and substance reasonably satisfactory to Buyer Parent;

(ii)        with respect to Modine Pontevico, (x) the applicable Seller shall: (A) procure that a quota-holders’ meeting of Modine Pontevico is validly held to resolve, inter alia, upon (1) the acknowledgement of the resigning directors; (2) in accordance with the applicable instructions of Buyer Parent, the appointment of a new managing body and of a new control body or equivalent supervising body (if the former has resigned); (3) the discharge of liability of all resigning directors (and of the member(s) of the control body or equivalent supervising body that may have resigned) save for cases of gross negligence or willful misconduct, provided that the applicable Buyer shall procure that such discharges are given definitively on the occasion of the following annual general meeting of Modine Pontevico, and (4) any other actions required to be executed in accordance with the terms of this Agreement with respect to Modine Pontevico; (B) deliver a document to the applicable Buyer indicating where all the accounting and corporate books, registries, correspondence, documents and records required to be maintained by Modine Pontevico are located; and (C) enter into an Italian law governed quota transfer agreement for all the Purchased Interest of Modine Pontevico with the applicable Buyer, duly notarized by an Italian Notary Public of such applicable Buyer’s choice, in form and substance reasonably satisfactory to Buyer Parent;

(iii)      with respect to Modine Thermal Shanghai, Seller Parent shall deliver to the applicable Buyer (A) a shareholder resolution of Modine Thermal Shanghai duly executed by Seller Parent in a form reasonably satisfactory to the applicable Buyer, approving the assignment of the Purchased Interests of Modine Thermal Shanghai from Seller Parent to the applicable Buyer; (B) a notice of change of registration issued by the Shanghai Administration for Market Regulation evidencing the assignment of the Purchased Interests of Modine Thermal Shanghai from Seller Parent to the applicable Buyer; and (C) a new business license of Modine Thermal Shanghai, evidencing such change of registration has been consummated;

(iv)        with respect to each of Modine Europe and Modine German Real Property Owner: (A) ensure that the applicable Seller together with the applicable Buyer enter into a German law governed share transfer agreement for all shares in Modine Europe or Modine German Real Property Owner, as applicable, duly notarized by a German notary public of such applicable Buyer’s choice, in form and substance reasonably satisfactory to Buyer Parent, and, either together or any one of them, copying in the respective other one, once the Closing has occurred, inform the respective acting German notary public that the Closing has occurred and hence the new shareholder’s list for Modine Europe or Modine German Real Property Owner, as applicable, can be filed to the commercial register of Modine Europe or Modine German Real Property Owner, as applicable;

(v)      with respect to MDA Hungary: (A) Modine Europe shall provide a duly signed quota-holder resolution regarding the contemplated transfer of the Purchased Interests of MDA Hungary to Dana Hungary and confirming that no pre-emption right applies in connection with such transfer; (B) one of the directors of MDA Hungary shall duly sign the member’s list of MDA Hungary indicating Dana Hungary as the sole quota-holder of MDA Hungary; and (C) Modine Europe and Dana Hungary shall sign a joint declaration confirming that the transfer of the Purchased Interests of MDA Hungary has taken place and confirming the effective date of transfer (i.e., the Closing Date);

(vi)      with respect to Modine Uden: (A) the applicable Seller shall deliver or caused to be delivered by Modine Uden to the Dutch Notary (1) the original and up-to-date shareholders’ register of Modine Uden and (2) the signed power of attorney to execute the Uden Deed of Transfer by and on behalf of Modine Uden in the form required by the Dutch Notary; and (B) each of MDA Hungary and Dana SAC shall deliver or cause to be delivered to the Dutch Notary the signed powers of attorney to execute the Uden Deed of Transfer in the form required by the Dutch Notary.  The parties hereby acknowledge that the Dutch Notary is a (deputy) civil law notary holding office with Hogan Lovells International LLP, one of the Buyers’ legal advisors, and that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening Beroeps- en Gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge that (x) Hogan Lovells International LLP may advise and act on behalf of the Buyers with respect to this Agreement and the Uden Deed of Transfer, and any agreements or any disputes related to or resulting from this Agreement and the Uden Deed of Transfer and (y) the Dutch Notary holding office at Hogan Lovells International LLP executes the Uden Deed of Transfer;

(vii)      Seller Parent shall deliver to Dana Thermal US an assignment of the Purchased Interests of MDA US substantially in the form of Exhibit S duly executed by Seller Parent;

(viii)     Seller Parent shall deliver to Buyer Parent an intellectual property assignment with respect to the Purchased Intellectual Property in the form of Exhibit T duly executed by Seller Parent;

(ix)      Seller Parent and Buyer Parent shall, as applicable, and shall cause their respective Affiliates to, deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement or any other Transaction Document already provided for in this Section 2.03(c)) to which each such Person is party, delivered, notarized and apostilled as reasonably necessary;

(x)        without prejudice Section 2.03(d), Seller Parent shall, as applicable, and shall cause each other applicable Seller to, and Buyer Parent shall, as applicable, and shall cause each other applicable Buyer to, deliver each Local Equity Transfer Agreement, in each case duly executed, delivered, notarized and apostilled as reasonably necessary;

(xi)        Seller Parent shall, and shall cause Modine Accord to, deliver a release in substantially the form of Exhibit U; and

(xii)      Seller Parent shall deliver a certification in the form of Exhibit V (provided, that, Buyer’s only recourse for any Sellers’ failure to deliver such a certification shall be to make any withholding pursuant to Section 2.02(c) that is required as a result of such failure).

Section 2.04         Adjustment Amount.

(a)        Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer Parent a written statement setting forth (i) its good faith estimate of the (A) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (B) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (C) Closing Date Cash (the “Estimated Closing Date Cash”) and (D) Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (ii) its calculations of the Estimated Working Capital Adjustment Amount and the Estimated Indebtedness Adjustment Amount.

(b)        As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereof, Buyer Parent shall prepare and deliver to Seller Parent (i) a calculation of the Closing Date Net Working Capital, (ii) a calculation of the aggregate amount of all Indebtedness as of the Effective Time (the “Closing Date Indebtedness”), (iii) a calculation of the Cash and Cash Equivalents of the Group Companies as of the Effective Time (the “Closing Date Cash”) and (iv) a calculation of the Transaction Expenses as of the Effective Time (the “Closing Date Transaction Expenses,” and together with the Closing Date Net Working Capital, the Closing Date Indebtedness and the Closing Date Cash, the “Closing Date Calculations”), in each case (x) prepared in accordance with the Accounting Principles and (y) other than with respect to the calculation of the Transaction Expenses, determined without giving effect to the consummation of the Closing (including any adjustments as a result of the application of purchase accounting).  Following the Closing, Buyer Parent shall provide, or cause to be provided to, Seller Parent and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested by) accountants of Buyer Parent relating to the preparation of the Closing Date Calculations and shall cause the personnel of Buyer Parent and its Subsidiaries (including the Group Companies) to reasonably cooperate with Seller Parent and its Representatives to the extent necessary for Seller Parent to review the Closing Date Calculations and prepare a notice of disagreement, if any, in accordance with Section 2.04(c).

(c)         If Seller Parent disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses, it shall notify Buyer Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement and the specific adjustments to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses which Seller Parent believes should be made, within forty-five (45) days after its receipt of the Closing Date Calculations.  In the event that Seller Parent does not provide such a notice of disagreement within such forty-five (45)-day period, Seller Parent shall be deemed to have accepted the Closing Date Calculations delivered by Buyer Parent, which shall be final, binding and conclusive for all purposes hereunder.  Any items not disputed in any notice of disagreement timely delivered by Seller Parent shall be deemed to have been accepted by Seller Parent for all purposes under this Agreement.  In the event any such notice of disagreement is timely delivered, Buyer Parent and Seller Parent shall use commercially reasonable efforts for a period of thirty (30) days following the delivery of the notice of disagreement by Seller Parent (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses.  If, at the end of such period, they are unable to resolve all or some of such disagreements, then they shall as promptly as possible after the expiration of the thirty (30) day resolution period engage for purposes hereof and refer such disagreements to an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer Parent and Seller Parent in good faith as promptly as practicable (the “Auditor”) which shall, acting as an expert and not an arbitrator, resolve any remaining disagreements.  The Auditor shall determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Auditor, only with respect to the remaining disagreements submitted to the Auditor, whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Transaction Expenses require adjustment based on the written submissions of Seller Parent and Buyer Parent.  A copy of all materials submitted to the Auditor shall be provided by Seller Parent or Buyer Parent as applicable, to the other Party concurrently with the submission thereof to the Auditor, and all such materials shall be submitted to the Auditor by Seller Parent and Buyer Parent no later than ten (10) days after the Auditor’s acceptance of appointment.  In resolving the remaining disagreements, the Auditor (i) shall be bound by the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Seller Parent or Buyer Parent and (iii) shall base its decision solely upon the written submissions of Seller Parent and Buyer Parent and the terms of this Agreement (and not upon an independent review) (provided that the Auditor may provide written requests for clarification regarding the written submissions of Seller Parent or Buyer Parent).  If, before the Auditor renders its determination with respect to the disputed items, (x) Seller Parent notifies Buyer Parent in writing of its agreement with any of the disputed items or (y) Buyer Parent notifies Seller Parent in writing of its agreement with any of the disputed items, then in each case such items as so agreed will be conclusive and binding on the Parties immediately upon such notice.  The fees and expenses of the Auditor shall be paid by Buyer Parent and Seller Parent so that Seller Parent’s share of such costs shall be in the in the same proportion that (x) the aggregate amount of the disputed items submitted by the Parties that are not awarded to Seller Parent bears to (y) the total amount of all disputed items submitted by the Parties to the Auditor.  For example, if the Parties submit disputed items in the aggregate amount of $1,000 and Seller Parent is awarded $200, Seller Parent will be responsible for 80% of the fees and expenses of the Auditor and Buyer Parent will be responsible for 20% of the fees and expenses of the Auditor.  The determination of the Auditor shall be final, binding and conclusive on the Parties.  The date on which the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses are finally determined in accordance with this Section 2.04(c) is herein referred to as the “Determination Date.”

(d)       The “Adjustment Amount,” which may be positive or negative, means (i) the Final Working Capital Adjustment Amount (as finally determined in accordance with Section 2.04(c)) minus the Estimated Working Capital Adjustment Amount, plus (ii) the Estimated Indebtedness Adjustment Amount minus the Final Indebtedness Adjustment Amount (as finally determined in accordance with Section 2.04(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Date Cash, plus (iv) the Closing Date Transaction Expenses (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Date Transaction Expenses.  If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”).  The Adjustment Amount shall be paid in accordance with Section 2.04(e).

(e)         If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer Parent shall pay, or caused to be paid, to Seller Parent an amount in cash equal to the Increase Amount in immediately available funds by wire transfer to the United States bank account or accounts designated by Seller Parent, by written notice to Buyer Parent.  If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller Parent shall pay, or shall cause to be paid, to Buyer Parent an amount in cash equal to the Deficit Amount in immediately available funds by wire transfer to a United States bank account designated by Buyer Parent, by written notice to Seller Parent.  For U.S. federal income and other applicable Tax purposes, to the extent permitted by Law, any Increase Amount or Deficit Amount pursuant to this Section 2.04 shall be treated as an adjustment to the portion of the Purchase Price attributable to the relevant Purchased Interests.

Section 2.05          Local Equity Transfer Agreement. Without prejudice to Section 2.03(d) above, if either Seller Parent or Buyer Parent reasonably determines or deems it advisable, or if otherwise necessary to commemorate the transactions contemplated by this Agreement, Seller Parent and Buyer Parent shall cause to be prepared and executed by the applicable parties, any additional agreements or instruments implementing the transfer and conveyance to the applicable Buyers of the Purchased Interests, including those documents, agreements and instruments required by law or otherwise customarily executed and delivered in order to consummate the transactions contemplated by this Agreement with respect to the Purchased Interests (each, a “Local Equity Transfer Agreement”).  The Parties agree that any Local Equity Transfer Agreement shall not expand or limit the rights and obligations of the Sellers, on the one hand, and Buyers, on the other hand, beyond those provided for in this Agreement, and that the Local Equity Transfer Agreements shall not provide for any additional rights or obligations of any Seller or any Buyer that are not provided for in this Agreement.  The Parties will cooperate in the preparation and filing of any such Local Equity Transfer Agreements, which shall be prepared in a form suitable for use by the Parties in the applicable jurisdictions.  In the event of any conflict between the terms of any such Local Equity Transfer Agreement and this Agreement, the Parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the Parties shall deliver such additional instruments as may be necessary to accomplish the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as set forth in the Disclosure Schedules (but subject to Section 11.12), Seller Parent represents and warrants to Buyer Parent as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that by their terms address matters as of a specified date, then as of such date) that:

Section 3.01         Existence.  Each Seller is an entity duly organized or incorporated, validly existing and (to the extent applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable.  Each Seller is duly licensed or qualified to do business and (where applicable) in good standing (or local equivalent) as a legal entity in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of such Seller to enter into and timely perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 3.02        Authorization. The execution, delivery and performance by each Seller of the Transaction Documents, in each case, to which it is or will be a party and the consummation of the transactions contemplated thereby are within such Seller’s corporate or organizational powers and have been (or will be prior to execution) duly authorized by all necessary action on the part of such Seller, as applicable.  This Agreement has been duly and validly executed and delivered by Seller Parent and (assuming the due and valid execution and delivery of this Agreement by Buyer Parent) constitutes a legal, valid and binding agreement of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).  Each other Transaction Document shall be duly and validly executed by each Seller party thereto at or prior to the Closing and, upon such execution and delivery by such Seller and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.

Section 3.03       Governmental Authorization. Assuming the accuracy and completeness of the representations and warranties of Buyer Parent contained in this Agreement, no consent, waiver, approval, Permit, Governmental Order or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority is required on the part of any Seller or any Group Company with respect to the execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (a) those requirements of Competition Laws set forth on Schedule 3.03(a) and Share Transfer Laws, (b) those other consents and notices disclosed on Schedule 3.03(b) and (c) any other consents, waivers, approvals, authorizations, designations, declarations or filings, with respect to which the failure to have made or obtained, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Automotive Thermal Products Business, taken as a whole.

Section 3.04         Noncontravention.

(a)         Subject to the notifications and the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 3.04(a), the execution and delivery by Seller Parent and each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not, as of the Closing, (i) conflict with or result in a violation or breach of any Law or Governmental Order to which Seller Parent, such Seller or any Group Company is subject or by which any property or asset of Seller Parent, such Seller or the Group Companies is bound, (ii) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller Parent, such Seller or any Group Company, (iii) violate any provision of, or result in a breach of, or default under, or require any approval, authorization, consent or notice under, any Material Contract or terminate, create any right to terminate or result in the termination or acceleration of any obligation or payment of money under any Material Contract, or result in the creation or imposition of any Lien (other than a Permitted Lien) under any Material Contract or upon any of the Purchased Interests, properties or assets of the Group Companies or any Purchased Asset or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, default, termination, acceleration, payment or creation of a Lien or (iv) result in a violation or revocation of any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clause (iii) or (iv) would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Automotive Thermal Product Business, taken as a whole.

(b)        The Preparatory Business Transfers have been completed on or prior to the date hereof and have been completed in accordance with Exhibit J.  Seller Parent has provided Buyer Parent with true and correct copies of all documentation evidencing and used to implement the Preparatory Business Transfers (the “Preparatory Business Transfer Documentation”) and the Preparatory Business Transfer Documentation is in full force and effect.  No consent, waiver, approval, Permit, Governmental Order or authorization of, or registration, designation, declaration or filing with, or notice to, any Governmental Authority or other Person was or is required on the part of Seller Parent or any Group Company with respect to the execution or delivery of the Preparatory Business Transfer Documentation or the consummation of the transactions contemplated thereby, except for those consents, notices or items disclosed on Schedule 3.04(b), each of which have been obtained by Seller Parent or its applicable Affiliate.  The execution and delivery of the Preparatory Business Transfer Documentation did not and does not (i) violate any provision of, or result in a breach of, or default under any Material Contract, (ii) terminate or result in the termination or acceleration of any obligation or payment of money under any Material Contract, (iii) result in the creation or imposition of any Lien upon any of the properties or assets of the Group Companies or the Purchased Intellectual Property, (iv) constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, default, termination, acceleration, payment or creation of a Lien, and (v) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person.

Section 3.05        Group Companies.

(a)        Each Group Company is duly organized and validly existing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable.  Each Group Company has all corporate powers and authority and all Permits required to own, lease or operate its properties and assets and to carry on the Automotive Thermal Products Business, except for those Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business, taken as a whole.  Each Group Company is or as of the Closing will be licensed or qualified to do business and, where applicable, in good standing in each jurisdiction in which the properties and assets owned or leased by it or the operation of the Automotive Thermal Products Business as currently conducted require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Group Companies, the Purchased Assets, or the Automotive Thermal Products Business, taken as a whole.  The execution and delivery by each Group Company of each Transaction Document to which it is, or will be a party, if applicable, have been or will be duly authorized prior to the Closing.  Seller Parent has made available to Buyer Parent complete and correct copies of the Organizational Documents of each Group Company in existence as of the date hereof, each as amended, supplemented or otherwise modified.

(b)         The Equity Interests of each Group Company are set forth on Schedule 3.05(b).  The capitalization of each Group Company is set forth on Schedule 3.05(b) and the equity interests reflected therein constitute all of the Equity Interests.  All of such Equity Interests have been duly authorized, are validly issued, fully-paid and are non-assessable, and are and as of immediately prior to the Closing will be owned beneficially and of record by the applicable Seller or Group Company set forth on Schedule 3.05(b), free and clear of all Liens, other than Permitted Liens.  Such Equity Interests were issued in compliance with applicable Laws and none of such Equity Interests have been or will be issued (i) in violation of, or are subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, or (ii) in violation of any Organizational Documents of any Group Company or any Contract to which Seller Parent, any Seller or any Group Company is a party or is bound.  Such Equity Interests have been fully paid-in and not been repaid.  There is no existing or authorized option, warrant, call, right or Contract that requires, and there are no securities of any Group Companies outstanding that upon conversion or exchange would require, the issuance of any Equity Interests of any Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests of any Group Company.  None of Seller Parent, any Seller or any Group Company is or as of the Closing will be a party to any, and there is and as of the Closing there will be no, voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Equity Interests of any Group Company.  Other than the Group Companies, no Group Company owns or otherwise holds any Equity Interests in any Person.

(c)         The corporate books, registries, correspondence, documents and records required by Law to be maintained by each Group Company (i) are complete, correct and updated in all material respects, (ii) have been kept pursuant to applicable Laws in all material respects, (iii) contain a complete and accurate record of the matters to which they relate in all material respects and (iv) are or as of the Closing will be in the relevant Group Company’s possession.

Section 3.06        Financial Statements.

(a)       Attached as Schedule 3.06 are true, correct and complete copies of (a) the unaudited consolidated balance sheets and consolidated statements of income of the Group Companies (assuming the occurrence of the Preparatory Business Transfers as of April 1, 2019 and the ownership, registration, development and maintenance of the Purchased Intellectual Property by the Group Companies during such period) as of and for the twelve (12)-month period ended March 31, 2020 and for each calendar quarter therein (the “Unaudited Financial Statements”) and (b) the unaudited consolidated balance sheets and consolidated statements of income of the Group Companies (assuming the occurrence of the Preparatory Business Transfers as of April 1, 2019 and the ownership, registration, development and maintenance of the Purchased Intellectual Property by the Group Companies during such period) as of and for the six (6)-month period ended September 30, 2020 and for each calendar quarter therein (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”).  The Financial Statements were prepared (i) based on the books and records of the Group Companies and Seller Parent and its Affiliates and in accordance with GAAP consistently applied during the periods involved (except for any changes in application noted therein) and present fairly and accurately, in all material respects, the consolidated financial condition and results of operations of the Group Companies (assuming the occurrence of the Preparatory Business Transfers as of April 1, 2019 and the ownership, registration, development and maintenance of the Purchased Intellectual Property by the Group Companies during the applicable periods) as of the dates and for the periods indicated therein in conformity with GAAP and (ii) using the same systems, policies, processes and principles used to prepare the audited GAAP consolidated financial statements of Seller Parent, subject to the absence of disclosures normally made in footnotes to audited financial statements.  The Financial Statements fairly present in all material respects, the financial condition of the Group Companies and the results of operations of the Group Companies for the periods indicated therein (in each case, assuming the occurrence of the Preparatory Business Transfers as of April 1, 2019 and the ownership, registration, development and maintenance of the Purchased Intellectual Property by the Group Companies during the applicable periods).  This Section 3.06 is qualified by the fact that the Group Companies have not operated as a separate “stand alone” entity.  As a result, the Group Companies have been allocated certain charges and credits.  Such allocations of charges and credits have been made based on the accounting processes and past practices of Seller Parent and are based on reasonable estimates but do not necessarily reflect the exact amounts that would have resulted from arms-length transactions or the exact actual costs that would be incurred if the Group Companies operated as an independent enterprise.  As of the date of the Interim Financial Statements, none of the Group Companies, or with respect to the Automotive Thermal Products Business, Seller Parent or any of its Subsidiaries, has factored any accounts receivable.

(b)        The Seller Parent and its Subsidiaries, including the Group Companies, maintain systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of accurate financial statements for external purposes in accordance with GAAP.

(c)        Modine German Real Property Owner has not engaged in any business activity or entered into any Contracts and does not own any assets other than, in each case, the ownership of the Owned Real Property located in Germany, the leasing thereof and actions or Contracts associated therewith.

Section 3.07        Absence of Certain Changes. Except for actions taken in preparation for the transactions contemplated by this Agreement (including the Preparatory Business Transfers) as set forth on Schedule 3.07, from the date of the Interim Financial Statements through the date of this Agreement, (a) Seller Parent and its Affiliates (including the Group Companies), with respect to the Automotive Thermal Products Business, the Purchased Assets and the Group Companies have conducted their businesses and operated their properties in the ordinary course of business consistent with past practices in all material respects, (b) there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Group Companies or the Automotive Thermal Products Business, and (c) none of Seller Parent or any of its Affiliates (including the Group Companies) has taken or agreed to take any action with respect to the Group Companies, the Automotive Thermal Products Business or the Purchased Assets that, if taken after the date hereof, would have required the consent of Buyer Parent pursuant to Section 5.01(a).

Section 3.08        No Undisclosed Liabilities. There is no material Liability of the Group Companies or of Seller Parent or its Affiliates with respect to or associated with the Automotive Thermal Products Business, the Purchased Interests or the Purchased Assets of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) adequately reflected or reserved for on the Financial Statements or (b) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of the Group Companies consistent with past practice.

Section 3.09        Material Contracts.

(a)         Schedule 3.09(a) contains a list of all Contracts described in the following clauses to which a Group Company or Seller Parent or any of its Affiliates with respect to the Automotive Thermal Products Business or the Purchased Assets is a party to or bound by:

(i)         any Customer Contract with any of the twelve (12) largest customers of the Automotive Thermal Products Business (“Material Customers”), in each case, as measured by dollar value of aggregate customer spend on products or services obtained from the Automotive Thermal Products Business since January 1, 2019 through September 30, 2020;

(ii)       any Supplier Contract with any of the twelve (12) largest suppliers of the Automotive Thermal Products Business (“Material Suppliers”), in each case, as measured by dollar value of aggregate expenditures on products or services by the Automotive Thermal Products Business since January 1, 2019 through September 30, 2020;

(iii)       any partnership agreement, profit sharing agreement or joint venture agreement or other similar agreement involving a sharing of profits, losses, costs or liabilities of a Group Company or related to the Automotive Thermal Products Business with any other Person and any Contract that contains a put, call or similar right pursuant to which a Group Company could be required to purchase or sell any Equity Interest or assets of any Person;

(iv)        (x) any Contract pursuant to which a Group Company grants or is granted any license, covenant not to sue or similar right to use any Software that is material to the Group Companies, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses granted to the Group Company that are available to the public generally with license, maintenance, support and other fees less than $100,000 per year and (y) any Contract pursuant to which the Automotive Thermal Products Business grants or is granted any license, covenant not to sue or similar right to use any Intellectual Property (other than Software) that is material to the Automotive Thermal Products Business;

(v)         any Lease;

(vi)        any Contract to acquire or dispose of any right, title or interest (other than a leasehold interest) in real property;

(vii)      any Contract requiring future capital expenditure (or series of expenditures) in an amount that, individually or (solely together with Contracts related to the same project) in the aggregate, is greater than $1,000,000;

(viii)     any Contract relating to the acquisition or disposition of any Person or any business division thereof or any asset, property or rights of the Group Companies or contained in the Purchased Assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration or with a value in excess of $250,000 which has been completed within the last five (5) years or under which, after the Closing, any Group Company will have any future obligation with respect to an “earn out,” contingent purchase price, or other contingent payment obligation, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no continuing obligations;

(ix)       excluding the Credit Facility and Indenture, any note, mortgage, indenture, guarantee or other obligation or agreement or other Contract or instrument for or relating to Indebtedness, including any agreement or commitment for future loans, credit or financing, capital lease and hedging contract, in each case, having an outstanding principal or notional amount (or, in the case of capital leases, the amount capitalized and reflected as a liability on the Interim Financial Statements) in excess of $100,000, or any material letters of credit, performance bonds or other credit support for the Group Companies;

(x)       any Collective Bargaining Agreement or similar Contract, including any Contract with any union, works council, personnel delegates or similar labor entity, or specifically authorized employees;

(xi)       any Contract requiring any Group Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions, in each case, with a remaining term greater than one (1) year;

(xii)       any Contract (or the form thereof) with a Business Employee whose base salary is more than $125,000 that cannot be terminated by the Group Companies at-will and without the payment of severance or early termination penalty or termination indemnity and any Contract with any independent contractor, consultant, or self-employees which is not cancellable without material penalty or which requires more than thirty (30) days’ notice of cancellation;

(xiii)     any Contract with any Governmental Authority;

(xiv)    any Contract relating to the settlement or compromise of any claim or Action that has material continuing rights or material continuing obligations thereunder; and

(xv)       any commitment to do any of the foregoing described in clauses (i) through (xiv).

Each Contract set forth on Schedule 3.09(a) is a “Material Contract”.

(b)         Seller Parent has made available to Buyer Parent a true, correct and complete copy of each Material Contract, including all amendments thereto, and each standard form of agreement used by any of the Group Companies or Seller Parent or its Affiliates with respect to the Automotive Thermal Products Business.  All of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Seller Parent or its applicable Affiliates (including the Group Companies) party thereto and, to the knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto and are enforceable in all material respects in accordance with their terms; provided, in each case, that such enforcement may be subject to the Remedies Exception.  As of the date hereof, (A) none of Seller Parent or its applicable Affiliates (including the Group Companies) or, to the knowledge of Seller, any other party thereto is in material breach of or material default under any such Material Contract, (B) neither Seller Parent nor its applicable Affiliates (including the Group Companies) has received any written claim or notice of material breach of or material default under any such Material Contract, (C) to the knowledge of Seller, no event has occurred and no circumstance or condition exists, which, individually or together with other events, with or without notice or lapse of time, would reasonably be expected to result in a material breach of or a material default under any such Material Contract or would reasonably be expected to result in the termination thereof or reasonably would cause or permit the termination, loss or acceleration or other change in any right, obligation or benefit thereunder (in each case, with or without notice or lapse of time or both), and (D) none of Seller Parent or its Affiliates (including the Group Companies) or any other party thereto has provided or received any notice of any intention to terminate, amend or rescind any Material Contract.

Section 3.10       Litigation; Governmental Orders. Since January 1, 2018 there have been no and there are no pending or, to the knowledge of Seller, threatened demands, claims or Actions against the Automotive Thermal Products Business or the Group Companies or any of their respective officers or directors (in their capacities as such) that in each case, if resolved adversely against the Automotive Thermal Products Business would reasonably be expected to be, individually or in the aggregate, material to the Automotive Thermal Products Business, taken as a whole.  There are no (a) outstanding Governmental Orders or (b) unsatisfied judgments, penalties or awards against or affecting the Group Companies or, with respect to the Purchased Assets or the Automotive Thermal Products Business, Seller Parent or its Affiliates other than the Group Companies that would reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Automotive Thermal Products Business, as applicable, taken as a whole.  For purposes of this Section 3.10 any substantially related matters, individually or in the aggregate, reasonably likely to result in Damages in excess of $1,000,000 to the Group Companies, shall be deemed material to the Group Companies, taken as a whole.

Section 3.11        Compliance with Laws.

(a)         Each of the Group Companies and, with respect to the Purchased Assets and the Automotive Thermal Products Business, Seller Parent and each of its other Affiliates is, and since January 1, 2018, has been, in compliance in all material respects with all applicable Laws (including with respect to the occupancy and use of the Real Property).  Since January 1, 2018, (i) no Group Company and, with respect to the Automotive Thermal Products Business and the Purchased Assets, none of Seller Parent or its Affiliates, has received any written or, to the knowledge of Seller, oral notice from any Governmental Authority of a violation or a suspected violation of any applicable Law, and (ii) no investigation or review by any Governmental Authority concerning any such possible violation of Law is or has been, pending or, to the knowledge of Seller, threatened.

(b)         During the last five (5) years, none of the Seller Parent or any of its Affiliates with respect to the Automotive Thermal Products Business or the Purchased Assets, nor any of the Group Companies, has, nor to the knowledge of Seller, have any of such Person’s respective officers, directors, managers, employees, agents, distributors or other individuals or entities acting on behalf of such Persons (collectively, the “Relevant Persons”) taken any action, directly or indirectly, that violates the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act 2010 (“UKBA”), the rules and regulations thereunder, or any other Laws or regulations of any Governmental Authority regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Seller Parent or its Affiliates engage in business (collectively “Anti‑Corruption Laws”).

(c)         During the last five (5) years, none of the Relevant Persons have: (i) offered, paid, promised to pay, or authorized the gift, payment, or provision of anything of value or (ii) accepted, agreed to accept, or authorized the receipt of the gift, payment, or provision of anything of value, to or from any Person, in each case, for the purpose of affecting any decision made by such recipient on behalf or for the benefit of Seller Parent or any of its Affiliates, or to induce any government official or other Person to do or omit to do any act in violation of the lawful duty of such official, if such activity would constitute a violation of the Anti-Corruption Laws.

(d)         During the last five (5) years, none of the Seller Parent or any of its Affiliates with respect to the Automotive Thermal Products Business or the Purchased Assets nor any of the Group Companies, has made any contribution or expenditure, whether in the form of money, products, services, facilities or discounts, for any election for political office or to any public official in violation of any Anti-Corruption Laws.

(e)         To the knowledge of Seller, there have been no false or fictitious entries made in the respective books or records of (i) the Seller Parent or any of its Affiliates with respect to the Automotive Thermal Products Business or the Purchased Assets or (ii) any of the Group Companies, relating to any illegal payment or secret or unrecorded fund and none of the Seller Parent or any of its Affiliates with respect to the Automotive Thermal Products Business nor any of the Group Companies has established or maintained a secret or unrecorded fund.

(f)          The operations of each Group Company and of Seller Parent and each of its Affiliates, with respect to the Automotive Thermal Products Business, are and have been conducted at all times during the last five (5) years in compliance with the applicable record-keeping and reporting requirements of the applicable Laws relating to money laundering and proceeds of crime.

(g)         The Group Companies and the Relevant Persons acting for, or on behalf of, the Automotive Thermal Products Business or with respect to the Purchased Assets are, and during the last five (5) years, have been in compliance in all material respects with (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Laws outside the United States (collectively, “Export Control Laws”).  During the last five (5) years, (x) each of the Group Companies has obtained all export licenses and other approvals required for the conduct of its business by any Export Control Laws, (y) each of the Group Companies has been and is in compliance in all material respects with the terms of such applicable export licenses or other approvals and (z) there have not been and are no claims pending, or, to the knowledge of Seller, threatened against any of the Group Companies with respect to such export licenses or other approvals.  During the last five (5) years, no Group Company and none of Seller Parent or its Affiliates with respect to the Automotive Thermal Products Business or the Purchased Assets, has manufactured or has or is developing or has or is providing (i) “defense articles,” exported “defense articles” or furnished “defense services” or “technical data”, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively or any other products, software or technology subject to the International Traffic in Arms Regulations, 22 Code of Federal Regulations Sections 120-130 or similar, applicable EU provisions with reference to “dual use items”, as those terms are defined in Council Regulation (EU) No 428/2009 (as subsequently amended) and, with reference to “military items”, as those terms are defined in the Common Military List of the European Union adopted on February 17, 2020 and as published on the Official Journal on March 13, 2020, as both implemented by the national relevant legislation including, without limitation, for the purposes of any applicable foreign investment control provisions and (ii) any products or services within the scope of (x) Sections 55 and 60 of the German Foreign Trade and Payments Ordinance (as subsequently) and/or (y) Section 2, para 1-ter, of Italian Law Decree No. 21 of March 15th, 2012 (as subsequently amended).   Schedule 3.11(g) sets forth a true and complete list, as of the date of this Agreement, of each material export license and pending export license applications of or applicable to the Group Companies or, with respect to the Automotive Thermal Products Business or the Purchased Assets, Seller Parent or any of its Affiliates.

(h)        During the last five (5) years, none of the Group Companies nor, with respect to the Automotive Thermal Products Business, Seller Parent or its Affiliates, has (i) materially breached or materially violated any Law, clause, provision or requirement pertaining to any Government Contract, (ii) been suspended or debarred from bidding on Government Contracts by a Governmental Authority, (iii) had any audits or investigations by any Governmental Authority with respect to any Government Contract that remain unresolved, (iv) had any Government Contract terminated by any Governmental Authority for default or failure to perform or (v) made any voluntary or mandatory disclosure to a Governmental Authority.

Section 3.12        Real Property.

(a)        The Owned Real Property set forth on Schedule 3.12(a)(i) and the Hungarian Real Property and the Leased Real Property set forth on Schedule  3.12(a)(ii) and the real property subject to the Post-Closing China Lease is an accurate and complete list of all of the real property that will be owned, leased, occupied, used or held for use by the Group Companies as of the Closing.

(b)         Seller Parent has delivered and made available to Buyer Parent a true, correct and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of all terms of such Lease.

(c)         The Group Companies have (or as of the Closing will have) (i) good, valid and marketable fee simple title to the Owned Real Property and (ii) good and valid leasehold estate in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.
(d)         Except for Permitted Liens, as contemplated by the Transition Services Agreement or the rights of any lessors under the terms of the Leases (other than for defaults) or as the fee simple owners of the Leased Real Property, no Person other than the Group Companies has the right to use or occupy the Real Property.

(e)       Each Lease, ancillary agreement or other document entered into in connection with the Real Property (each, together with all amendments, extensions, renewals, guaranties and other agreements made in connection therewith, a “Real Property Agreement”) is in full force and effect, valid, binding and enforceable in accordance with their respective terms.

(f)         (i) No Real Property Agreement has been amended or otherwise modified; (ii)  neither the Sellers or any Group Company nor any other party to any Real Property Agreement is in breach or default thereto and, to the knowledge of Seller, neither is the other party thereto; (iii) no event has occurred or circumstance exists which, with the delivery of notice or the passage of time (or both), would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Real Property Agreement; and (iv)  no Seller or Group Company has received any notice of dispute, claim, event of default or other event that constitutes or would constitute (with notice or lapse of time or both) a breach or default under any Real Property Agreement.

(g)        There is no litigation or condemnation that is pending or, to the knowledge of Seller, threatened against any Real Property or against Seller Parent, any of its Affiliates or any Group Company with respect to any Real Property.

(h)         No Person has the right to purchase or otherwise acquire any of the Real Property, and none of Seller Parent, any of its Affiliates or any Group Company has entered into an agreement to sell or acquire any of the Real Property or any other real estate.

(i)         Each Facility on any Owned Real Property is entirely located on such Owned Real Property and does not encroach onto any adjacent property.

(j)          With respect to the Real Property:

(i)          each parcel of Owned Real Property is either (A) freely accessible directly from public streets or (B) uses adjoining private land to access the same in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such land; and

(ii)          neither Seller Parent nor any of its Subsidiaries (including the Group Companies) owes any brokerage commissions or finders’ fees with respect to the Real Property.

(k)        None of Seller Parent or any of its Subsidiaries (including the Group Companies) has, or will have as of the Closing Date, licensed, subleased or granted any third party the right to use or occupy the Real Property and there are, and will be as of the Closing Date, no parties in possession of the Real Property that are not entitled to such possession.

Section 3.13        Intellectual Property.

(a)         Schedule 3.13(a)(i) contains a list of all issued Patents, applications for Patents, registered Trademarks, applications for the registration of Trademarks, registered Copyrights, applications for the registration of Copyrights and domain name registrations included in the Group Company Intellectual Property, and (i) the application or serial number and application date (as applicable), (ii) the registration number and registration or issuance date (as applicable) and (iii) the jurisdiction of application or registration (the “Registered Group Company IP”).  Schedule 3.13(a)(ii) contains a list of all issued Patents, applications for Patents, registered Trademarks, applications for the registration of Trademarks, registered Copyrights, applications for the registration of Copyrights and domain name registrations included in the Purchased Intellectual Property, and (i) the application or serial number and application date (as applicable), (ii) the registration number and registration or issuance date (as applicable) and (iii) the jurisdiction of application or registration (the “Registered Purchased IP”).

(b)         To the knowledge of Seller, other than the Purchased Intellectual Property and the Seller Parent Licensed Intellectual Property, the Group Companies own and possess all right, title and interest in and to, or have a valid and enforceable license to use, all Intellectual Property that is used in or necessary for the operation of the Automotive Thermal Products Business as currently conducted and as currently proposed to be conducted, free and clear of all Liens (other than Permitted Liens) and other restrictions or limitations regarding use, transfer or disclosure.  The Group Companies are, and as of the Closing will be, the sole and exclusive, legal and beneficial owners of all Group Company Intellectual Property, free and clear of all Liens other than Permitted Liens.  To the extent Seller Parent or any of its Affiliates has or had any right, title or interest in any Group Company Intellectual Property, such Person has assigned or prior to or at the Closing will assign to the Group Companies all of their rights, title and interests in and to such Group Company Intellectual Property.  The Registered Group Company IP is subsisting, and, to the knowledge of Seller, the Registered Group Company IP which has been duly registered or issued is valid and enforceable.  No claim or Action is pending, or to the knowledge of Seller, threatened, (i) that challenges the validity, ownership, use, disclosure or enforceability of any of the Group Company Intellectual Property, or (ii) alleging any infringement, misappropriation, dilution or other violation of any Group Company Intellectual Property.  To the knowledge of Seller, no Person has in the past five (5) years infringed, misappropriated, diluted or otherwise violated any Group Company Intellectual Property.

(c)        Other than Group Company Intellectual Property, to the knowledge of Seller, the Purchased Intellectual Property and the Seller Parent Licensed Intellectual Property constitute all Intellectual Property that is used in or necessary for the operation of the Automotive Thermal Products Business as currently conducted and as currently proposed to be conducted.  To the knowledge of Seller, the Seller Parent and its Affiliates (other than the Group Companies) own and possess all right, title and interest in and to, or have a valid and enforceable license to use, all Purchased Intellectual Property, free and clear of all Liens (other than Permitted Liens) and other material restrictions or limitations regarding use, transfer or disclosure.  The Registered Purchased IP is subsisting, and, to the knowledge of Seller, the Registered Purchased IP which has been duly registered or issued is valid and enforceable.  No claim or Action is pending, or to the knowledge of Seller, threatened, (i) that challenges the validity, ownership, use, disclosure or enforceability of any of the Purchased Intellectual Property or the Seller Parent Licensed Intellectual Property, or (ii) alleging any infringement, misappropriation, dilution or other violation of any Purchased Intellectual Property.  To the knowledge of Seller, no Person has in the past five (5) years infringed, misappropriated, diluted or otherwise violated any Purchased Intellectual Property.

(d)       No item of the Automotive Thermal Products Intellectual Property is subject to any outstanding Governmental Order that restricts, impairs or otherwise imposes any obligation with respect to the legality, validity, enforceability, disclosure, use, enforcement, maintenance, transfer, licensing or other exploitation of such item, except, in the case of the Seller Parent Licensed Intellectual Property, to the extent any such Governmental Order does not restrict the Buyers’ right to use the Seller Parent Licensed Intellectual Property in the conduct of the Automotive Thermal Products Business as currently conducted, in any respect that is more restrictive than the terms set forth in the Intellectual Property License Agreement.  The consummation of the transactions contemplated hereby will not materially impair any right of a Group Company to use any Purchased Intellectual Property or Group Company Intellectual Property as would not reasonably be expected to be, individually or in the aggregate, material to the Automotive Thermal Products Business, taken as a whole.

(e)         The conduct of the Automotive Thermal Products Business as currently conducted, including the provision of products and services by the Automotive Thermal Products Business, does not, to the knowledge of Seller, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and neither Seller Parent nor any of its Affiliates (including the Group Companies) has received in the past five (5) years any notices, or, to the knowledge of Seller, threats (including by any demand or offer to license any Intellectual Property from any third party or any claim that Seller Parent or any of its Affiliates (including the Group Companies) must license or refrain from using any Intellectual Property of any third party) from any Person, and there are no pending Actions by any third party, alleging that the conduct of the Automotive Thermal Products Business as currently conducted has infringed, violated, or misappropriated the Intellectual Property of any third party.

(f)          Seller Parent and its Affiliates (including the Group Companies) have taken commercially reasonable actions to maintain and protect the Purchased Intellectual Property and the Group Company Intellectual Property.  Seller Parent and its Affiliates (including the Group Companies) have exercised reasonable care to protect the secrecy and confidentiality of all material confidential information and trade secrets included in the Purchased Intellectual Property and Group Company Intellectual Property.  With respect to any material confidential information or trade secrets included in the Purchased Intellectual Property or Group Company Intellectual Property within the control or possession of Seller Parent or any of its Affiliates (including the Group Companies), such material confidential information or trade secrets have not been divulged to any third party that is not obligated to maintain their confidentiality.

(g)         Subject to the Remedies Exception, Seller Parent and each of its Affiliates (including the Group Companies), as applicable, is a party to a valid, binding and enforceable written Contract with each employee, director, manager, officer or independent contractor of such Person or other Person employed or engaged by it at any time for the creation or development of any Purchased Intellectual Property or Group Company Intellectual Property owned by it, which written Contract assigns to, and vests in, Seller Parent or its Affiliate (including the Group Companies), as applicable, exclusive ownership of such Intellectual Property.  Seller Parent has provided Buyer Parent true and complete copies of the form of each such Contract.

(h)        None of Seller Parent or any of its Affiliates (including the Group Companies) has undertaken any commitment, nor does it have any obligation, to (i) contribute any Purchased Intellectual Property or Group Company Intellectual Property to the public domain, (ii) grant the royalty-free and unrestricted use of any Purchased Intellectual Property or Group Company Intellectual Property by any trade group or association or (iii) place any restrictions on the terms under which any Purchased Intellectual Property or Group Company Intellectual Property may be licensed, including, without limitation, any commitment or obligation arising from participation by Seller Parent or any of its Affiliates (including the Group Companies) in any standards-setting activities or any standards-setting organizations.

(i)          None of the Seller Parent or any of its Affiliates (other than the Group Companies) owns any rights in or to any of the Group Company Intellectual Property other than the license rights to be granted by Dana Limited to Seller Parent pursuant to the Intellectual Property License Agreement.

(j)          The Group Companies own, lease, license or otherwise have the legal right to use all IT Assets, and such IT Assets are sufficient for the Automotive Thermal Products Business as it is currently conducted.  To the knowledge of Seller, none of the IT Assets, contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would allow circumvention of security controls or is intended to cause damage to hardware, software or data.  To the knowledge of Seller, there are not, and for the past six years there have not been, any material and un-remedied defects, technical concerns or problems in any of the IT Assets that would prevent the same from performing in all material respects as required by the Group Companies in accordance with their user specifications or functionality descriptions.

(k)       Each Group Company and, with respect to the Automotive Thermal Products Business, Seller Parent and each of its Affiliates, has maintained commercially reasonable administrative, organizational, technical, and physical safeguards to protect the security, confidentiality and integrity of the IT Assets consistent with applicable industry standards.  There has been no Information Security Incident since January 1, 2018.

Section 3.14        Title to and Sufficiency of Assets.

(a)         The Group Companies own and have good and valid title to all material machinery, equipment and other tangible property and assets reflected as owned on the Interim Financial Statements and good and valid leasehold title to all material machinery, equipment and other tangible property and assets reflected as leased on the Interim Financial Statements, free and clear of all Liens other than Permitted Liens.

(b)        The assets, properties, Contracts and rights of the Group Companies and contained in the Purchased Assets, including the Owned Real Property and the Leased Real Property, together with all other rights of the Buyers or the Group Companies pursuant to the Transaction Documents (excluding the right to add additional services under the Transition Services Agreement if such services are material), immediately after the Closing, will constitute all of the assets, properties, Contracts and rights required to operate the Automotive Thermal Products Business in the same manner conducted on the date hereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Automotive Thermal Products Business, taken as a whole.

(c)         The Real Property, furniture, fixtures, machinery, equipment, vehicles and any other tangible assets and items of personal property of the Group Companies are in all material respects structurally sound, in adequate operating condition and repair for the operation of the Automotive Thermal Products Business, are not in need of maintenance or repair except for ordinary routine maintenance or repair and are fit for occupancy and their current uses, given the age of such assets and the use of such assets.

(d)        The Automotive Thermal Products Intellectual Property together with the Intellectual Property licensed by the Group Companies from third-parties and pursuant to the Shared Contracts constitutes all of the Intellectual Property owned or licensed by Seller Parent and its (Affiliates) and used in or necessary for the operation of the Automotive Thermal Products Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Automotive Thermal Products Business, taken as a whole.

Section 3.15        Permits. The Group Companies possess all material Permits necessary for the operation, ownership and use of the Group Companies’ assets and of the Real Property and relevant Facilities and the operation of the Automotive Thermal Products Business as currently conducted or currently contemplated to be conducted, except when the failure to possess such Permit would not reasonably be expected to be, individually or in the aggregate, material to the Automotive Thermal Products Business, taken as a whole.  All such Permits are in full force and effect, and there are no Actions pending or, to the knowledge of Seller, threatened, by or before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Automotive Thermal Products Business, taken as a whole.  The Group Companies are in material compliance with all Permits.  Since January 1, 2018, the Group Companies have been and are in compliance with the terms and conditions of the Permits.

Section 3.16         Employee Benefit Plans.

(a)         Schedule 3.16(a) forth a true and complete list, as of the date hereof, of each Group Company Plan and each material Seller Plan.  No Person, other than a current or former Business Employee, is or was a participant in or member of any Group Company Plan or is or was entitled to any rights under such Group Company Plan.

(b)        Seller Parent has made available to Buyer Parent copies of (i) each Group Company Plan and each material Seller Plan (including any Group Company Plan executed with unions and/or works councils); (ii) summary plan descriptions and any summaries of material modifications with respect to each Group Company Plan and material Seller Plan for which a summary plan description is required; (iii) all determination, opinion or advisory letters from the Internal Revenue Service with respect to any Group Company Plan and Seller Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”); (iv) any trust instruments or insurance contracts for each Group Company Plan; (v) the three (3) most recent Form 5500s (including all schedules and financial statements) for each Group Company Plan; (vi) administrative agreements for each Group Company Plan; (vii) all material communications with the IRS, DOL or other Governmental Authority relating to any Group Company Plan or Seller Plan; and (viii) employee manuals, policies and/or handbooks applicable to the Business Employees and describing any Group Company Plan or Seller Plan

(c)         None of the Group Company Plans, is a: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan, (iv) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40)(A), or (v) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  None of the Group Companies currently has any outstanding liability or could reasonably be expected to incur any liability under Title IV of ERISA or Section 412 of the Code, including by reason of being a member of a controlled group within the meaning of Section 4001(a)(14) of ERISA or being treated as a single employer along with Sellers or any other entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.  No event or circumstance exists, or could exist as a result of the transactions contemplated by this Agreement, under which Buyer and its Affiliates could incur any liability under Title IV of ERISA or Section 412 of the Code with respect to any Seller Plan or Group Company Plan or any plan sponsored, maintained or contributed to, or required to be contributed to, by an entity that, together with the Group Companies or the Sellers, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(d)         None of the Group Company Plans provides or is obligated to provide health, life insurance, or other employee welfare benefits after a Business Employee’s retirement or other termination of employment except as required by Section 4980B of the Code and for which the covered individual pays the full cost, or, for Business Employees outside the United States, as otherwise required by Law.  The Group Companies have complied in all material respects with the continuation coverage requirements as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Group Company Plan or Seller Plan to which such continuation coverage requirements apply.

(e)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event, including a termination of employment or service in connection therewith): (i) result in any payments to or benefits for a Business Employee that may be considered, individually or in the aggregate, to be “excess parachute payments” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code), (ii) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any Business Employee, (iii) increase any compensation or benefits otherwise payable to, or accelerate vesting or timing of payment of any compensation or benefits payable to, a Business Employee, or otherwise payable by the Group Companies or any of their Subsidiaries, (iv) require any contributions or payments to fund any obligations under any Group Company Plan, (v) create any limitation or restriction on the right to merge, amend or terminate any Group Company Plan.  None of the Seller Plans or Group Company Plans is a deferred compensation plan subject to the requirements of Section 409A of the Code.  None of the Group Companies have any contractual obligation to make any gross-up payments of any kind in relation to any Seller Plan or Group Company Plan, including any gross-up payments as a result of excise taxes imposed by Section 4999 of the Code or additional income taxes imposed by Section 409A of the Code.

(f)         Each Qualified Plan has received a favorable determination letter, has pending or is within the remedial amendment period in which to file an application for such determination from the Internal Revenue Service or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  Nothing has occurred with respect to the administration of any Qualified Plan that could reasonably be expected to adversely affect the qualified status of such Qualified Plan.  Each Qualified Plan has been timely amended to comply with current Law.

(g)        The Group Companies have performed in all material respects all obligations required with respect to each Group Company Plan and Seller Plan.  Each Group Company Plan and Seller Plan has been maintained in material compliance with its terms and Law and all payments (including premiums due) and all employer and employee contributions required to have been collected for Business Employees in respect of each Group Company Plan and Seller Plan have been paid when due, except for any failures which could not reasonably be expected to result in a material liability to a Group Company.  No “non-exempt prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred in connection with any Group Company Plan or Seller Plan, or breach of any fiduciary duty described in Section 404 of ERISA that could reasonably be expected to result in any material Liability for a Group Company.  Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to a Group Company other than claims for benefits in the ordinary course and appeals thereof, there are no actual or, to the knowledge of Seller, threatened claims, audits, investigations, litigation, actions, hearings or other proceedings involving any Group Company Plan or Seller Plan.

(h)         All contributions, premiums and expenses payable to or in respect of any Group Company Plan or the operation or administration thereof that relate to or arose with respect to any period on or prior to the date hereof have been paid or will be adequately accrued on applicable balance sheet.  All benefits or compensation due under each Group Company Plan have been paid.

(i)          Each Group Company Plan, and with respect to each Business Employee, each Seller Plan, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act in all material respects.  There are no circumstances which could reasonably be expected to result in any material Tax or penalty of any kind being assessed against any Group Company as a result of any failure to comply with any requirement of the Affordable Care Act, including any taxes or penalties under Section 4980D or 4980H of the Code.

(j)         Neither the Sellers nor any Group Company has made any commitment to amend or modify any Group Company Plan, to establish any new Group Company Plan, or to enter into any arrangement that, if adopted, would constitute a Group Company Plan, in each case except as required by Law or the terms of such Group Company Plan or in connection with annual renewals that do not materially increase the cost for any Group Company.

(k)         Any amendment, termination, or closure of the Group Company Pension Plans that took effect prior to the Closing has been completed in compliance with all applicable Laws. To the knowledge of Seller, there are no events or circumstances that would give rise to (i) a claim, entitlement or expectancy under a Group Company Pension Plan that has been closed prior to Closing  with regard to any employee hired after such closure or (ii) a claim, entitlement or expectancy with respect to a Group Company Pension Plan that has been amended prior to Closing based on a version of the Group Company Pension Plan prior to such amendment.

Section 3.17        Employees.

(a)         Each Group Company is, and for the last three years has been, in material compliance with all applicable Laws respecting employment, employment practices and labor, including relating to wage and hour, pay, working hours, leaves, holidays and holiday pay, collective bargaining, discrimination, harassment, civil rights, child labor, equal employment opportunity, immigration, I-9, pay equity, social security contributions, insurance against accidents at work, and occupational safety and health.  Each Person who has provided or is providing services to any of Group Company has been properly classified under all applicable Laws and each Group Company Plan and Seller Plan, as applicable, as an overtime exempt or non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee.  During the past three years, there have been no Actions pending or, to the knowledge of Seller, threatened against any Group Company with respect to compliance with Laws respecting employment, employment practices and labor.

(b)         Schedule 3.17(b) sets forth a list of the Collective Bargaining Agreements.  With the exception of the Collective Bargaining Agreements listed on Schedule 3.17(b), no Group Company has been bound by, a party to, or negotiating with respect to any collective bargaining agreement or other Contract with a labor or trade union or works council.  To the knowledge of Seller, there are no labor or trade unions or works councils engaged in any organizing activity with respect to any Business Employees, and no such organizing activity has occurred during the past three years.  There is not, and during the past three years there has not been, any strike, organized work slowdown, picketing, lockout, organized work stoppage, industrial action or other material collective labor grievance by or on behalf of any Business Employee, and to the knowledge of Seller, no such activity is threatened.  Each Group Company has complied in all material respects with the terms of any relevant Collective Bargaining Agreement or arrangement with any trade or labor union, employee representative or works council or their representatives governing the terms and conditions of employment.

(c)        As of the most recent practical date prior to the date hereof, Buyer Parent has been provided with Schedule 3.17(c) on a confidential basis, which sets forth in a true and accurate manner the following information by employing entity with respect to each Business Employee as of such date: (i) number of years of service with Seller Parent or its Subsidiaries; (ii) job title and, if applicable, level of classification; (iii) base salary or wage rate; (iv) target bonus information; (v) length of recognized service; (vi) job location; (vii) with respect to the Business Employees working in the United States, whether the employee is exempt or nonexempt for overtime pay purposes under the Fair Labor Standards Act and applicable state overtime Laws.

(d)        During the past three years, no Group Company, or with respect to the Automotive Thermal Products Business or the Purchased Assets, Seller Parent or any of its Subsidiaries, has been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any similar Governmental Authority outside of the United States, or any other immigration-related enforcement proceeding, and no Group Company has received any notice in the past three years, of any potential or actual violation of immigration or Laws.  Schedule 3.17(d) sets forth a list of Business Employees working for any Group Company who are subject to a visa or work permit, the type of visa or work permit and the expiration date of such visa or work permit.  Each Group Company has in its records a Form I-9 that was completed in accordance with applicable Law for each Business Employee for whom such form is required under applicable Law.

(e)        During the past three years, there has not been any “mass layoff” or “plant closing” or other redundancy, organizational dismissal or employment loss or similar event as defined by the Worker Adjustment and Retraining Notification Act of 1988 (collectively, the “WARN Act”) and similar Laws outside of the United States affecting any employees or former employees of any of the Group Companies or with respect to the Automotive Thermal Products Business or the Purchased Assets, Seller Parent or any of its Subsidiaries, and the transactions contemplated herein will not, prior to and through the Closing Date, result in a “mass layoff” or “plant closing” or other employment loss under the WARN Act or similar Law outside of the United States.  There have been no employment losses as defined under the WARN Act or similar Laws outside of the Unites States as to any current or former employees of any of the Group Companies or with respect to the Automotive Thermal Products Business or the Purchased Assets, Seller Parent or any of its Subsidiaries, within the 90-day period prior to the date of this Agreement.

Section 3.18         Environmental; Health & Safety Compliance.

(a)         The Group Companies and, with respect to the Automotive Thermal Products Business and the Purchased Assets, the Seller Parent and its Affiliates, are, and since January 1, 2017 have been, in material compliance with all applicable Environmental Health & Safety Laws, including those that protect worker health and safety, including machine guarding, at the Facilities and Real Property.

(b)        Schedule 3.18(b) contains a list of all material Environmental Permits required for the lawful operation of the Real Property and the Group Companies and (i) all such Environmental Permits are valid and in full force and effect and (ii) no Group Company nor Seller Parent or any of its Affiliates is in material violation of any Environmental Permit set forth on Schedule 3.18(b).

(c)        Since January 1, 2017, (i) no material written notice, claim, inquiry, order, request for information, complaint, penalty demand or violation notice has been made or received by the Seller Parent or any of its Affiliates (including the Group Companies) and (ii) there is no material Action or, to knowledge of Seller, claim or investigation pending or threatened in writing, that alleges the actual or potential violation of or noncompliance with any Environmental Health & Safety Law or Environmental Permit, or alleges any potential Liability or Damages arising under or relating to any Environmental Health & Safety Law, by or of any Group Company or otherwise in relation to the Automotive Thermal Products Business or the Real Property.

(d)         Since January 1, 2017, there has been no past or present contamination, treatment, storage, disposal, transport, handling, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances in violation of applicable Environmental Health & Safety Law at any real property currently or formerly owned, occupied, operated or leased by any Group Company, including the Real Property, or with respect to any real property for which any Group Company has any Liability with respect to.  To the knowledge of Seller, there are no pending or threatened investigations of any Group Company or the Automotive Thermal Products Business, or any real property currently or formerly occupied, operated or leased by Seller Parent or any of its Affiliates, including the Real Property, under Environmental Health & Safety Laws; and

(e)      no Group Company has assumed, undertaken or is currently subject to any material Liability to any other Person arising under Environmental Health & Safety Law.

Section 3.19        Taxes.

(a)       Each of the Group Companies has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), all such Tax Returns are true and complete in all material respects and each of the Group Companies has paid all material Taxes shown as due on such Tax Returns.  All material Taxes required to be withheld by the Group Companies have been withheld and, to the extent required, have been paid over to the appropriate Taxing Authority.

(b)         No deficiency for any Taxes has been asserted or assessed by any Taxing Authority in writing against any of the Group Companies (or, to the knowledge of Seller, has been threatened or proposed), except for such deficiencies that have been satisfied by payment, settled or withdrawn.  No audit or other proceeding by any Taxing Authority is in progress with respect to any Taxes due from the Group Companies, and none of the Group Companies has received written notice from any Taxing Authority that any such audit or proceeding is contemplated or pending.

(c)         No waiver or extension of the statute of limitations is currently in effect for the assessment of any material Taxes on any of the Group Companies.

(d)         No Liens for Taxes upon the Purchased Assets or the assets of the Group Companies have been filed, other than Permitted Liens.

(e)         Within the last two (2) years, no Group Company has, nor has Seller Parent or any of its Affiliates with respect to the Automotive Thermal Products Business, received a written notice from a Taxing Authority to pay Taxes or file Tax Returns in a jurisdiction where the Group Company or Seller Parent or its Affiliate does not pay Taxes or file Tax Returns, which has not been resolved.

(f)         No Group Company is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract, other than (i) any Tax sharing, allocation or indemnification agreement the only parties to which are any of Seller Parent and its Subsidiaries, (ii) any customary commercial Contracts not primarily related to Taxes and (iii) customary Tax gross-up or Tax allocation provisions in financing agreements or property leases.

(g)         No Group Company has any Liability for the Taxes of any Person (other than the Taxes of Seller Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(h)        No Group Company has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)         No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j)         In the two-year period prior to the date hereof, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k)         Notwithstanding anything to the contrary, no breach or inaccuracy of any representation or warranty in this Section 3.19 shall entitle any Buyer Indemnitees to be indemnified for Damages with respect to Taxes relating to any Post- Closing Tax Period (including with respect to the existence, amount, availability of, or limitations on any Tax attribute of any Group Company in any Post-Closing Tax Period).

Section 3.20        Insurance. Seller Parent and its Subsidiaries (including the Group Companies) have valid and currently effective insurance policies or binders of insurance issued to or in favor of the Group Companies or the Purchased Assets by the insurance companies listed on Schedule 3.20 (collectively, as they relate to the Group Companies, and including any schedules, attachments, amendments or supplements thereto, the “Insurance Policies”).  Schedule 3.20 lists each material Insurance Policy maintained by or for the benefit of the Group Companies as of the date hereof, specifying for each, (a) the name of the insurer, (b) the expiration date, and (c) all material outstanding claims made by or on behalf of the Group Companies, or with respect to the Automotive Thermal Products Business, Seller Parent or its Affiliates, under any Insurance Policy.  All Insurance Policies are in full force and effect, all premiums due on such Insurance Policies have been paid, there are no material unpaid retrospective premium adjustment due or audits outstanding for any prior policy period(s) other than the current policy period, and no written notice of cancellation, termination or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by Seller Parent or its Subsidiaries (including the Group Companies).  There is no material claim by or with respect to the Group Companies or the Automotive Thermal Products Business pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy or in respect of which such underwriter has reserved its rights or refused to cover all or any portion of such claims.  Neither a Seller nor its respective Subsidiaries (including the Group Companies) have been refused coverage with respect to the Automotive Thermal Products Business by any insurance carrier to which it has applied for insurance or with which it has insurance coverage.

Section 3.21         Intercompany Transactions; Affiliate Transactions; Shared Contracts.

(a)         Schedule 3.21(a) lists all material agreements, arrangements and other commitments or transactions to or by which any Group Company, on the one hand, and any Retained Company, on the other hand, are or have been parties or otherwise bound or affected and that are currently pending or in effect (any such transaction, an “Intercompany Transaction”).  Each Intercompany Transaction was on terms and conditions (x) no more favorable to the Retained Companies or the Group Companies than as would be obtainable by them at the time in a comparable arm’s-length transaction or (y) that satisfy applicable “transfer pricing” Laws.

(b)       Schedule 3.21(b) lists all Contracts (other than employment agreements or customary confidentiality agreements and invention assignment agreements entered into with employees generally) between any Group Company and any present officer or director of any Group Company or any person that has served as such an officer or director since January 1, 2018 or, to the knowledge of Seller, any of such officer’s or director’s immediate family members or any Affiliate of any such officer or director (any such Contract, an “Affiliate Transaction”).  Each Affiliate Transaction was on terms and conditions no more favorable to such officer, director, immediate family member or Affiliate than as would be obtainable by them at the time in a comparable arm’s-length transaction.

(c)        Schedule 3.21(c) lists all Shared Contracts with respect to the procurement of supplies for the Automotive Thermal Products Business requiring annual payments by the Group Companies in excess of $500,000.  There are no material Shared Contracts with customers of the Group Companies (other than any such material Shared Contracts to which a Group Company is a party thereto).

Section 3.22       Material Customers and Material Suppliers.  Schedule 3.22 sets forth (a) the Material Customers and (b) the Material Suppliers.  No Material Customer or Material Supplier has terminated or materially and adversely changed its relationship with the Group Companies or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, in the past twelve (12) months, and no Group Company or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, has received any written notice, or, to the knowledge of Seller, oral notice, to the effect that any such customer or supplier intends to terminate or otherwise materially and adversely change its relationship with any Group Company or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, including, but not limited to, in each case, as a result of this Agreement or any other Transaction Documents or the transactions contemplated thereby.

Section 3.23        Product Warranty and Product Liability.

(a)         No Group Company or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, has any Liability for replacement or repair for products sold, rented, leased, provided, or delivered by a Group Company or Seller Parent or its Affiliates, with respect to the Automotive Thermal Products Business, to customers, except (i) pursuant to the ordinary course standard written warranty policies of the Group Companies or Seller Parent or its Affiliates or (ii) that would not be expected to result in a material Liability to, or with respect to, the Automotive Thermal Products Business.

(b)        There are no, and since January 1, 2018, there have been no material product liability claims or, to the knowledge of Seller, threatened material product liability claims against the Group Companies or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, whether covered by insurance or not and whether litigation has resulted or not.

(c)       There are no, and since January 1, 2018, there have been no product recall campaigns with respect to products sold by the Group Companies or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, or for which the Group Companies or, with respect to the Automotive Thermal Products Business, Seller Parent or any of its Affiliates, otherwise have liability in process or that have been mandated or recommended by any Governmental Authority, and, to the knowledge of Seller, no Governmental Authority is contemplating requiring or recommending such a campaign.

(d)         Except to the extent reflected as a reserve on the Financial Statements, no circumstances exist which are reasonably likely to result in any material product liability or product warranty Liability for the Group Companies or the Automotive Thermal Products Business.

(e)       Neither a Group Company nor the Automotive Thermal Products Business has ever (i) manufactured, assembled, sold or otherwise distributed any products containing asbestos or asbestos containing materials or (ii) acquired any assets or businesses (by stock acquisition, merger, consolidation or otherwise) which related to or were involved in the manufacture, assembly, sale or distribution of any products containing asbestos or asbestos containing materials.

Section 3.24       Group Company Solvency.  None of the Group Companies is insolvent, nor has any Group Company ever been subject to, or filed for, any insolvency procedure, nor has any Group Company incurred in any of the circumstances involving a reduction in the respective corporate capitals for losses and/or below the legal limit according to the applicable Law. No orders, requests, petitions, applications or resolutions for the starting of any of the above procedures or the procuring of any of the above occurrences has been given, made, filed or taken, no bankruptcy administrators or receivers, or similar officers, have been appointed and there are no circumstances, state of facts or conditions justifying any of the foregoing.

Section 3.25      Finders’ Fees.  Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Seller Parent, there is no investment banker, broker, finder or other Person that has been retained by or is authorized to act on behalf of the Sellers or their Subsidiaries who might be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement.

Section 3.26       No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (subject to the Disclosure Schedules) and in the other Transaction Documents and in any certificates delivered in connection with the Closing, none of the Retained Companies or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Sellers, their Subsidiaries (including the Group Companies) or any of the Purchased Interests or the Purchased Assets or with respect to any other information provided, or made available, to Buyer Parent or any of its Affiliates or Representatives in connection with the transactions contemplated hereby.  None of the Sellers or any other Person will have or be subject to any Liability or other obligation to Buyer Parent, its Affiliates or Representatives or any Person resulting from the sale of the Purchased Interests to the Buyers or a Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer Parent, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III.  Each of Seller Parent and its Affiliates disclaim any and all other representations and warranties, whether express or implied.  Notwithstanding anything to the contrary contained in this Agreement, none of the Retained Companies or any of their respective Representatives make any express or implied representation or warranty with respect to the matters relating exclusively to the Retained Businesses.  Seller Parent and its Affiliates represent and warrant that neither the Buyers nor any of their Representatives, nor any other Person, have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Buyers or other matters except for those representations and warranties as are specifically included in Article IV of this Agreement and in the other Transaction Documents and in any certificates delivered in connection with the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT

Buyer Parent represents and warrants to Seller Parent as of the date of this Agreement and as of the Closing Date that:

Section 4.01        Existence and Power.  Each Buyer is an entity duly organized, validly existing and in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable.  Each Buyer is duly licensed or qualified to do business and (where applicable) in good standing (or local equivalent) as a legal entity in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of such Buyer to enter into and timely perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 4.02        Authorization.  The execution, delivery and performance by each Buyer of the Transaction Documents, in each case, to which it is or will be a party and the consummation of the transactions contemplated thereby are within such Buyer’s organizational powers and have been (or will be prior to the execution thereof) duly authorized by all necessary action on the part of such Buyer.  This Agreement has been duly and validly executed and delivered by Buyer Parent and (assuming the due and valid execution and delivery of this Agreement by Seller Parent) constitutes a legal, valid and binding agreement of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, subject only to the Remedies Exception.  Each other Transaction Document shall be duly and validly executed by each Buyer party thereto at or prior to the Closing and, upon such execution and delivery by such Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms, subject to the Remedies Exception.

Section 4.03        Governmental Authorization.  Assuming the accuracy and completeness of the representations and warranties of Seller Parent contained in this Agreement, the execution, delivery and performance by Buyers of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of the Buyers, or any material filing by a Buyer with, any Governmental Authority, other than compliance with a Buyer’s obligations under any applicable requirements of the Competition Laws, Applicable Foreign Investment Laws and the Share Transfer Laws.

Section 4.04       Noncontravention.  The execution and delivery by each Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby or compliance by each Buyer with the terms and provisions thereof do not and will not, as of the Closing, (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Buyer, (b) assuming compliance with the matters referred to in Section 4.03 and the completion of the consultation procedures with the Uden Works Council in accordance with article 25 WOR, conflict with or result in a violation or breach of any Law or Governmental Order to which a Buyer is subject, (c) require any approval, authorization, consent, notice to or other action by or with respect to any Person under, conflict with or result in a violation or breach of, or default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which the Buyers or any of their Affiliates are entitled under any provision of any agreement or other instrument binding upon the Buyers or any of their Affiliates or (d) result in the creation or imposition of any material Lien on any asset of the Buyers or any of their Affiliates (except, in the case of clauses (c) and (d), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of a Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).

Section 4.05        Financial Ability.  Buyer Parent has, and at the Closing will have, cash on hand necessary to consummate the transactions contemplated by this Agreement on the Closing Date or in connection with the Closing, including effecting the payment of the Purchase Price and paying all related fees and expenses.  Buyer Parent has not incurred any obligation, commitment, restriction or Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources or the ability to consummate the transactions contemplated hereby.

Section 4.06        Litigation.  There are no Actions pending or, to the knowledge of Buyer, threatened against a Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of a Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 4.07        Purchase for Investment.  The Buyers are purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  The Buyers (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment.  The Buyers understand and agree that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Section 4.08      Finders’ Fees.  Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by Buyer Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyers or any of their Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09        No Additional Representations; No Reliance.

(a)        Buyer Parent represents and warrants that none of the Retained Companies or any of their respective Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Group Companies, the Purchased Interests or other matters except for those representations and warranties as are specifically included in Article III of this Agreement (subject to the Disclosure Schedules).  Without limiting the generality of the foregoing, none of the Retained Companies or any of their respective Representatives, or any other Person, has made a representation or warranty to the Buyers with respect to, and neither the Sellers nor any other Person shall be subject to any Liability to the Buyers or any other Person resulting from, the Sellers or their Representatives making available to the Buyers, (i) any projections, estimates or budgets for the Group Companies or (ii) any materials, documents or information relating to the Sellers or the Group Companies made available to the Buyers or their Representatives in certain “data rooms,” offering memoranda, confidential information memoranda, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement.  In connection with Buyer Parent’s investigation of the Group Companies, Seller Parent has delivered, or made available to Buyer Parent and its Affiliates and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Group Companies relating to certain business plan information of the Group Companies.  Buyer Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer Parent is familiar with such uncertainties, that Buyer Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer Parent and its Affiliates and Representatives shall have no claim against the Retained Companies or any other Person with respect thereto.  Accordingly, Buyer Parent acknowledges that, without limiting the generality of Section 3.28, none of the Retained Companies or any of their respective Representatives have made any representation or warranty with respect to such projections and other forecasts and plans.

(b)         Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that none of the Retained Companies or any of their respective Representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Group Companies and, except as expressly provided in Article III of this Agreement, and subject to the terms and conditions of Article III of this Agreement, it is understood that Buyer is acquiring the Group Companies as-is and where-is with any and all faults and defects as of the Closing Date.

(c)       In furtherance of the foregoing, Buyer Parent acknowledges that it is not relying on any representation or warranty of the Retained Companies or any of their respective Representatives, other than those representations and warranties specifically set forth in Article III of this Agreement.  Buyer Parent acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Group Companies and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III.

ARTICLE V
COVENANTS

Section 5.01        Interim Conduct of Business.

(a)         From the date hereof until the Closing Date, except as set forth on Schedule 5.01(a), as required by Law, as otherwise expressly provided by the Transaction Documents or with Buyer Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller Parent shall, and shall cause its Affiliates and the Group Companies to, use their reasonable best efforts to conduct the Automotive Thermal Products Business in the ordinary course of business consistent with past practices, preserve intact the present organization, business and goodwill of the Purchased Assets and the Group Companies and the present relationships with material customers, material suppliers, the Business Employees, lenders, suppliers, Governmental Authorities and others having, material business relationships with the Group Companies or relating to the Purchased Assets or the Automotive Thermal Products Business; provided, that during the coronavirus (COVID-19) pandemic, all or a portion of the employees of the Automotive Thermal Products Business may work remotely (to the extent their position makes it possible to do so) and, provided, further, that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, Seller Parent and its Affiliates may take such other actions as are reasonably necessary (x) to protect the health and safety of employees and other individuals having business dealings with the Automotive Thermal Products Business or (y) to respond to supply, service or demand disruptions caused by the coronavirus (COVID-19) pandemic; provided, further, that Seller Parent will use its reasonable best efforts to consult in good faith with Buyer Parent regarding all such actions.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on Schedule 5.01(a), as required by Law, as otherwise expressly provided by the Transaction Documents or with Buyer Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller Parent shall not, and each shall cause the Group Companies not to:

(i)        sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of any material Purchased Assets or assets or properties of the Group Companies or in either case, any interests therein, except (A) pursuant to and in accordance with the terms of existing Contracts in effect as of the date of this Agreement, (B) for sales or licensing of products to customers (including the Retained Companies) in the ordinary course of business consistent with past practice or (C) in favor of the Retained Companies (x) with respect to the purchase and sale of inventory or the provision of goods or services, in each case, in the ordinary course of business consistent with practice or (y) to transfer any assets that are not Automotive Thermal Products Business Assets;

(ii)        create or otherwise incur any Lien on any of the Purchased Assets, Purchased Interests, or any material asset or property of any Group Company, other than Permitted Liens;

(iii)       except as set forth in the capital expenditure budget attached to Schedule 5.01(a)(iii), commit the Group Companies to make or commit to make any capital expenditures, in each case other than in the ordinary course of business consistent with past practice and not in excess of $1,000,000 in the aggregate;

(iv)       other than in connection with actions contemplated by this Agreement, permit the Group Companies to incur any Indebtedness or any Liability therefore, except borrowings in the ordinary course of business consistent with past practice and not in excess of $250,000 in the aggregate;

(v)       accelerate, amend or otherwise modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed on Schedule 3.09, other than any amendment or modification entered into in the ordinary course of business consistent with past practices and containing terms, taken as a whole, not materially less favorable to the Group Companies than the terms of such Contract in effect as of the date of this Agreement or assign or waive any material rights or interests therein;

(vi)       enter into any Contract that would be required to be disclosed on Schedule 3.09(a) if such Contract were in effect as of the date of this Agreement;

(vii)     settle or compromise, or offer or propose to settle or compromise, or agree to the entry of any order with respect to, (i) any claims, Actions or disputes involving or against the Group Companies, except where the amount paid in settlement or compromise does not exceed $500,000 in the aggregate, as long as no such settlement, compromise or order imposes any equitable relief on the Group Companies, or (ii) any claim, Action or dispute that relates to the transactions contemplated by this Agreement or any other Transaction Document;

(viii)     make, change or rescind any material Tax election, settle or compromise any material claim made by a Taxing Authority, amend any material Tax Return, enter into any material closing agreement, surrender any right to claim a refund of a material amount of Taxes or extend or waive any applicable statute of limitations with respect to material Taxes, except with respect to any matters relating to any Seller Combined Tax Returns or the Tax matters of any combined, consolidated, unitary or similar group that includes Seller Parent (or any of its Affiliates that are not a Group Company) and any of the Group Companies;

(ix)       make any change in any method of financial accounting or financial accounting practice of the Group Companies, except for any such change required by reason of a change in GAAP;

(x)       except as required by Law or the terms of any existing Group Company Plan, Seller Plan or existing Contracts or Collective Bargaining Agreements in effect as of the date hereof, (A) increase the compensation, severance or termination pay (including any retention bonus or change in control bonus) to, or benefits of, any Business Employee; (B) terminate (other than for cause) the employment of any management-level Business Employee; (C) adopt, enter into or materially amend any Group Company Plan or any arrangement that would have been a Group Company Plan had it been entered into prior to this Agreement, other than annual renewals of welfare plans in the ordinary course of business, provided that such renewals do not materially increase costs to the Group Companies; (D) grant any new awards, or amend or modify the terms of any outstanding awards, under any Group Company Plan, or otherwise with respect to any Business Employee, other than individual grants or amendments to awards (which are not part of a new broad‑based program) in an amount not to exceed $20,000 made in the ordinary course of business consistent with past practice with respect to any employee below the level of vice president; (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business or participant loans under a Group Company Plan) to any Business Employee; (F) engage any independent contractor (who is a natural person) with annual consulting fees in excess of $100,000 without reserving the right to terminate the engagement without cost upon notice of ninety (90) days or less; or (G) become a party to, establish, adopt, amend, commence participation in, terminate or enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xi)      make any loans or advances of money to any Person (other than the Group Companies and their Subsidiaries), except for advances to employees or officers of the Group Companies or any of their Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(xii)       hire any employee or promote any Business Employee, in each case whose base salary will be in excess of $75,000 as a result of such hiring or promotion, except as necessary to fill open positions at a Group Company with an employee whose base salary will be less than $125,000, or hire any employee of the Retained Companies or otherwise transfer any employee of the Retained Companies to any of the Group Companies or vice versa;

(xiii)     implement or announce any facility closings or reductions in work force which would result in employment losses sufficient to trigger any obligations under the WARN Act (or similar Laws);

(xiv)     permit the Group Companies to acquire any business or any Person or any division thereof, whether by merger or consolidation with, or purchase of the assets or stock or other equity interest thereof, or by any other manner;

(xv)       lease or acquire any real property;

(xvi)     adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file any petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to an assignment for the benefit of creditors or the filing of any bankruptcy petition, in each case, against or involving any Group Company;

(xvii)    acquire by merger or consolidation with, or merge or consolidate with, or purchase any material assets or Equity Interests of, any corporation, partnership, association, joint venture or other business organization or division thereof or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, disposition (of assets or equity) or other reorganization of the Group Companies;

(xviii)   adopt, approve, consent to or propose any change in the respective Organizational Documents of any of the Group Companies;

(xix)     issue, deliver or sell, or create or impose any Lien on, any Equity Interests of any Group Company (other than transferring the Purchased Interests to the Buyers at the Closing pursuant to this Agreement);

(xx)       split, combine or reclassify any Equity Interests in any Group Company;

(xxi)      terminate, let lapse or materially amend or modify any Insurance Policy;

(xxii)   except in the ordinary course of business and in a commercially reasonable manner abandon or dedicate to the public any Purchased Intellectual Property or Group Company Intellectual Property, or fail to maintain the confidentiality of any trade secrets included therein;

(xxiii)   enter into any incentive agreement or arrangement with the Hungarian Investment Promotion Agency; or

(xxiv)    agree or commit to do any of the foregoing, or omit to take any actions that would reasonably result in any of the foregoing.

For the avoidance of doubt, the Sellers shall be permitted to (i) cause each Group Company to dividend, transfer, distribute or otherwise pay to the Retained Companies any or all of the Cash and Cash Equivalents (other than an amount reasonably necessary to operate the Automotive Thermal Products Business for the five (5) day period following the Closing Date) and (ii) settle intercompany balances between any Group Company, on the one hand, and the Retained Companies, on the other hand, and make capital increases in connection therewith, except in each case, to the extent such transfer would materially hinder or interfere with, or otherwise adversely affect, the ordinary course conduct of the business of the Group Companies.

(b)         Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of the Sellers and their Subsidiaries, except solely with respect to the conduct of the Automotive Thermal Products Business and the Group Companies.

Section 5.02        Pre-Closing Access.

(a)        From the date hereof until the Closing Date, the Seller Parent shall, and shall cause its Subsidiaries to, (a) give the Buyers and their Representatives reasonable access during normal business hours and upon reasonable advance notice access to the properties, books, Contracts, Tax Returns and records of the Group Companies or the Automotive Thermal Products Business, (b) furnish to the Buyers and their Representatives such financial and operating data and other information relating exclusively to the Group Companies or the Automotive Thermal Products Business as such Persons may reasonably request and (c) use commercially reasonable efforts to cause the appropriate executive officers and other management-level employees of the Sellers and their Subsidiaries (including the Group Companies) to cooperate with the Buyers in their investigation of the Group Companies.  Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Competition Laws, (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the business of the Group Companies, (iv) subject to restrictions under the Leases, if any, and (v) at the Buyers’ sole cost and expense.  Notwithstanding the foregoing, (A) the Buyers shall not have access to (x) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information that in Seller Parent’s opinion (in its sole reasonable discretion) is sensitive or the disclosure of which could subject the Sellers or any of their Subsidiaries to risk of Liability, (y) any Real Property for purposes of conducting any environmental sampling or testing or (z) any information to the extent relating to any Retained Asset or any Tax Return of any of the Retained Companies and (B) the Sellers and their Subsidiaries may withhold (y) any information relating to the sale process for the Group Companies and information and analysis (including financial analysis) relating thereto and (z) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, the Sellers and their Subsidiaries shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (z) apply.  The Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations.  The Buyers shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.  In accordance with all applicable Competition Laws, the Sellers and their Representatives will work in good faith with the Buyer Parent and its Representatives to provide appropriate notices to and allow Buyer Parent and its Representatives to make and have communications and consultations with material customers, suppliers and vendors of and to the Automotive Thermal Products Business in connection with the transactions contemplated by this Agreement.  To the extent compliant with applicable Competition Laws, Seller Parent and its Affiliates will confer with Buyer Parent concerning operational matters of the Automotive Thermal Products Business of a significant nature, otherwise report periodically to Buyer Parent concerning and respond to Buyer Parent’s reasonable inquiries regarding the Automotive Thermal Products Business and the status of its operations and finances.

(b)        In addition to the foregoing, Seller Parent shall, and shall cause the Group Companies to, work in good faith with the Buyer Parent to identify each of the following within the thirty (30) day period following the date hereof:

(i)       any Contract (x) containing covenants expressly limiting in any material respect the freedom of a Group Company or the Automotive Thermal Products Business to engage in any line of business, acquire any entity or compete with any Person in a product line, line of business or market or to operate in any geographic area, or to make, sell or distribute any products or services, or use, transfer, or distribute any of their material assets, (y) containing exclusivity obligations or similar restrictions binding on and material to the Group Companies (or, after the Closing, the Buyers and their Affiliates), or (z) granting a most-favored nation status to any Person;

(ii)      any Contact that provides for the assumption of any environmental or other Liability of any Person other than customary indemnification provisions in ordinary course commercial arrangements; or

(iii)      any Shared Contracts which are listed on Schedule 3.09(a) (other than Customer Contracts) (it being agreed that, reasonably promptly following identification of any such Shared Contracts, Buyer Parent may identify such Shared Contracts as Buyer Designated Shared Contracts).

Section 5.03        Regulatory Filings.

(a)         Subject to the terms and conditions of this Agreement, Buyer Parent and Seller Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”), including preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with respect thereto.

(b)       In furtherance and not in limitation of the foregoing, each of Buyer Parent and Seller Parent shall, and shall cause their respective Affiliates to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Competition Laws or Applicable Foreign Investment Laws of the jurisdictions set forth on Schedule 5.03(b) with respect to the transactions contemplated hereby as promptly as reasonably practicable, (ii) use reasonable best efforts to comply at the earliest reasonably practicable date with any request under any Competition Law or Applicable Foreign Investment Law for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any such Competition Laws or Applicable Foreign Investment Law with respect to any such filing or any such transaction.  Each Party shall use its reasonable best efforts to, and to cause its Affiliates to, furnish to the other Party and its Affiliates, all information required for any application or other filing to be made pursuant to any Competition Law or Applicable Foreign Investment Law or in connection with the transactions contemplated by this Agreement to the extent permitted by Law.  Notwithstanding the foregoing, any Party or its applicable Affiliate may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party or its Affiliate under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party or its Affiliate, and the recipient Party shall, or shall cause its Affiliate to, cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party or its Affiliate, unless express written permission is obtained in advance from the source of the materials.  To the extent permitted by Law, each Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction.  Unless otherwise required by applicable Law, each Party shall not and shall cause its Affiliates not to, independently participate in any meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate.  Subject to Law, the Parties will use reasonable best efforts to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party or its Affiliate relating to proceedings under the Competition Laws or Applicable Foreign Investment Law with respect to the transactions contemplated hereby.  With respect to the Purchased Interests, Seller Parent shall, and shall cause its Affiliates to, provide all reasonable requested assistance in respect of any post-Closing formalities with the applicable Governmental Authority in accordance with the Share Transfer Laws.

(c)         In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated by this Agreement under any Competition Law or Applicable Foreign Investment Law or if any Action is instituted (or threatened to be instituted) by any Governmental Authority or any private party, challenging any of the transactions contemplated by this Agreement as violative of any Competition Law or Applicable Foreign Investment Law, each of Buyer Parent and Seller Parent shall, and shall cause their applicable Affiliates to, cooperate with each other and use reasonable best efforts to resolve any such objections or Actions so as to permit consummation of the transactions contemplated by this Agreement as expeditiously as reasonably practicable.  Without limiting the foregoing, each of Buyer Parent and Seller Parent shall, and shall cause their applicable Affiliates to, use their reasonable best efforts to (x) contest such Action, (y) seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement and (z) pursue all available avenues of administrative and judicial appeal.  Nothing in this Agreement shall require a Party to initiate litigation in respect of the Applicable Foreign Investment Law.

(d)        Buyer Parent further agrees that it shall, to the extent necessary to obtain the waiver, permit, approval, clearance or consent from any Governmental Authority in the jurisdiction set forth on Schedule 5.03(d) required to satisfy the conditions set forth in Section 8.01(a), or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment in the jurisdiction set forth on Schedule 5.03(d), promptly propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Group Companies or any Automobile thermal product assets or businesses of Buyer Parent or any of its Affiliates, in each case, in the jurisdiction set forth on Schedule 5.03(d). Notwithstanding the foregoing sentence, Buyer Parent and its Affiliates shall not be required to, and Seller Parent and its Affiliates with respect to the Group Companies and the Purchased Assets may not, without the prior written consent of Buyer Parent (which may be withheld in Buyer Parent’s sole discretion) take any action pursuant to the foregoing sentence that would, individually or in the aggregate:

(1)        have a material adverse effect on the Group Companies, the Purchased Assets and Automotive Thermal Products Business, taken as a whole (without giving effect to the transactions contemplated by this Agreement), or

(2)         materially and adversely diminish the benefits expected to be derived by Buyer Parent and its Affiliates from the consummation of the transactions contemplated by this Agreement and other transactions contemplated herein (each of (1) and (2) an “Adverse Regulatory Compliance Impact”).

(e)         For the avoidance of doubt, any such action or actions which, individually or in the aggregate would be reasonably likely to result in the combined one year loss of net sales revenues of the Group Companies and Buyer Parent’s and its Subsidiaries’ existing automotive thermal products business in the jurisdiction set forth on Schedule 5.03(d) in an aggregate amount greater than the amount set forth on Schedule 5.03(e), shall be deemed to have an Adverse Regulatory Compliance Impact.

(f)         Subject to Section 5.03(d), Buyer Parent and its Affiliates shall not be required to, and Seller Parent and its Affiliates with respect to the Group Companies and the Purchased Assets may not, without the prior written consent of Buyer Parent (which may be withheld in Buyer Parent’s sole discretion):

(i)        sell, divest, lease, license, transfer or dispose of, whether before or after the Closing, any assets, entities, licenses, operations, rights, product lines, businesses or interest therein of Buyer Parent or its Affiliates, the Group Companies, the Purchased Assets or the Automotive Thermal Products Business (or agree or consent to any of the foregoing actions);

(ii)       initiate, defend or maintain any litigation with or brought by a current or potential customer of Buyer Parent, its Affiliates, the Group Companies or the Automotive Thermal Products Business in connection with the Regulatory Approvals;

(iii)       enter into any hold-separate or similar agreements, orders or decrees; or

(iv)      change, restrict or impair, or agree or commit to any change or restriction on or other impairment of (A) the ability of Buyer Parent, its Affiliates, the Group Companies or the Automotive Thermal Products Business to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein, including the Purchased Assets or (B) Buyer Parent’s, its Affiliates’, the Group Companies’ or the Automotive Thermal Products Business’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Equity Interests of any of their Affiliates or any of the Group Companies.

(g)        Whether or not the Closing occurs, Seller Parent will be responsible for all filing fees or similar fees required in connection with obtaining the Regulatory Approvals with respect to the transactions contemplated by this Agreement.

Section 5.04        Intercompany Balances; Affiliate Transactions.

(a)         Except as set forth on Schedule 5.04(a), Seller Parent shall cause all intercompany balances between any of the Group Companies, on the one hand, and any of the Retained Companies, on the other hand, to be paid in full effective immediately prior to the Closing.

(b)         Except for the Transaction Documents or the Contracts set forth on Schedule 5.04(b), on or prior to the Closing, Seller Parent shall take or cause to be taken all actions necessary to cause any and all Contracts between any of the Retained Companies, on the one hand, and any Group Company, on the other hand, to have been terminated without any continuing obligation of any Group Company.

Section 5.05           Guarantees.  Prior to Closing, Buyer Parent and Seller Parent shall, and shall cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer Parent or one of its Affiliates to be substituted in all respects for any Retained Company in respect of, all obligations under each of the Group Company Guarantees, effective as of the Closing.  To the extent that the Parties and their Affiliates are unable to cause such termination or substitution on commercially reasonable terms, the Retained Companies, as applicable, shall continue such Group Company Guarantees, and Buyer Parent or its designated Affiliate shall provide the Retained Companies, as applicable, with reasonable security or credit enhancements for such Group Company Guarantees, and subject to the rights of the Buyer Indemnitees contained in this Agreement, Buyer Parent shall indemnify and hold harmless the applicable Retained Companies for claims arising pursuant to such Group Company Guarantees.

Section 5.06        Use of Retained Marks.

(a)         Except as otherwise provided in this Section 5.06, the Buyers and their Affiliates have, and after the Closing, the Group Companies shall have, no right, title, interest, license or any other right whatsoever in the Retained Marks, and none of the Retained Companies have, pursuant to the Transaction Documents or otherwise, assigned any such right, title, interest, license or other right to the Buyers, their Affiliates or the Group Companies.

(b)         For a period of six (6) months following the Closing Date, the Group Companies and, with respect to the Purchased Assets, Buyer Parent and its Affiliates, shall have the right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials that were previously created and included in the inventory of the Group Companies and that incorporate the Retained Marks, in the manner such supplies and materials were used by the Group Companies in the Automotive Thermal Products Business prior to Closing; provided, however, that Buyer Parent shall cause its Affiliates (including the Group Companies) to use their commercially reasonable efforts to reasonably promptly, but in no event after the conclusion of such six (6)-month period, cease and discontinue any use of the Retained Marks and, at their sole cost and expense, remove or conceal all Retained Marks from all such supplies and materials, in each case, whether such supplies or materials are held by the Buyers or the Group Companies or under the control of the Buyers or the Group Companies.  For the avoidance of doubt, the foregoing shall not require the Buyers or the Group Companies to modify any existing books, records, technical guidelines or product manuals of the Group Companies that bear the Retained Marks (provided that such books, records, technical guidelines or product manuals are used for reference or internal purposes only in a non-trademark manner and not for marketing or promotional purposes), and the Group Companies shall be permitted to continue to use all tooling and re-usable packaging referencing the Retained Marks for the life of such tooling or re-usable packaging and to manufacture and sell products reflecting the Retained Marks to the extent such tooling imparts the Retained Marks on such products.  All goodwill associated with the Group Companies’ use of the Retained Marks as permitted hereunder shall inure solely to the benefit of the Sellers and their Subsidiaries (other than the Group Companies).

(c)         Before the Closing, the Seller Parent and its Subsidiaries (including the Group Companies) may execute and file all documents as shall be necessary or desirable to change the name of the Group Companies to remove the word “Modine” or any derivation or translation thereof, from such names, provided, that the Seller Parent shall, and shall cause its applicable Subsidiaries to, (x) consult with the Buyer Parent regarding the new name and shall (y) make all filings and notices and obtain all consents as reasonably necessary or required by Law in connection with such name changes.  To the extent not already changed by the Seller Parent or the Group Companies, as promptly as practicable after the Closing but in no event later than four (4) weeks after the Closing Date, the Buyer Parent shall cause the Buyers and the Group Companies to, at the Buyers’ sole cost and expense, change the names of the Group Companies to remove the word “Modine” or any derivation or translation thereof.

Section 5.07        R&W Insurance Policy.

(a)         Promptly following the execution of this Agreement, but in any event no later than five (5) Business Days, Seller Parent will pay to Buyer Parent the required irrevocable deposit fee and underwriting fee with respect to the R&W Insurance Policy in accordance with the terms and conditions of the Binder Agreement.  Prior to Closing, reasonably promptly following the written request of Seller Parent, Buyer Parent will pay to Seller Parent any additional premium or similar fee required to be paid to the R&W Insurer in order to extend the effectiveness of the Binder Agreement through the Closing.

(b)        Seller Parent shall, and shall cause its respective Affiliates to, cooperate with Buyer Parent to ensure the conditions under the Binder Agreement are satisfied and coverage under the R&W Insurance Policy is available at Closing, including delivering to Buyer Parent two (2) electronic copies (by CD-ROM, USB drive or other means) of the online data room maintained by or on behalf of Seller Parent or its Affiliates or Representatives at https://datasiteone.merrillcorp.com in connection with the transactions contemplated by this Agreement at or within five (5) Business Days following Closing.  Promptly following Closing, but in any event no later than ten (10) Business Days, Seller Parent will pay to Buyer Parent all remaining premiums, fees, expenses, commissions, taxes and other costs payable under the Binder Agreement.

(c)        Buyer Parent will comply in all material respects with all of its obligations under the Binder Agreement necessary to the binding of the R&W Insurance Policy including remitting all premiums, fees, expenses, commissions, taxes and other costs to the R&W Insurer when due and payable pursuant to the Binder Agreement.  The R&W Insurance Policy shall provide that Liberty Surplus Insurance Corporation (the “R&W Insurer”) has waived any right of subrogation against the Retained Companies, except in the case of Fraud, and that such waiver may not be amended without the prior written consent of Seller Parent.  Buyer Parent shall not agree, whether prior to or after the Closing, to any amendment, variation or waiver of the Binder Agreement or R&W Insurance Policy, as applicable (or do anything which has a similar effect) which would adversely and disproportionately (relative to its impact on any Buyer Indemnitees) impact Seller Parent without Seller Parent’s prior written consent.

Section 5.08        Insurance.

(a)        Seller Parent shall, and shall cause its Affiliates, including the Group Companies, to, use commercially reasonable efforts to continue to carry prior to the Closing the Insurance Policies with respect to the Group Companies, the Purchased Assets and the Automotive Thermal Products Business in force as of the date of this Agreement, including renewing any policies expiring during such period.  In the event that any claim, loss, event, or occurrence occurs after the date hereof for which coverage may be afforded to the Group Companies or Buyers with respect to the Purchased Assets under the Insurance Policies, Seller Parent shall, and shall cause the Retained Companies to, use reasonable best efforts to take the actions necessary to preserve and pursue such coverage of the Buyers or the Group Companies for such claim, loss, event, or occurrence, including following the Closing.

(b)         From and after the Closing, all insurance coverage previously maintained by the Retained Companies in respect to the Purchased Assets, the Automotive Thermal Products Business, the Group Companies or their business or assets may, in the sole discretion of the Retained Companies, be terminated by the Retained Companies.  For the avoidance of doubt, any insurance policies which are, prior to the Closing, maintained by the Group Companies independently from any insurance policies held solely by the Retained Companies or insurance policies placed by the Buyers or their Affiliates may not be terminated by the Retained Companies and shall continue to be held by the Group Companies, the Buyers or their Affiliates from and after the Closing, in each case, subject to their respective terms and conditions.  All obligations with respect to a Coverage Claim shall transfer to the Buyers or the Group Companies effective as of the Closing; provided, however, that the Buyers and their Affiliates (including, after the Closing, the Group Companies) may only assert rights, claims or interests to or under any Available Insurance Policies (excluding any insurance policies of and solely with respect to the Group Companies or their respective predecessors) or rights to proceeds thereof in effect, or with respect to a claim, loss, event, or occurrence, that occurred, in whole or in part, on or prior to the Closing Date relating to the Group Companies in accordance with Section 5.08(c).

(c)         From and after the Closing, with respect to any claim, loss, event, or occurrence relating to the Purchased Assets, the Group Companies, Business Employees or former employees of the Group Companies that would be covered by any of the Retained Companies’ occurrence-based (but not claims-made) insurance policies (such policies, the “Available Insurance Policies” and such claims, the “Coverage Claims”), the Buyers or the Group Companies, may access, submit claims and seek coverage for such Coverage Claims under the Available Insurance Policies, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) Buyers on behalf of the Group Companies shall exclusively bear the amount of any “deductibles” associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) the Buyers and Group Companies shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of Seller Parent, amend, modify or waive any rights of the Sellers or other insureds under any such insurance policies and programs (except with respect to any erosion of available limits based on pursuit of the Coverage Claims), (iii) with respect to Coverage Claims or requests for benefits asserted by the Buyers or the Group Companies under the Available Insurance Policies, the Sellers shall have the right but not the duty to monitor and/or associate with such claims and (iv) the Buyer and Group Companies shall be liable for any fees, costs or expenses incurred by the Sellers through the insurers or reinsurers of the Available Insurance Policies relating to the unsuccessful coverage claims.  Notwithstanding anything contained herein, (x) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of any Retained Company to insurance coverage for any matter, whether relating to the Group Companies or otherwise (except with respect to any erosion of available limits based on pursuit of Coverage Claims), and (y) the Sellers shall retain the exclusive right to control all of their insurance policies and programs, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided that Buyer Parent and Seller Parent shall, and shall cause their applicable Affiliates (including in the case of Buyer Parent, the Group Companies) to cooperate with respect to Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Parties and their applicable Affiliates (including in the case of Buyer Parent, the Group Companies) to conduct their insurance matters.

(d)         Nothing in this Section 5.08 shall limit, modify or in any way affect the rights and obligations of the Parties under Article IX; provided, however, that any insurance proceeds actually collected with respect to a particular set of Damages shall be taken into account under and to the extent required by Section 9.04(d).  No payments due under this Section 5.08 shall affect, be affected by, or be subject to set off against, any adjustment to Purchase Price.

Section 5.09        Legal Proceedings; Production of Witnesses.

(a)         Unless such Party or its respective Indemnified Parties is entitled to indemnification under Article IX with respect to such matter, in which case Section 9.03 shall control, from and after the Closing, the Seller Parent, on the one hand, and Buyer Parent, on the other hand, shall use their commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews to the extent that any such individual may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the business of the Automotive Thermal Products Business, the Group Companies or the Retained Companies prior to or after the Closing.  Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Group Companies and the Retained Companies, as applicable.  Seller Parent and Buyer Parent agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by the other Party or its Affiliates in connection with providing individuals and witnesses pursuant to this Section 5.09(a).

(b)         Notwithstanding the foregoing, the provisions in Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.09(a).  For the avoidance of doubt, no Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.09(a), Section 5.10(a) or Article VI, if the Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.09(b) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

Section 5.10        Retention of Books and Records and Post-Closing Access

(a)         On or promptly following the Closing Date, Seller Parent will deliver or make available, or cause to be delivered or made available, to Buyers and the Group Companies, at each applicable Group Company location, electronic or other copies of all of the Transferred Records and any other materials that are otherwise in the possession or under the control of any of the Retained Companies relating to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business on or before the Closing Date and, if any time after the Closing, Seller Parent or any of the Retained Companies discovers in its possession or under its control any other Transferred Records or other materials relating to the Group Companies or the Automotive Thermal Products Business, it, and Seller Parent will cause it to, forthwith deliver such records to Buyers and the Group Companies, at each applicable Group Company location; provided that the Retained Companies may retain a copy of such Transferred Records in connection with accounting, Tax, SEC reporting and other similar needs for purposes of the Retained Companies preparation of financial statements and SEC reporting obligations relating to the operation of the Automotive Thermal Products Business prior to the Closing.

(b)         Buyer Parent agrees to hold at least one copy of all Transferred Records of the Group Companies that exist as of the Closing and not to destroy or dispose of such copy for a period of five (5) years from the Closing Date or such longer time as may be required by Law; provided, that, Buyer Parent may destroy or dispose of such copy at any time prior to such date if, Buyer Parent shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender such copy to Seller Parent upon Seller Parent’s request and at Seller Parent’s expense.

(c)         From and after the Closing, Buyer Parent shall, and shall cause its Affiliates (including the Group Companies) to, (i) give the Retained Companies and their Representatives reasonable access during normal business hours and upon reasonable advance notice access to the Transferred Records, (ii) furnish to the Sellers and their Representatives such financial and operating data and other information relating to the operations of the Group Companies on or before the Closing Date, and (iii) use commercially reasonable efforts to cause the employees of Buyer Parent and its Affiliates (including the Group Companies) to cooperate with the Sellers and their Representatives, in each case, to the extent reasonably requested by the Sellers in connection with accounting, Tax, SEC reporting and other similar needs for purposes of the Retained Companies preparation of financial statements and SEC reporting obligations relating to the operation of the Automotive Thermal Products Business prior to the Closing.  From and after the Closing, Seller Parent shall and shall cause the Retained Companies to (A) give the Buyers, the Group Companies and their Representatives reasonable access during normal business hours and upon reasonable advance notice access to the records of the Retained Companies to the extent relating to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business on or before the Closing Date and (B) furnish to the Buyers, the Group Companies and their Representatives such financial and operating data and other information to the extent relating to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business on or before the Closing Date and (C) use commercially reasonable efforts to cause the employees of the Retained Companies to cooperate with the Buyers, the Group Companies and their Representatives, in each case, to the extent reasonably requested by Buyer Parent in connection with accounting, Tax, SEC reporting and other similar needs to the extent relating to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business on or before the Closing Date.  Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party or its Affiliate granting such access and at the cost and expense of the accessing party.  Notwithstanding the foregoing, any Party may or may cause its applicable Affiliate to withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make or cause its applicable Affiliate to make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.10(c) shall limit in any respect any rights any Party or its Affiliates may have with respect to discovery or the production of documents or other information in connection with any litigation.

(d)         Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.10(a), Section 5.10(b) or Section 5.10(c).

Section 5.11        Confidentiality.

(a)       Subject to Section 5.13, the Seller Parent shall not and shall cause the Retained Companies not to, and shall instruct its and their Representatives not to, directly or indirectly, for a period of ten (10) years after the Closing Date, without the prior written consent of Buyer Parent, disclose to any third party (other than each other and their respective Representatives) or use any confidential information or trade secrets with respect to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business; provided that, subject to Section 5.14, the foregoing restriction shall not (i) apply to any information (w) pertaining exclusively to the Retained Businesses, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.11(a)), (y) that was independently developed by any of the Retained Companies without use of any confidential information or trade secrets with respect to the Group Companies or (z) that was made available to the Sellers by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller Parent provides Buyer Parent with reasonable prior notice of such disclosure or (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.  At the written request of Buyer Parent after the Closing, Seller Parent will use reasonable best efforts to enforce the terms of any confidentiality agreement with a third-party regarding the Automotive Thermal Products Business entered into in connection with Seller Parent’s marketing and sale efforts related to the Automotive Thermal Products Business, subject to reimbursement by Seller Parent of Buyer Parent’s reasonable out-of-pocket costs.

(b)        From and after the Closing, the restrictions on the use and disclosure of information set forth in the Confidentiality Agreement shall not apply to the Buyers or their Affiliates (including the Group Companies) and their respective Representatives in respect of any information relating to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business.  Subject to Section 5.13, the Buyer Parent shall not and shall cause its Subsidiaries and the Group Companies not to, and shall instruct its and their Representatives not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Seller Parent, disclose to any third party (other than each other and their respective Representatives) any confidential information or trade secrets exclusively with respect to the Retained Businesses; provided that, the foregoing restriction shall not (i) apply to any information, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.11(b)), (y) that was independently developed by Buyer Parent or its Affiliates (including the Group Companies) without the use of any confidential information or trade secrets exclusively with respect to the Retained Businesses, or (z) that was made available to the Buyer Parent or its Affiliates (including the Group Companies) by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer Parent provides Seller Parent with reasonable prior notice of such disclosure, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, or (z) subject to Buyer Parent’s commercially reasonable best efforts to enter into corresponding confidentiality arrangements with any counterparties thereto, as may occur in connection with the future sale or divestiture or attempted sale or divestiture of any business unit of the Buyer Parent or its Affiliates (including the Group Companies) or any process associated therewith.  At the written request of Seller Parent, Buyer Parent will use reasonable best efforts to enforce the terms of any such confidentiality arrangements.

Section 5.12        Exclusivity.  From the date hereof through the Closing or earlier termination of this Agreement, the Seller Parent shall not, and shall cause its Affiliates not to, and shall instruct its and their respective Representatives not to, directly or indirectly, solicit, initiate, continue, enter into or participate in any discussions or negotiations or communications with, or provide any information to, or enter into any agreement, understanding, commitment or letter of intent with, any Person or group of Persons (other than the Buyers and their Affiliates and their respective Representatives regarding the transactions contemplated by this Agreement and the other Transaction Documents) concerning any change of control transaction, consolidation, merger, business combination, purchase or disposition of Equity Interests in the Group Companies, or sale of the Purchased Intellectual Property or other sale of the properties or assets of the Group Companies or the Automotive Thermal Products Business (any such transaction, an “Acquisition Transaction”), in each case however structured, other than pursuant to this Agreement or for sales or licensing of products to customers in the ordinary course of business consistent with past practice. From the date hereof through the Closing or earlier termination of this Agreement, in the event that Seller Parent or any of its Affiliates enters into a transaction pursuant to which it sells or otherwise disposes of any Seller Parent Licensed Intellectual Property to any third party, Seller Parent shall, and shall cause its applicable Affiliates to, retain such rights to the Seller Parent Licensed Intellectual Property as are necessary to permit Seller Parent to license or sublicense (as the case may be) to Buyer Parent and its Affiliates such Seller Parent Licensed Intellectual Property within the full scope of and in accordance with the terms of the Intellectual Property License Agreement.   Seller Parent shall and shall cause its Affiliates and instruct its and their respective Representatives to refrain from entering into any agreement, arrangement or understanding relating to any Acquisition Transaction.  A change of control transaction, consolidation, merger, business combination or purchase or disposition of Equity Interests of Seller Parent will not constitute an Acquisition Transaction.

Section 5.13        Public Announcements.  Seller Parent and Buyer Parent agree that no release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that (i) the Parties and their Affiliates may make announcements that such Person believes in good faith is commercially necessary from time to time to their respective employees, customers, suppliers and other business relations and (ii) each of the Sellers and the Buyers and their respective Affiliates may make announcements as they may reasonably determine is necessary to comply with Law or any listing agreement with any national securities exchange; provided, that in each case of clauses (i) and (ii), the disclosing Party will use reasonable best efforts to (x) advise and consult with the other Party before making such announcement and (y) provide such other Party a reasonable opportunity to review and comment on such announcement and consider in good faith any such comments.  Notwithstanding the foregoing, Buyer Parent and Seller Parent shall cooperate with each other in order to prepare press releases to be issued on or promptly after the date of this Agreement and on the Closing Date.  Prior to issuing such press releases, each Party shall  obtain the prior consent of the other Party, such consent not to be unreasonably withheld.  The Seller Parent and the Buyer Parent agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by Law or for purposes of compliance with SEC, financial or Tax reporting obligations; provided that, the Parties and their respective Affiliates may disclose this Agreement or its terms (x) to their and their Affiliates’ respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Party hereto for breach of this Section 5.13 or such confidentiality obligations by the recipients of its disclosure) or (y) to any purchaser or prospective purchaser or financing source or underwriter of such party (and such purchasers’, financing sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of such party, including any disclosure required under the Credit Facility or Indenture.

Section 5.14        Non-Solicitation; Non-Competition.

(a)         For a period of two (2) years following the Closing Date, Seller Parent shall not, and shall not permit any of its Affiliates or the Retained Companies to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any Person employed in the Power Technologies Group (including the Automotive Thermal Products Business) of Buyer Parent and its Affiliates from and after the Closing; provided that, the foregoing restriction shall not apply to soliciting or hiring any such individual who is no longer employed by the Buyer Parent or any of its Affiliates and has not been so employed by the Buyer Parent or any of its Affiliates for at least one hundred and eighty (180) days.

(b)         Except with respect to the Excluded Automotive Business or pursuant to the express terms of the Transaction Documents, for a period of five (5) years following the Closing Date, Seller Parent shall not, and shall cause its Affiliates and the Retained Companies not to, anywhere in the world, directly or indirectly, by way of licensing intellectual property or otherwise, engage in, manage, or operate or have any ownership interest in any Person that engages in, manages or operates any Competitive Activity; provided, however, that the foregoing shall not restrict Seller Parent or its Affiliates from acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any Person that is engaged in any Competitive Activity if the Seller Parent and its Affiliates collectively do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of the outstanding securities or indebtedness of such Person.  “Competitive Activity” means the business of designing, developing, manufacturing, marketing, distributing and selling heat transfer systems and heat transfer components for use in Automobiles, including (a) liquid cooled heat transfer systems and liquid cooled heat transfer components, including chillers and condensers, (b) liquid cooled exhaust gas recirculation systems and liquid cooled exhaust gas recirculation components, and (c) air cooled heat transfer systems and air cooled heat transfer components (in each case, other than air cooled condensers and air-cooled condenser and fan assemblies) for use on electric Automobiles.

(c)         If any provision contained in this Section 5.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.14, but this Section 5.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.14 is held to cover a geographic area or to be for a length of time which is not permitted by law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

Section 5.15        Further Assurances.  Seller Parent, the Sellers and the Buyers agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further documents and instruments and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof.  Without limiting the foregoing, upon request from Buyer Parent and at Buyer Parent’s expense (with respect to out-of-pocket expenses of Seller Parent and the Sellers), Seller Parent and the Sellers agree to execute local assignments with respect to the Purchased Intellectual Property as may be necessary under applicable Law to effectuate or perfect the assignment of such Purchased Intellectual Property to Dana Limited, all such items to be duly executed, delivered, notarized and apostilled as reasonably necessary and to be in form and substance reasonably satisfactory to Buyer Parent.  In addition, following the Closing, Seller Parent shall promptly cause any Liens other than Permitted Liens encumbering the Purchased Interests, the Purchased Assets or any assets or properties of the Group Companies as of the Closing to be removed at Seller Parent’s cost and expense.

Section 5.16        Shared Contracts.  The Retained Companies, on the one hand, and the Buyers, on the other hand, shall, and shall cause their respective Subsidiaries to, cooperate with each other and shall use their commercially reasonable efforts to cause the Shared Contracts set forth on Schedule 5.16(a) (the “Buyer Parent Designated Shared Contracts”) and the Shared Contracts set forth on Schedule 5.16(b) (the “Seller Designated Shared Contracts” and, together with the Buyer Parent Designated Shared Contracts, the “Designated Shared Contracts”) to be replaced with separate contracts (the “Replacement Contracts”) that provide that the Buyers or any Group Company in the case of the Buyer Parent Designated Shared Contracts, or any Retained Company designated by Seller Parent, in the case of the Seller Designated Shared Contracts, receives contract rights and obligations under the Replacement Contracts, as applicable, that are substantially similar to those contract rights and obligations under the Designated Shared Contracts in effect prior to the Closing.  The Buyers shall be solely responsible for any additional costs or fees arising from and under a Replacement Contract for a Buyer Parent Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.16, and the Retained Companies shall be solely responsible for any additional costs or fees arising from and under a Replacement Contract for a Seller Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.16.  For the avoidance of doubt, notwithstanding anything to the contrary herein, neither a Retained Company, with respect to a Replacement Contract for a Buyer Parent Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.16, nor the Buyers, with respect to a Replacement Contract for a Seller Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.16, shall be responsible for any Liabilities resulting from such Replacement Contracts, including any increases in pricing or other costs arising as a result of the transactions contemplated by this Agreement.  The Buyers and the Sellers shall cooperate and provide each other with reasonable assistance in effecting such separation of the Designated Shared Contracts prior to the Closing and for a period of ninety (90) days following the Closing Date.  If the Buyers and the Sellers are not able to effect the separation of a Designated Shared Contract prior to the Closing, then after the Closing, until any such Designated Shared Contract is separated, to the extent permissible under Law and under the terms of such Designated Shared Contract, each applicable Group Company and each applicable Retained Company shall (i) assume and perform the Liabilities under such Designated Shared Contract relating to its business or the businesses of their Subsidiaries (and shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Subsidiaries), allocated in accordance with this Section 5.16, (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Designated Shared Contract relating to the business of the other Party (or the business of its Subsidiaries) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Designated Shared Contract was separated as described above; provided that, notwithstanding the foregoing, following the Closing, (x) no Party shall have any obligation to renew any Designated Shared Contract upon the expiration or termination thereof and (y) to the extent any such Designated Shared Contract contains an “evergreen” provision that automatically renews such Designated Shared Contract unless terminated or cancelled by either party thereto, the applicable Party shall not be prohibited from terminating or canceling such Designated Shared Contract as permitted pursuant to the terms thereof.  The Buyers shall be solely responsible for replacing any Buyer Parent Designated Shared Contracts, to the extent such Buyer Parent Designated Shared Contracts are not separated as described above prior to the Closing.  The Retained Companies shall be solely responsible for replacing any Seller Designated Shared Contracts to the extent such Seller Designated Shared Contracts are not separated as described above prior to the Closing.  With respect to Liabilities under or resulting from a given Designated Shared Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract, be allocated from time to time between the Retained Companies, on the one hand, and the Buyers and the Group Companies, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of such Designated Shared Contract, measured up to the date of the allocation, without duplication) by the Retained Companies, on the one hand, or the Buyers and the Group Companies, on the other hand, under such Designated Shared Contract.  Notwithstanding the foregoing, each Party shall be solely responsible for (and shall indemnify each other Party and its Affiliates for) any and all Liabilities to the extent arising out of or relating to such Party’s (or its Subsidiaries’) breach of such Designated Share Contract.  It is acknowledged that for the purposes of this Section 5.16, what constitutes “substantially similar” shall be determined after taking into account changes in volume and similar pricing metrics, as well as the needs of the applicable Party.

Section 5.17        Pre-Closing Assignments.  Prior to Closing, Seller Parent shall or shall cause its applicable Subsidiary to assign each of the Customer Contracts related to clause (c) of the definition of Automotive Thermal Products Business to the Group Company or Group Companies designated by Buyer Parent.

Section 5.18        Efforts.  Subject to the terms and conditions of this Agreement, including Section 5.03 which shall control in all respects with the matters set forth therein, or any provision with a different standard which shall control with respect to such provision, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions provided for in this Agreement as expeditiously as reasonably practicable, including, without limitation, providing all notices to and obtaining all consents, waivers, approvals from any Person; provided, however, that Buyer Parent’s “reasonable best efforts” shall not obligate Buyer Parent to waive any of the conditions set forth in Sections 8.01 or 8.02, to offer or grant any accommodation (financial or otherwise) to any Person or to provide financing (debt, equity or otherwise) to any Person.  Seller Parent shall, and shall cause the Group Companies to, use their respective reasonable best efforts to obtain and provide any and all outstanding notices, consents, waivers, approvals, Permits, Governmental Orders or authorization of, or registration, designation, declaration or filing with, or notice to, any Governmental Authority or other Person as may be necessary or advisable in connection with the Preparatory Business Transfers.

Section 5.19        Misallocated Assets.  If, following the Closing, any right, property or asset that is not an Automotive Thermal Products Business Asset is found to have been transferred to Buyer Parent or any of its Affiliates (including the Group Companies) in error, either directly or indirectly, Buyer Parent shall transfer, or shall cause its Affiliates (including the Group Companies) to transfer, at Seller Parent’s cost, such right or property as soon as practicable to Seller Parent or its designee.  If, following the Closing, any right, property or asset that is an Automotive Thermal Products Business Asset (other than Benefit Plans) is found to have been retained by Seller Parent or any of its Affiliates (excluding the Group Companies) in error, either directly or indirectly, Seller Parent shall transfer, or shall cause its Affiliates (excluding the Group Companies) to transfer, at no cost, such right, property or asset as soon as practicable to Buyer Parent or its designee (including a Group Company).  For the avoidance of doubt, each of the assets on Schedule 5.19 constitute Automotive Thermal Products Business Assets.

ARTICLE VI
TAX MATTERS

Section 6.01        Tax Returns; Allocation of Taxes.

(a)         Tax Returns.

(i)         To the extent required or permitted by Law, the Parties shall elect to close any Tax year of any of the Group Companies for all Tax purposes as of the close of business on the Closing Date.

(ii)        Any Tax deductions of the Group Companies accruing in connection with the transactions contemplated by this Agreement are properly allocable to Pre-Closing Tax Periods, and the Parties shall cause their Affiliates to, treat such deductions as accruing in Pre-Closing Tax Periods.

(iii)       Seller Parent shall prepare or cause to be prepared (x) all Tax Returns related to the Group Companies which are due on or prior to the Closing Date, (y) all Seller Combined Tax Returns and (z) all Tax Returns of the Retained Companies.

(iv)       At its own expense, Buyer Parent shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date) all Tax Returns of the Group Companies that are due after the Closing Date and that are not described in Section 6.01(a)(iii).  Each such Tax Return that is (A) for a Tax period ending on or before the Closing Date or for a Straddle Tax Period or (B) for a Post-Closing Tax Period that could reasonably be expected to give rise to Taxes for which the Retained Companies would be liable (including pursuant to Article IX or any Taxes included in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c))) (collectively, the “Buyer-Filed Tax Returns”), shall be prepared in a manner materially consistent with the most recent past practices of Seller Parent and their Subsidiaries with respect to such Tax Returns (unless otherwise required by Law) and without a change of any election or any accounting method (unless otherwise required by Law) and shall be submitted by Buyer Parent to Seller Parent (together with schedules, statements and, to the extent reasonably requested by Seller Parent, supporting documentation) at least forty five (45) days prior to the due date (including any applicable extension) therefor.  Seller Parent shall notify Buyer Parent in writing if it objects to any items in any Buyer-Filed Tax Return within a reasonable amount of time after receipt by Seller Parent of such draft Buyer-Filed Tax Return, and, if such Buyer-Filed Tax Return was provided to Seller Parent at least forty five (45) days prior to such due date, no less than fifteen (15) days prior to such due date.  Any such disputed item shall be resolved in good faith and in a manner mutually agreeable to both Parties, and if not so resolved by the Parties, then may be submitted by any such Party to a jointly retained accountant (which may be the same as or different from the Auditor retained pursuant to Section 2.04, if any).  Upon resolution of all disputed items, the relevant Buyer-Filed Tax Return shall be adjusted or revised to reflect such resolution and shall be binding upon the Parties without further adjustment.  The costs, fees and expenses of such accountant shall be borne equally by Buyer Parent (or its Affiliates) and Seller Parent (or its Subsidiaries).  Neither Buyer Parent nor any of its Affiliates shall amend any Tax Return for a Pre-Closing Tax Period or any Buyer-Filed Tax Return without the prior written consent of Seller Parent.  Subject to Seller Parent’s obligations under Article IX, Buyer Parent shall pay or cause to be paid all Taxes with respect to any Buyer-Filed Tax Return in accordance with Law.

(b)       Except to the extent included as a current asset in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)), Buyer Parent shall pay, or cause to be paid to, Seller Parent any refund of Taxes (which shall include, for the avoidance of doubt, any credit (in lieu of a refund) for overpayment of Tax) that is (i) attributable to a Pre-Closing Tax Period of any of the Group Companies or (ii) otherwise attributable to any other Taxes paid, indemnified or otherwise borne by the Retained Companies (including, for this purpose, any Taxes included as a current liability in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c))) or any predecessor or Affiliate of the Retained Companies (including, for Tax periods, or portions thereof, ending on or prior to the Closing Date, the Group Companies).  Buyer Parent shall use its commercially reasonable efforts to promptly claim and receive any such refund to which the Retained Companies would be entitled pursuant to this Section 6.01(b), including by taking any action reasonably requested by Seller Parent to obtain any such refund promptly, and shall pay any refund no later than ten (10) days following receipt thereof.  Buyer Parent agrees to waive any carryback of any Tax loss or other Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period.

(c)       Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with (i) the Preparatory Business Transfers, (ii) the transactions contemplated by Section 5.04, and (iii) the sale of the Purchased Interests of Modine Uden, Modine Pontevico, MDA Hungary or Modine Europe to the applicable Buyers pursuant to this Agreement, shall be borne and timely paid by Seller Parent, and all other Transfer Taxes arising from the transactions to occur at, or in connection with, Closing shall be borne and timely paid by Buyer Parent.  The Parties shall promptly make the appropriate reimbursements to the extent that a Party is required to pay Transfer Taxes under Law for which another Party is responsible pursuant to this Agreement.  In addition, each Party shall prepare and timely file, or cause to be prepared and timely filed, at its expense, all Tax Returns that are required to be filed with respect to Transfer Taxes for which it is responsible under this Agreement.  The Parties will cooperate and provide such information as another Party may reasonably request from time to time relating to Transfer Taxes.  If any value added or similar tax is or becomes chargeable on any supply made by any Seller to any Buyer under this Agreement and such Seller is required to account to the relevant Taxing Authority for such Tax, subject to the first sentence of this Section 6.01(c), such Buyer must pay to such Seller (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such Tax (and such Seller shall promptly provide an appropriate invoice to such Buyer).  Prior to the Closing, Seller Parent will, and will cause the Sellers and the Group Companies to, take such commercially reasonable actions with respect to Modine German Real Property Owner as may be requested by Buyer Parent to minimize any risks related to potential German income or trade Taxes resulting from Buyer Parent’s planned merger of Modine German Real Property Owner into Dana German Real Property Buyer reasonably promptly following the Closing.

(d)        With respect to the transfer of the Purchased Interests of Modine Thermal Shanghai, Buyer Parent shall cause Dana Belgium to, at its own cost and expense: (i) directly or through a qualified Tax agent agreed by Seller Parent, report the transfer of the Purchased Interests of Modine Thermal Shanghai and submit the necessary documents and information as required by Law to the relevant Governmental Authority in China within such timeframe as required under Law and provide evidence of the same to Seller Parent within five (5) Business Days and (ii) withhold and remit or otherwise pay all Circular 37 Taxes and, pursuant to Section 6.01(c), stamp duty in a timely manner and in any event within the time limits required by Law.  In the event that Dana Belgium fails to file such reports and applications with the relevant Governmental Authority within such timeframe, Seller Parent shall be permitted to file such reports and applications as may be required under Law and, to the extent required, to remit and pay any Circular 37 Tax within the timeframe as required by Law (such remittance or payment by Seller Parent shall not, for the avoidance of doubt, affect Buyer Parent’s obligations under this Section 6.01(d) or under Section 6.01(c)).  Notwithstanding anything to the contrary in this Agreement, Buyer Parent shall not (nor shall Buyer Parent allow Dana Belgium to) settle or compromise any challenge, proposed deficiency or adjustment by any Governmental Authority with respect to Circular 37 Taxes, such stamp duty or the allocation of Purchase Price to the Purchased Interests of Modine Thermal Shanghai without the written consent of Seller Parent (not to be unreasonably withheld, conditioned or delayed).

(e)         In the case of any Straddle Tax Period, (1) real, personal and intangible property Taxes and any other similar Taxes levied on a per diem basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (2) any other Taxes of any Person for any Pre-Closing Tax Period shall be computed as if such Tax period ended on the Closing Date, except that deductions, exemptions and allowances that are computed on an annual basis shall be allocated pursuant to Section 6.01(e)(i) above.  All determinations necessary to give effect to the allocation set forth in the previous sentence shall be made in a manner consistent with the prior practice of Seller Parent or its Subsidiaries, as applicable.

Section 6.02       Cooperation on Tax Matters.  Buyer Parent and Seller Parent shall cooperate fully, and Buyer Parent shall cause each of its Affiliates, including the Group Companies, to cooperate fully, as and to the extent reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any Tax Claim.  Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, executing Tax Returns and executing powers of attorney.  Buyer Parent shall cause its Affiliates, including the Group Companies, (i) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), (ii) to abide by all record retention agreements entered into with any Taxing Authority and (iii) to give Seller Parent ninety (90) days written notice prior to transferring, destroying or discarding any such books and records.  If Seller Parent so requests, Buyer Parent shall, and Buyer Parent shall cause its Affiliates, including the Group Companies, to, allow Seller Parent to take possession of such books and records.  Notwithstanding anything to the contrary in this Agreement, Seller Parent shall not be required to transfer, or otherwise make available, to Buyer Parent any Tax Returns or other Tax work papers of or including any of the Retained Companies to the extent not constituting Transferred Records.

Section 6.03        Buyer Parent Covenants.  Buyer Parent shall not cause or permit any Group Company or any Affiliate of Buyer Parent to (a) take any action on the Closing Date other than in the ordinary course of business, (b) make any Tax election or deemed Tax election that would be effective for any Pre-Closing Tax Period, (c) make any election under Section 338 of the Code with respect to the purchase of the Purchased Interests, (d) amend, refile, revoke or otherwise modify (or cause to be amended, refiled, revoked or otherwise modified) any Tax Return of the Group Companies relating to any Pre-Closing Tax Period, (e) file (or cause to be filed) a ruling request with any Taxing Authority that relates to the Taxes or Tax Returns of the Group Companies for any Pre-Closing Tax Period, (f) initiate (or cause to be initiated) any voluntary disclosure or similar proceedings with any Taxing Authority regarding any Tax or Tax Return of the Group Companies for any Pre-Closing Tax Period, (g) take any action (or cause to be taken any action) to extend the applicable statute of limitations with respect to any Tax Return of the Group Companies for a Pre-Closing Tax Period, (h) with respect to any Group Company that is or was treated as a “controlled foreign corporation” (as defined in Section 957 of the Code) at any time during the taxable period that includes the Closing Date, for the period after the Closing and through the close of each such Group Company’s taxable year (as defined in the Code), take any action (or cause to be taken any action) outside the ordinary course of business (including the distribution of any dividend or effectuation of any redemption) through the close of each such Group Company’s taxable year (as determined for U.S. federal income tax purposes) that could affect the “earnings and profits” (as determined for U.S. federal income tax purposes) of such Group Company or could increase the amount included in income by Seller Parent or any of its Affiliates under Sections 951(a) or 951A(a) of the Code, or (i) take any other action with respect to Taxes that could give rise to any Liability with respect to Pre-Closing Taxes or reduce any asset or benefit of the Retained Companies with respect to Taxes or give rise to any loss of the Retained Companies with respect to Taxes.

Section 6.04      Tax Sharing Agreements.  Any and all existing Tax sharing, Tax allocation or Tax indemnity agreements, except for this Agreement, between any Group Company, on the one hand, and any of the Retained Companies, on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Group Companies.

Section 6.05        Tax Claims.

(a)         If any Tax Claim shall be initiated, which, if successful, might result in an indemnity payment under Article IX or increase the amount of any Tax Liability (or decrease the amount of any Tax asset or contra-liability) included in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c)), the Indemnified Parties shall notify the Indemnifying Parties within fifteen (15) days of receipt of notice of such a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder except (i) to the extent the Indemnifying Parties have actually been prejudiced by such failure or (ii) if the Indemnified Parties fail to notify the Indemnifying Parties of such claim in accordance with this Section 6.05 prior to the Survival Expiration Date.

(b)         Seller Parent shall control the defense of any Tax Claim with respect to any Seller Combined Tax Return, and Buyer Parent shall have no right to participate in any such Tax Claim.  With respect to any other Tax Claim relating (i) to a Pre-Closing Tax Period or (ii) otherwise to Taxes for which the Retained Companies could reasonably be expected to be liable (including pursuant to Article IX or any Taxes included in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(c))), Buyer Parent shall control all proceedings in connection with such Tax Claim (each a “Buyer-Controlled Tax Claim”); provided, that (w) Seller Parent shall be entitled to participate in each Buyer-Controlled Tax Claim, (x) Buyer Parent shall submit to Seller Parent for its review and comment all material correspondence and submissions with respect to each Buyer-Controlled Tax Claim and Buyer Parent shall make all revisions requested by Seller Parent thereto, (y) Buyer Parent shall keep Seller Parent reasonably informed of material developments relating to each Buyer-Controlled Tax Claim, and (z) Buyer Parent shall not settle or compromise any Buyer-Controlled Tax Claim, without Seller Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c)         In the event of any conflict or overlap between the provisions of this Section 6.05 and Article IX, the provisions of this Section 6.05 shall control.

Section 6.06     Post-Closing Payments.  The parties agree that any (i) payment of the Adjustment Amount pursuant to Section 2.04(e) or (ii) indemnification payment made pursuant to Article IX shall be treated for U.S. federal income and other applicable Tax purposes as an adjustment to the portion of the Purchase Price attributable to the relevant Purchased Interests, to the extent permitted by Law.

ARTICLE VII
EMPLOYEE MATTERS

Section 7.01       Employee Communications and Consultations.  From and after the date hereof until the Closing Date, the Buyers and the Sellers shall cooperate in good faith regarding any written or other reasonable communications to be distributed to any Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment and the Buyers shall consult with the Sellers and obtain Seller Parent’s consent (which shall not be unreasonably withheld) before distributing any communications to any Business Employees, works councils, unions or other labor representatives.  In addition, the Buyers and the Sellers will reasonably cooperate and provide such information as the other Party may reasonably request from time to time in connection with any information and consultations processes relating to the transactions contemplated by this Agreement with any Business Employees or any works council, union or other labor representative.

Section 7.02       Effect of Transfer.  The Sellers and the Buyers intend that the transactions contemplated by this Agreement and the Preparatory Business Transfers should not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Closing, and that each such Business Employee will have continuous and uninterrupted employment immediately before and immediately after the Closing.  The Retained Companies shall bear all the Liabilities and obligations relating to, and shall indemnify and hold harmless the Buyer Parent and its Subsidiaries (including the Group Companies) from and against, any claims made by any current or former employee of the Group Companies (including Business Employees) related to services performed on or before the Closing, and acts or omissions in connection with the Preparatory Business Transfers, which shall, for the avoidance of doubt, be Retained Liabilities.

Section 7.03        Certain Incentive Payments and Equity Awards.

(a)         Prior to the Closing, the Retained Companies will make a prorated payment to Business Employees under each Seller Plan that is a short- or long-term cash incentive or bonus Benefit Plan with respect to the performance period in which the Closing occurs, and shall cancel the remaining portion of all such incentive or bonus arrangements, so that no Business Employee shall have any remaining right to any such incentive or bonus compensation effective as of the Closing, other than as specifically provided in paragraph (b) below.  The amount (if any) of such prorated incentive or bonus payment will be the product of the applicable Business Employee’s incentive or bonus payment amount (as described in the following sentence) multiplied by a fraction, the numerator of which is the number of days in the performance period that elapse prior to the Closing Date, and the denominator of which is the total number of days in the performance period.  The Retained Companies may determine the incentive or bonus payment amount using any good faith methodology (which need not be the same for each Business Employee) including by basing such amount upon target bonus or upon actual performance calculated as of the most recent practical date prior to Closing as determined in the discretion of Seller Parent. The Retained Companies shall bear all the Liabilities and obligations (whether arising before or after Closing) relating to all amounts payable under such incentive or bonus plans or arrangements pursuant to this Section 7.03(a) (including any payroll, social security, economic liabilities for damages, unemployment or similar Taxes relating thereto) and such amounts shall be Retained Liabilities.

(b)         Except as may otherwise be required under applicable Law, no cash incentive awards or bonuses under any Group Company Plans will be paid out in connection with Closing.  All Liabilities and obligations relating to any incentive compensation or bonus payments owed to any of the Business Employees under any Group Company Plans relating to the period prior to the Effective Time (including any payroll, social security, economic liabilities for damages, unemployment or similar Taxes relating thereto) shall constitute Retained Liabilities. For the avoidance of doubt, the amounts relating to the period prior to the Effective Time shall be calculated on a pro-rata basis as the product of the applicable Business Employee’s incentive or bonus payment amount multiplied by a fraction, the numerator of which is the number of days in the performance period that elapse prior to the Effective Time, and the denominator of which is the total number of days in the performance period.

(c)         Effective upon the Closing, all unvested equity and equity-based awards granted to any Business Employee under any incentive or other equity plan of Seller Parent or its Subsidiaries shall be vested and settled at the discretion of Seller Parent, or, if not vested, shall be cancelled effective as of the Closing, so that no Business Employee shall retain any right to equity or equity-based compensation from the Seller or its Subsidiaries effective as of the Closing. Prior to the Closing, Seller Parent shall provide Buyer Parent with documentation evidencing vesting and settlement and/or cancellation, effective as of the Closing, of all such awards. Seller Parent may determine the vesting amount for any such awards with performance-based vesting based on any good faith methodology (which need not be the same for each Business Employee) including at target or upon actual performance calculated as of the most recent practical date prior to Closing.  The Retained Companies shall bear all the Liabilities and obligations (whether arising before or after Closing) relating to all amounts owed under such equity- or equity-based awards pursuant to this Section 7.03(c) (including any payroll, social security, economic liabilities for damages, unemployment or similar Taxes relating thereto) and such amounts shall be Retained Liabilities.

Section 7.04        Service Credit.  With respect to each Business Employee, effective from and after the Closing, the Buyers shall, and shall cause their Affiliates to, make commercially reasonable efforts to (a) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by the Buyers or their Affiliates for the benefit of such Business Employees, service with the Sellers and their Subsidiaries prior to the Closing (except to the extent such service was not recognized under the corresponding Seller Plan or Group Company Plan covering such Business Employee), including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits and (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Buyers or their Affiliates for the benefit of the Business Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Plan or Group Company Plan covering such Business Employee.

Section 7.05        Health and Welfare Benefits.  The Retained Companies shall be and Seller Parent shall cause the Retained Companies to be, responsible for all (a) medical, vision, dental and prescription drug claims for expenses incurred by any Business Employee or his or her dependents, (b) claims for short-term and long-term disability income benefits incurred by any Business Employee and (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Business Employee, in each case, prior to the Effective Time pursuant to the terms of the Group Company Plan or Seller Plan.  Without limiting any obligations under any Group Company Plan, the Buyers shall be, or shall cause their Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Business Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Business Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Business Employee, in each case under a Group Company Plan or a similar benefit plan of the Buyers, on or after the Closing.

Section 7.06      Workers’ Compensation.  All claims for workers compensation benefits arising out of or related to any events, circumstances, acts, omissions or occurrences existing or occurring prior to or on the Effective Time constitute Retained Liabilities and are subject to indemnification pursuant to Section 9.02(a)(iv) and otherwise subject to ARTICLE IX.

Section 7.07        Buyer Parent Benefit Plans.  Effective as of the Closing, each Business Employee shall cease to participate in any Seller Plan (other than any Group Company Plan) as an active employee.  In addition to the foregoing, effective as of the Closing, the Group Companies shall cease to participate in any Seller Plan that is not a Group Company Plan.

Section 7.08      Works Council.  The Parties will cooperate in good faith in respect of consultation, notice and/or bargaining obligations owed to any employees or consultants of the Group Companies or any of their bargaining representatives in connection with the transactions contemplated hereby in accordance with all applicable Laws and works council or other bargaining agreements, if any, provided, however, that nothing contained herein shall obligate Buyer Parent to agree to or consent to the Group Companies agreeing to or entering into any modifications to the terms of employment or engagement with any employee or consultant of any Group Company or other new or amended terms of any Group Company Plan or any collective bargaining agreement or other agreement with a labor union, works council or similar organization, except, in each case, as would otherwise be de minimis to the Automotive Thermal Products Business, taken as a whole.

Section 7.09        No Third-Party Rights.  The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing).  Nothing herein shall be deemed an amendment to or creation of any plan providing benefits to any Business Employee or shall be deemed to prohibit or restrict the Buyers or any of their Subsidiaries from terminating the employment of any Business Employee following the Closing.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01        Conditions to the Obligations of the Buyers and the Sellers.  The obligations of Buyer Parent and Seller Parent to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Parties (solely with respect to themselves):

(a)        all required waiting, notice or review periods under the Competition Laws listed on Schedule 8.01(a) (as extended by any applicable Governmental Authority) shall have expired or been terminated and all required permits, authorizations, clearances or approvals under the Competition Laws listed on Schedule 8.01(a) shall have been made and obtained, and must be fully effective;

(b)         each permit, authorization, clearance or approval from or filing with a Governmental Authority identified on Schedule 8.01(b) must have been obtained or made, as required, and must be fully effective; and

(c)         no Law shall be in effect or otherwise enacted, entered, promulgated, enforced or issued by any Governmental Authority (in each case, exclusive of all Competition Laws and enforcement actions related thereto) restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).

Section 8.02        Conditions to the Obligations of the Buyers.  The obligations of Buyer Parent to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Buyer Parent:

(a)         Seller Parent shall have performed and complied with, in all material respects, all of the obligations of Seller Parent to be performed or complied with at or prior to the Closing;

(b)         (i) the Seller Parent’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all respects (other than de minimis inaccuracies) at and as of such date) and (ii) the representations and warranties of Seller Parent contained in Article III of this Agreement (other than Seller Parent’s Fundamental Representations and the representations and warranties set forth in Section 3.23(d)) without giving effect to materiality or Material Adverse Effect qualifications (provided, however, that the foregoing shall not apply to the applicable portions of Section 3.06(a), Section 3.07(b), Section 3.09(a) or the applicable portions of any of the other representations and warranties set forth in Article III requiring the listing of matters and which are qualified by materiality or similar qualifications) shall be true and correct as of the date hereof and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct at and as of such date) except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, result in the one year loss of net sales revenues of the Automotive Thermal Products Business in excess of $31,210,000, and excluding, with respect to this clause (ii), any effects to the extent related to or arising from the coronavirus (COVID-19) pandemic;

(c)          since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)        Buyer Parent shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller Parent, certifying that each of the conditions set forth in Section 5.04(a), Section 8.02(a), Section 8.02(b), and Section 8.02(c) is satisfied as of the Closing;

(e)         Seller Parent shall have delivered to Buyer Parent a certificate of the secretary or other authorized officer of each Seller certifying as to: (i) the accuracy and completeness of attached copies of the organizational documents of such Seller certified by the applicable Governmental Authority as of a recent date (to the extent such applicable Governmental Authority provides such certification), and (ii) the resolutions of the equityholders of such Seller, if required, and the board of directors, the board of managers or other applicable governing body, as applicable, of such Seller authorizing and approving the execution and delivery of each Transaction Document to which such Seller is a party, the performance of such Sellers’ obligations hereunder and thereunder, as applicable, and the consummation of the transactions contemplated hereby and thereby, as applicable;

(f)        each of the documents or other items to be delivered by Seller Parent or any of its Affiliates under Section 2.03(d) shall have been delivered in accordance with Section 2.03(d);

(g)         Seller Parent shall have delivered to Buyer Parent reasonable evidence of the completion of the matters addressed in Section 5.04(b);

(h)       Seller Parent shall have delivered to Buyer Parent duly executed resignations (or other evidence of removal) effective as of or immediately after the Closing, of the managers, directors, officers or members of the control body or equivalent supervising body (or equivalent positions) of the Group Companies requested by Buyer Parent in writing, at least ten (10) days prior to the Closing Date, to resign in their capacity as managers, directors, officers or members of the control body or equivalent supervising body (or equivalent positions) in connection with the Closing;

(i)          the consultation procedures with the Uden Works Council shall have been completed in all material respects in accordance with article 25 WOR and Schedule 8.02(i);

(j)         Seller Parent shall have delivered to Buyer Parent evidence reasonably satisfactory to Buyer Parent that all material Liens (other than Permitted Liens) encumbering the Purchased Interests, the Purchased Assets or any assets or properties of the Group Companies have been released or will be released concurrently with the Closing and that each of the Group Companies has been released from any obligations as a guarantor or otherwise under the Credit Facility and Indenture or will be released concurrently with the Closing;

(k)         each of the consents, filings or other actions (to or in connection with the transactions contemplated by this Agreement and, as applicable, to or in connection with the Preparatory Business Transfers) set forth on Schedule 8.02(k) will have been obtained, made and taken, in form and substance reasonably satisfactory to Buyer Parent, will be in full force and effect and copies of such consents, filings or documentation associated with such other actions will have been delivered to Buyer Parent by Seller Parent; and

(l)          (i) all right, title and interest to the Hungarian Real Property shall have been lawfully transferred to MDA Hungary and (ii) the applicable Affiliates of Seller Parent shall have granted one or more commercially reasonable permanent access easements (or similar access rights under local Law) from any adjoining real property that is owned by such Affiliate of Seller Parent to the extent reasonably necessary to operate the Automotive Thermal Products Business on the Hungarian Real Property in substantially the same manner as it is conducted on the Closing Date.

Section 8.03        Conditions to the Obligations of Sellers.  The obligations of Seller Parent to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Seller Parent:

(a)         Buyer Parent shall have performed and complied with, in all material respects, all of the obligations of Buyer Parent to be performed or complied with at or prior to the Closing;

(b)         (i) the Buyer Parent’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct (other than de minimis inaccuracies) in all respects at and as of such date) and (ii) the representations and warranties of Buyer Parent contained in Article IV of this Agreement (other than Buyer Parent’s Fundamental Representations), shall be true and correct as of the date hereof and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Buyer Parent and Buyers to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated hereby;

(c)         Seller Parent shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller Parent, certifying that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) and is satisfied as of the Closing; and

(d)         each of the documents or other items to be delivered by Buyer Parent or any of its Affiliates under Section 2.03(d) shall have been delivered in accordance with Section 2.03(d).

ARTICLE IX
INDEMNIFICATION

Section 9.01      Survival.  For purposes of this Article IX, the representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided that, the Seller Parent’s Fundamental Representations and the Buyer Parent’s Fundamental Representations shall survive indefinitely following the Closing Date.  All of the covenants and agreements contained in this Agreement shall survive until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to this sentence or the preceding sentence, each a “Survival Expiration Date”).  Notwithstanding the preceding two sentences, any claim under this Article IX for the breach of or inaccuracy in any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date, if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to or on the applicable Survival Expiration Date in accordance with Section 9.03.  The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.  The express or implied waiver of any condition to a Party’s Closing obligations will not affect the waiving Party’s or its other Indemnified Parties’ right to indemnification provided in this Article IX or the Party’s right to any other remedy.

Section 9.02        Indemnification.

(a)         Subject to the provisions of this Article IX, effective at and after the Closing, Seller Parent shall indemnify and hold harmless the Buyers and their Affiliates and Subsidiaries (including, following the Closing, the Group Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) for, from and against, and shall pay or reimburse such Buyer Indemnitees for, any and all direct or indirect Damages, arising out of, resulting from, or based upon or in connection with:

(i)          any breach of or inaccuracy in any representation or warranty made by Seller Parent in this Agreement;

(ii)      any breach of any covenant or agreement to be performed by any of the Sellers or any of their Affiliates pursuant to this Agreement;

(iii)       all Pre-Closing Taxes of the Group Companies and all Transfer Taxes allocated to Seller Parent or the Sellers pursuant to Section 6.01(c); or

(iv)        any Retained Liability;

provided that, (A) with respect to indemnification by Seller Parent pursuant to Section 9.02(a)(i) (other than with respect to Seller Parent’s Fundamental Representations), Seller Parent shall not be liable for any breach of or inaccuracy in any representation or warranty of Seller Parent (1) attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances unless the amount of Damages actually incurred by the Buyer Indemnitees for such breach or inaccuracy exceeds $25,000 and (2) unless the aggregate amount of Damages actually incurred by the Buyer Indemnitees for all such breaches exceeds $500,000, and then only to the extent such aggregate Damages exceed such amount, and (B) in no event shall Seller Parent’s aggregate Liability arising out of or relating to Section 9.02(a)(i) exceed $500,000.

(b)        Subject to the provisions of this Article IX, effective at and after the Closing, Buyer Parent shall indemnify and hold harmless the Retained Companies and their respective Representatives (collectively, the “Seller Indemnitees”) for, from and against, and shall pay or reimburse such Seller Indemnitees for, any and all direct or indirect Damages, to the extent arising out of, resulting from, or based upon or in connection with:

(i)          any breach of or inaccuracy in any representation or warranty made by Buyer Parent in this Agreement;

(ii)         any breach of any covenant or agreement to be performed by Buyer Parent after the Closing pursuant to this Agreement;

(iii)        any Assumed Liability (other than any Liability that is indemnifiable by Seller Parent pursuant to Section 9.02(a)); or

(iv)       any third-party claim for a Liability to the extent arising out of or relating to the operation of the Automotive Thermal Products Business after the Closing (other than any Liability that is indemnifiable by Seller Parent pursuant to Section 9.02(a) or any Liability arising from or through any of the Transaction Documents).

Section 9.03        Procedures.  Claims for indemnification under this Article IX shall be asserted and resolved as follows:

(a)         Any Buyer Indemnitee or Seller Indemnitee claiming indemnification under this Article IX (an “Indemnified Party”) with respect to any claim (other than a Tax Claim) asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall provide prompt written notice (a “Claim Notice”) to the other Party (the “Indemnifying Party”) of the Third Party Claim.  A Claim Notice shall describe in reasonable detail the facts constituting the basis for such third-party claim and the amount of the potential Damages, in each case, to the extent known.  Failure to notify the Indemnifying Party in accordance with this Section 9.03(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (1) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.03(a) on or prior to the applicable Survival Expiration Date.

(b)         Subject to the participation rights of the R&W Insurer under the terms of the R&W Insurance Policy, an Indemnifying Party may elect, at its option and expense, to assume and thereafter conduct the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice (which shall be reasonably acceptable to the Indemnified Party) if the Indemnifying Party provides the Indemnified Party with written notice of such election within thirty (30) days of the date the Indemnifying Party receives notice of such Third Party Claim; provided, however, that:

(i)         the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel at its own expense to assist in the handling of such Third Party Claim;

(ii)       the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement or compromise of, admitting any Liability with respect to, or discharging, such Third Party Claim (unless such settlement or compromise is solely for monetary damages that are indemnified in full by the Indemnifying Party and such settlement or compromise does not involve any admission of guilt); and

(iii)     no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof a release from all Liability of each Indemnified Party given by each claimant or plaintiff with respect to such Third Party Claim.

(c)         Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement any Third Party Claim if (i) the Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party; (ii) is reasonably likely to involve a conflict of interest between the Indemnified Party and the Indemnifying Party (as determined based on the advice of counsel to the Indemnified Party); (iii) the claim for indemnification involves a customer or other Person with whom the Indemnified Party or its Affiliates has a strategic relationship; (iv) in the event the Third Party Claim were to be unfavorably decided, such Third Party Claim would be reasonably likely to impose material Liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; (v) in the event the Third Party Claim were to be unfavorably decided, the Indemnified Party would be reasonably likely to be liable for Damages greater than the amount reasonably expected to be received from the Indemnifying Party; or (vi) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation.

(d)         If the Indemnified Party gives an Indemnifying Party notice of a Third Party Claim and the Indemnifying Party is not entitled to assume the defense of the Third Party Claim or does not, within thirty (30) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Third Party Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that the Indemnified Party will not enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed, unless the terms of such settlement or compromise provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnifying Party.

(e)         A claim for indemnification pursuant to this Article IX for any matter not involving a Third Party Claim shall be promptly asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth in reasonable detail the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of Damages asserted or which may be asserted by reason thereof.  Failure to notify the Indemnifying Party in accordance with this Section 9.03(e) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (1) the Indemnifying Party is actually and material prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.03(e) on or prior to the applicable Survival Expiration Date.

(f)         If the Indemnifying Party assumes control of the defense of any Third Party Claim in accordance with this Section 9.03, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all such witnesses, records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party during normal business hours and upon reasonable advance notice at the Indemnifying Party’s cost and expense.  If the Indemnifying Party does not (or is not entitled to) assume control of the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party during normal business hours and upon reasonable advance notice at the Indemnifying Party’s cost and expense.  All such access shall be granted under conditions which shall not unreasonably interfere with the business and operations of the applicable party providing such access.  If the Indemnifying Party assumes control of the defense of any Third Party Claim in accordance with this Section 9.03, the Indemnifying Party shall (A) keep the Indemnified Party apprised of all material developments and allow the Indemnified Party to participate in such defense, (B) not withdraw from the defense of such Third Party Claim without providing advance written notice to the Indemnified Party reasonably sufficient to allow the Indemnified Party to prepare to reassume the defense of such Third Party Claim, and (C) conduct the defense of the Third Party Claim actively and diligently.

(g)         For the avoidance of doubt, Article VI and not this Section 9.03 shall govern the conduct of any Tax Claim.

(h)        Notwithstanding anything to the contrary contained herein, the control of the defense and settlement of any Third Party Claim for which a Buyer Indemnitee is solely seeking recovery under the R&W Insurance Policy shall be subject to the provisions of the R&W Insurance Policy.

Section 9.04        Calculation of Damages.  Notwithstanding anything to the contrary herein:

(a)        no Buyer Indemnitee shall be entitled to indemnification to the extent a Liability or reserve relating to the matter giving rise to such indemnification has been included in the calculation of Closing Date Net Working Capital or Closing Date Indebtedness (as finally determined in accordance with Section 2.04(c)) in an amount greater than or equal to the Damages incurred by the Buyer Indemnitee related to such Liability;

(b)         no Buyer Indemnitee shall be entitled to indemnification for Damages with respect to (i) Taxes that arise from any breach of a covenant or agreement made or to be performed by Buyer Parent or its Affiliates (including, from and after the Closing, the Group Companies) pursuant to this Agreement, (ii) Taxes that arise from any action taken by Buyer Parent or its Affiliates (including, from and after the Closing, the Group Companies) on the Closing Date following the Closing outside the ordinary course of business, (iii) the amount of any net operating loss, Tax basis, Tax credit or other Tax attribute (or the loss, unavailability or reduction thereof), except to the extent resulting directly in additional cash Tax liability of the Group Companies for a Pre-Closing Tax Period that otherwise would not have been imposed or (iv) any Transfer Taxes arising from the transactions to occur at, or in connection with, Closing (other than Transfer Taxes allocated to Seller Parent or the Sellers pursuant to Section 6.01(c));

(c)         each Indemnified Party shall, to the extent required by applicable Law, use its commercially reasonable efforts to mitigate any Damages for which it seeks indemnification pursuant to this Article IX (it being understood that any reasonable costs or expenses incurred in connection with such mitigation shall be included in Damages indemnifiable pursuant to this Article IX and mitigation shall not be deemed to include a requirement for any party to threaten or commence any Action), provided, however, that (i) post-Closing environmental testing at the Owned Real Property and Leased Real Property by Buyer Parent and its Affiliates (including the Group Companies) as part of the Buyer Parent’s and its Affiliates’ (including the Group Companies) Environmental Health & Safety new real property onboarding and assessment process will not be a breach of this provision so long as such environmental testing does not involve any sampling, monitoring or other invasive testing or invasive activity not otherwise required by applicable Environmental Law and (ii) sampling of air at the Owned Real Property and Leased Real Property by Buyer Parent and its Affiliates (including the Group Companies) in the ordinary course of business will not be a breach of this provision;

(d)        the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by any (i) insurance proceeds (net of any deductibles or self-insured amounts) with respect to such Damages (other than under the R&W Insurance Policy) actually received from third party insurers, (ii) all available cash Tax benefits actually received by such Indemnified Party with respect to such Damages utilized in the tax year such Damages were incurred or within the three (3) subsequent tax years and (iii) all other amounts actually recovered from a third party pursuant to indemnification or otherwise in respect of such Damages, in each case, net of costs and expenses or any increases in premiums or other chargebacks incurred by such Indemnified Party associated with receiving such recovery or proceeds in respect of a claim; provided, that if an Indemnified Party recovers any such amounts from a third party in respect of Damages that are the subject of indemnification hereunder after all or a portion of such Damages have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A)(1) the amount paid by the Indemnifying Party in respect of such Damages plus (2) the amount received by the Indemnified Party in respect thereof (net of costs and expenses reasonably incurred in obtaining such recovery) less (B) the full amount of the Damages;

(e)         an Indemnifying Party shall not be liable to an Indemnified Party for any adjustment or reassessment which would correspond to a mere change in the time when Taxes should have been paid or such Taxes can effectively be deducted or recovered by the relevant Person, other than with respect to any interest, additions or penalties for late payment otherwise indemnifiable under this Agreement;

(f)          for purposes of determining Damages pursuant to this Article IX, any breach of, or inaccuracy in, any representation, warranty, covenant, obligation or agreement contained in this Agreement or any other Transaction Document, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the words “material,” “material respects,” “Material Adverse Effect,” or any similar term, qualification or limitation based on materiality contained herein or therein (provided, however, that the foregoing shall not apply to the applicable portions of Section 3.06(a), Section 3.07(b), Section 3.09(a) or the applicable portions of any of the other representations and warranties set forth in Article III requiring the listing of matters and which are qualified by materiality or similar qualifications);

(g)         Seller Parent shall not be required to indemnify a Buyer Indemnitee for any Damages to the extent any response activities, remediation or cleanup of the Real Property in connection with any Environmental Health & Safety Laws is (i) in response to any voluntary environmental sampling or reporting of any confidential information with respect to environmental, health or safety conditions at the Real Property undertaken after the Closing Date (excluding sampling of air at the Owned Real Property and Leased Real Property by Buyer Parent and its Affiliates (including the Group Companies) in the ordinary course of business), which is not (A) required by Environmental Health & Safety Law or any Permit; (B) ordered, directed or otherwise required by any Governmental Authority; or (C) required by the landlord (who is not an Affiliate of Buyer Parent) of any Leased Real Property; or (ii) to a cleanup standard more stringent than the least stringent permissible standard under Environmental Health & Safety Laws applicable to the Real Property and the business and operations of the Buyer Indemnitee at the time of such response activity, remediation or cleanup, consistent with industrial use (except where a more stringent standard is required by a Governmental Authority, the landlord/owner of any Leased Real Property, or a Governmental Order).  Such applicable cleanup standards shall include, where permitted and approved by a Governmental Authority, the use of restrictive covenants and institutional controls, provided such restrictive covenants or institutional controls do not significantly interfere with Buyer’s use or operation of the Real Property or the conduct of such Buyer Indemnitee’s business; and

(h)        notwithstanding anything to the contrary herein, no Party shall be liable for any (i) special, punitive or exemplary damages, (ii) incidental, consequential or indirect damages, (iii) lost profits or lost business, loss of enterprise value, diminution in value, damage to reputation or loss of goodwill or (iv) damages calculated based on a multiple of profits, revenue or any other financial metric, in each case, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault, except, in the case of clauses (i) – (iv), to the extent awarded and paid on account of a Third Party Claim or otherwise available under Delaware Law or, in the case of clauses (ii) – (iv), to the extent reasonably foreseeable.

Section 9.05        Indemnification Sole and Exclusive Remedy.  Except with respect to (i) claims based on Fraud solely with respect to any representation or warranty in this Agreement (ii) claims for injunctive or equitable remedies or to specifically enforce the terms of this Agreement, including as provided in Section 11.13, and (iii) and claims by the Buyer Indemnitees under the R&W Insurance Policy, following the Closing, indemnification pursuant to this Article IX will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in this Agreement.  Nothing in this Section 9.05 shall limit a party’s right to bring a claim for Fraud solely with respect to any representation or warranty in this Agreement.  Furthermore, Buyer Parent and Seller Parent each acknowledge and agree that, except in the case of Fraud solely with respect to any representation or warranty in this Agreement:

(a)       the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the transactions contemplated by this Agreement not provided for in this Agreement;

(b)       the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(c)         the provisions of and the limited remedies provided in this Article IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(d)         after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and

(e)        the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

For the avoidance of doubt, any adjustments made or required to be made to the Purchase Price pursuant to Section 2.04 shall not be considered “remedies” for purposes of this Section 9.05 and shall not be limited by the terms of this Section 9.05.

Section 9.06        Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.07        R&W Insurance Policy.  For purposes of clarity, as between Buyer Parent, on the one hand, and the R&W Insurer, on the other hand, none of the limitation or exceptions set forth in this Article IX, including any periods of survival, shall in any way limit or modify the ability of the Buyer Indemnitees to make claims under or recover under the R&W Insurance Policy.

ARTICLE X
TERMINATION

Section 10.01      Termination

.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)         by mutual written agreement of Seller Parent and Buyer Parent;

(b)         by written notice from either Party to the other Party, if (i) any Governmental Authority set forth on Schedule 8.01(a) or 8.01(b) or (ii) any other Governmental Authority not acting pursuant to Competition Laws and, in each case, having competent jurisdiction has issued a final, non-appealable order, judgment, decree, ruling or injunction (other than a temporary restraining order) or taken any other final, non-appealable Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such order, decree, ruling, injunction or other Action;

(c)         by written notice from Buyer Parent to Seller Parent, if there is a material breach of any representation, warranty, covenant or agreement of Seller Parent contained in this Agreement, in each case, that, individually or in combination with any other such breach, would cause the failure of a condition set forth in Section 8.01 or Section 8.02 to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer Parent may not terminate this Agreement unless (i)(A) Buyer Parent has given written notice of such material breach to Seller Parent and Seller Parent has not cured or caused to be cured such material breach by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (B) such breach is not capable of being cured prior to the Outside Date and (ii) Buyer Parent is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)         by written notice from Seller Parent to Buyer Parent, if there is a material breach of any representation, warranty, covenant or agreement of Buyer Parent contained in this Agreement, in each case, that, individually or in combination with any other such breach, would cause the failure of a condition set forth in Section 8.01 or Section 8.03 to be satisfied at the Closing; provided that, in each case under this clause (d), Seller Parent may not terminate this Agreement unless (i)(A) Seller Parent has given written notice of such material breach to Buyer Parent and Buyer Parent has not cured or caused to be cured such material breach by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (B) such breach is not capable of being cured prior to the Outside Date and (ii) Seller Parent is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)         by written notice from either Buyer Parent to Seller Parent or Seller Parent to Buyer Parent, if any of the conditions set forth in Sections 8.01, 8.02 and 8.03 of this Agreement, as applicable, have not been satisfied or waived on or before August 2, 2021 (the “Initial Outside Date” and, as the same may be extended in accordance with this Section 10.01(e), the “Outside Date”); provided that, if on the Initial Outside Date all of the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived, other than the conditions (i) with respect to actions the Parties are required to take at the Closing itself as provided herein and (ii) set forth in Section 8.01(a), then Seller Parent or Buyer Parent may elect to extend the Initial Outside Date to a date not beyond November 2, 2021 by providing written notice thereof to the other Party on or prior to the Initial Outside Date; provided, further, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the conditions provided in Sections 8.01, 8.02 and 8.03, as applicable, to be satisfied before such date.

Section 10.02      Effect of Termination

.  Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates or its or their Representatives, other than Liability of Seller Parent or Buyer Parent, as the case may be, for any intentional or willful breach of or inaccuracy in or known misrepresentation with respect to this Agreement or any representation, warranty, covenant, agreement or obligation contained in this Agreement occurring prior to such termination.  The provisions of Section 5.13, this Section 10.02, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01      Notices.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person; or (b) when delivered by FedEx or other nationally recognized overnight delivery service, addressed as follows:

if to Buyer Parent, to:

Dana Incorporated
3939 Technology Drive
Maumee, Ohio 43537
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention: Kevin Georgerian
Email:  kgeorgerian@hunton.com

if to Seller Parent, to:

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403
Attention: General Counsel
Email:  sylvia.a.stein@modine.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Mark D. Gerstein; Christopher R. Drewry
Email:  mark.gerstein@lw.com and christopher.drewry@lw.com

or to such other address or addresses as a Party may from time to time designate in writing.

Section 11.02      Waiver.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence unless expressly so stated.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.03      Expenses.  Except as otherwise expressly provided in this Agreement, including Section 5.03 and Section 6.01(c), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.04.

Section 11.04     Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that, without obtaining the written consent of Seller Parent, Buyer Parent may assign some or all of its rights hereunder (including its rights to acquire the Purchased Intellectual Property) or may replace in whole or in part any of the Buyers with or to any successor to all or any portion of Buyer Parent’s business or to one or more Affiliates of Buyer Parent; provided, further, that (a) no such assignment shall relieve Buyer Parent of its Liabilities hereunder and (b) Buyer Parent shall not be entitled to assign rights hereunder to the extent such assignment could result in any Tax or other expense for any Seller Indemnitee without the prior written agreement of Seller Parent, not to be unreasonably withheld, conditioned or delayed.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.05     Governing Law.  This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.06      Jurisdiction; Waiver of Jury Trial.

(a)         The Parties hereby consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each Party (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated by this Agreement other than in any such court and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

(b)        EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.06(b).

Section 11.07      Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14, (b) Prior Counsel, Indemnified Parties and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 11.15 and (c) the Buyer Indemnitees and the Seller Indemnitees are intended third party beneficiaries of, and may enforce, Article IX.

Section 11.08     Entire Agreement.  The Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated by this Agreement.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist among the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement.

Section 11.09     Amendments.  This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by each Party hereto in the same manner (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement.

Section 11.10      Bulk Sales Laws.  Buyer Parent hereby waives compliance by the Sellers and their Subsidiaries with respect to the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any jurisdiction in connection with the Preparatory Business Transfers and the other transactions contemplated by this Agreement.

Section 11.11     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12      Disclosure Schedules.  The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer Parent, (b) the disclosure by Seller Parent of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller Parent that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules reasonably apparent on the face of such disclosure, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, and (d) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of the Sellers except as and to the extent provided in this Agreement.

Section 11.13      Enforcement.  The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or anticipated breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity.  Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy or monetary damages would provide an adequate remedy.  To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (b) such other time period established by the court presiding over such action, suit or proceeding.  The remedies available to each Party hereto pursuant to this Section 11.13 shall be in addition to any other remedy to which it is entitled at law or in equity.

Section 11.14      Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as Parties (together with any assignee of Buyer Parent pursuant to Section 11.04) and then only with respect to the specific obligations set forth herein with respect to such named Party.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding Seller Parent and Buyer Parent), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller Parent or Buyer Parent under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

Section 11.15      Privileged Matters; Conflicts of Interest.

(a)        The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Party with respect to the Group Companies, the Purchased Assets, the Automotive Thermal Products Business and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 11.15(a).  With respect to matters relating to the Retained Businesses, and with respect to all documents or communications (collectively, “Information”) of any of the Retained Companies prepared in connection with this Agreement or the transactions contemplated by this Agreement, Seller Parent shall have sole authority to determine whether to assert or waive any Privileges, provided, however, Seller Parent shall have no authority to assert any Privilege against Buyer Parent and its Affiliates relating to Information in the possession of Buyer Parent and/or its Affiliates.  Buyer and its Affiliates will not intentionally take any action that would reasonably be expected to result in any waiver of any such Privileges of the Sellers.  After the Closing, Buyer Parent shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Group Companies, the Purchased Assets or the Automotive Thermal Products Business (except for the Information prepared in connection with the Transaction Documents or the transactions contemplated thereby).  Seller Parent shall not, and shall cause its Subsidiaries not to, take any action after the Closing without the prior written consent of Buyer Parent that would reasonably be expected to result in any waiver of any such Privileges of Buyer Parent.  Upon receipt by the Seller Parent or its Affiliates (including the Retained Companies), or the Buyers or their Affiliates (including, after the Closing, the Group Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of another Party or if the Seller Parent or its Affiliates (including the Retained Companies) or the Buyers or their Affiliates (including, after the Closing, the Group Companies), as the case may be, obtains knowledge that any current or former employee of the Seller Parent or its Affiliates (including the Retained Companies) or the Group Companies has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 11.15 or otherwise to prevent the production or disclosure of Privileged Information.  The Sellers’ transfer of any Transferred Records or other Information to the Buyers in accordance with this Agreement and the Sellers’ agreement to permit the Buyers to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.11 and this Section 11.15, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by the Sellers or the Buyers, as the case may be.  The access to Transferred Records and other Information being granted pursuant to Sections 5.02, 5.09 and 9.03 and Article VI, and the disclosure to the Buyers and the Sellers of Privileged Information relating to the Group Companies or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated by this Agreement shall not be asserted by the Sellers or the Buyers to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 11.15 or otherwise.

(b)        Conflicts of Interest.  The Buyers hereby waive and agree not to assert, and after the Closing, the Buyers shall cause the Group Companies to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of any of the Retained Companies or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving the Transaction Documents or transactions contemplated thereby, by Latham & Watkins LLP and/or CMS Legal Services EEIG (“Prior Counsel”).  Without limiting the foregoing, following the Closing, Prior Counsel may serve as counsel to any Designated Person in connection with any matters related to the Transaction Documents and the transactions contemplated thereby, including any litigation, claim or obligation arising out of or relating to the Transaction Documents or the transactions contemplated thereby notwithstanding any representation by Prior Counsel prior to the Closing, and Buyer Parent (on behalf of itself and its Affiliates (including, after the Closing, the Group Companies)) hereby agrees that, in the event that a dispute arises after the Closing between the Buyers or any of their Affiliates (including, after the Closing, the Group Companies), on the one hand, and any Designated Person, on the other hand, Prior Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to the Buyers or their Affiliates (including, after the Closing, the Group Companies) and even though Prior Counsel may have represented such Group Company in a matter substantially related to such dispute.

Section 11.16      Currency

.  Unless otherwise specified in this Agreement or as required by Law, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars.  To the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the date in question; provided, however, that for purposes of any calculation or estimate to be provided by one Party to another Party hereunder, such calculation or estimate shall be made using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the delivery of such calculation or estimate; provided, further, that for purposes of the calculation or estimate of each of the Estimated Closing Date Net Working Capital, the Estimated Working Capital Adjustment Amount, the Closing Date Net Working Capital, the Final Working Capital Adjustment Amount, the Estimated Closing Date Indebtedness, the Estimated Indebtedness Adjustment Amount, the Closing Date Indebtedness, the Final Indebtedness Adjustment Amount, the Estimated Closing Date Cash, the Closing Date Cash, the Estimated Closing Date Transaction Expenses and the Closing Date Transaction Expenses, such calculations or estimates shall be done in accordance with the methodology used in the preparation of the Sample Closing Statement (and not, for the avoidance of doubt, this Section 11.16).

Section 11.17     Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts and by DocuSign, PDF, facsimile or other electronically transmitted signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

MODINE MANUFACTURING COMPANY

By: /s/ Michael B. Lucareli
Name: Michael B. Lucareli
Title: Interim President and Chief Executive Officer and Vice President, Finance and Chief Financial Officer

[Signature Page to Purchase Agreement]

DANA INCORPORATED
By: /s/ Timothy R. Kraus
Name: Timothy R. Kraus
Title: Senior Vice President and Treasurer

[Signature Page to Purchase Agreement]